            As filed with the Securities and Exchange Commission on May 21, 1996
                                                     Registration No. 333-


                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                         -----------------------------------

                                       FORM S-4
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                         -----------------------------------

                              PEOPLES FIRST CORPORATION
                (Exact name of registrant as specified in its charter)

     KENTUCKY               6712                           61-1023747
(State or other juris-      (Primary Standard             I.R.S. Employer
diction of incorpora-       Industrial Classi-            Identification
tion or organization)       fication Code Number)         Number)

                               100 South Fourth Street,
                                    P.O. Box 2200,
                             Paducah, Kentucky 42002-2200
                                    (502) 441-1200

                 (Address, including Zip Code, and telephone number,
          including area code, of registrant's principal executive offices)
                         -----------------------------------

                              A. Howard Arant, Secretary
                              PEOPLES FIRST CORPORATION
                               100 South Fourth Street
                                    P.O. Box 2200
                             Paducah, Kentucky 42002-2200
                                    (502) 441-1200

              (Name, address, including Zip Code, and telephone number,
                      including area code, of agent for service)
                         -----------------------------------

                             Copies of Communications to:

    R. James Straus                    Bob F. Thompson
    Alan K. MacDonald                  Bass, Berry & Sims
    Brown, Todd & Heyburn              First American Center
    3200 Providian Center              Nashville, Tennessee 37238
    Louisville, KY 40202-3363          (615)742-6200
    (502) 589-5400

       Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

       If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                          ---------------------------------

                           CALCULATION OF REGISTRATION FEE


- --------------------------------------------------------------------------------

                                  Proposed        Proposed
Title of each                     maximum         maximum
class of secur-   Amount to       offering        aggregate       Amount of
ities to be       be regis-       price per       offering        registration
registered        tered           unit (1)        price (1)       fee(1)
- ----------         ---------       --------        ---------       ------------

Common Stock      350,000          $9.10          $3,184,867        $1,098.23
                  shares


(1) Estimated and calculated pursuant to Rule 457(f)(2), solely for the purpose of computing the registration fee, based upon the book value of the common stock of Guaranty Federal Savings Bank at March 31, 1996.


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

       THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

                                        PART I

                        Cross-Reference Sheet Pursuant to Item
                               501(b) of Regulation S-K
                            ------------------------


                                       Heading in Prospectus-
Form S-4 Item and Caption                  Proxy Statement
- -------------------------               ----------------------

1.  Forepart of Registration           Facing Page; Cross-Reference Sheet;
    Statement and Outside Front        Front Cover Page of Prospectus-Proxy
    Cover Page of Prospectus           Statement

2.  Inside Front and Outside Back      AVAILABLE INFORMATION; INCORPORATION
    Cover Pages of Prospectus          OF CERTAIN DOCUMENTS BY REFERENCE;
                                       TABLE OF CONTENTS

3.  Risk Factors, Ratio of Earnings    SUMMARY; SELECTED FINANCIAL INFORMATION;
    to Fixed Charges and Other         COMPARATIVE PER SHARE DATA
    Information

4.  Terms of the Transaction           MERGER; COMPARISON OF PEOPLES FIRST
                                       COMMON STOCK AND BANK
                                       COMMON STOCK; OTHER INFORMATION --Rights of Dissenting Shareholders

5.  Pro Forma Financial Information    *

6.  Material Contacts With the         MERGER--Background and Reasons for
    Company Being Acquired             the Merger.

7.  Additional Information Required    *
    for Reoffering by Persons Parties
    Deemed to be Underwriters

8.  Interests of Named Experts and     *
    Counsel

9.  Disclosure of Commission Position  *
    on Indemnification for Securities
    Act

10. Information with Respect to S-3    COMPARISON OF PEOPLES FIRST COMMON
    Registrants                        STOCK AND BANK COMMON STOCK; INFORMATION
                                       ABOUT PEOPLES FIRST

11. Incorporation of Certain           INCORPORATION OF CERTAIN DOCUMENTS BY
    Information by Reference           REFERENCE

12. Information with Respect to S-2    *
    or S-3 Registrants

13. Incorporation of Certain           *
    Information by Reference

14. Information with Respect to        *
    Registrants Other Than S-3 or
    S-2 Registrants

15. Information with Respect to S-3    *
    Companies

16. Information with Respect to S-2    *
    or S-3 Companies

17. Information with Respect to        COMPARISON OF PEOPLES FIRST COMMON
    Companies Other Than S-2 or S-3    STOCK AND BANK COMMON STOCK; INFORMATION
    Companies                          ABOUT THE BANK

18. Information if Proxy Forms,        SUMMARY; THE SPECIAL MEETING; OTHER
    Consents or Authorizations are     INFORMATION--Rights of Dissenting
    to be Solicited                    Shareholders; MERGER--Interests of
                                       Certain Persons in the Merger;
                                       INFORMATION ABOUT THE BANK; INFORMATION
                                       ABOUT PEOPLES FIRST; INCORPORATION OF
                                       CERTAIN DOCUMENTS BY REFERENCE

19. Information if Proxy Forms,        *
    Consents or Authorizations are
    not to be Solicited or in an
    Exchange Offer

___________________________
* Not applicable

                            GUARANTY FEDERAL SAVINGS BANK
                                  502 Madison Street
                             Clarksville, Tennessee 37042
                                    (615) 648-2202

                      NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              To Be Held on July  , 1996

       NOTICE IS HEREBY GIVEN that a special meeting of shareholders (the "Special Meeting") of Guaranty Federal Savings Bank (the "Bank"), will be held at the main office of the Bank, 502 Madison Street, Clarksville, Tennessee at
____.m., local time, on July   , 1996.

       A Proxy Form and a Prospectus-Proxy Statement for the Special Meeting are enclosed.

       The Special Meeting is for the purposes of considering and voting upon:

       1. THE MERGER. A proposal to approve an Acquisition Agreement dated as of February 16, 1996 and the related Plan and Agreement of Merger (together, the "Acquisition Agreement"), pursuant to which PFC Federal Savings Bank, a wholly owned subsidiary of Peoples First Corporation ("Peoples First") will be merged into the Bank, and each outstanding share of the Bank's Common Stock will be converted into shares of Peoples First Common Stock; and to authorize such further action by the Board of Directors of the Bank and any of its proper officers as may be necessary or appropriate to carry out the objects, intents and purposes of the Acquisition Agreement;

       2. OTHER MATTERS. Such other business as may properly come before the Special Meeting or any adjournments thereof.

       Shareholders of record at the close of business on June   , 1996, are
entitled to notice of and to vote at the Special Meeting and any adjournments thereof.

       Dissenters' rights will be available to shareholders who follow certain required procedures summarized in the accompanying Proxy-Prospectus Statement. A copy of 12 C.F.R. Section552.14, which provides such rights, is attached as Appendix D.



                                  By Order of the Board of Directors



                                  John C. Sites
                                  Chairman of the Board


                                YOUR VOTE IS IMPORTANT

THE AFFIRMATIVE VOTE OF HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF THE COMMON STOCK OF THE BANK IS REQUIRED TO APPROVE THE AFFILIATION AGREEMENT. PLEASE DATE, SIGN, AND PROMPTLY RETURN THE ENCLOSED PROXY FORM AND ELECTION FORM IN THE ACCOMPANYING ENVELOPE.

                                      PROSPECTUS

                              PEOPLES FIRST CORPORATION
                            350,000 Shares of Common Stock
                            ------------------------------

                                   PROXY STATEMENT

                            GUARANTY FEDERAL SAVINGS BANK
                           Special Meeting of Shareholders
                                    July __, 1996

       Peoples First Corporation ("Peoples First") and Guaranty Federal Savings Bank (the "Bank") have entered into an Acquisition Agreement dated as of February 16, 1996 (the "Acquisition Agreement") pursuant to which a wholly owned federal savings bank subsidiary of Peoples First (the "Interim Bank") will merge (the "Merger") into the Bank, and each outstanding share of the Bank's common stock ("Bank Common Stock") will be converted into shares of Peoples First's common stock ("Peoples First Common Stock"), as described herein.

       This Prospectus-Proxy Statement serves as the proxy statement for a special meeting of shareholders of the Bank (the "Special Meeting") to be held July __, 1996, at __.m. local time, at the main office of the Bank, 502 Madison
Street, Clarksville, Tennessee.   The Special Meeting will be held for the
purpose of voting upon a proposal to approve the Acquisition Agreement and the Plan and Agreement of Merger between the Bank and the Interim Bank (the "Merger Agreement") contemplated by the Acquisition Agreement (the "Merger Proposal"). Consummation of the Merger requires, among other things, the affirmative vote of two-thirds of the outstanding shares of Bank Common Stock in favor of the Merger Proposal.

       This document also is the prospectus with regard to the shares of Peoples First Common Stock to be issued to Bank shareholders upon the effectiveness of the Merger.

       In the Merger, Bank shareholders will receive, for each of their outstanding shares of Bank Common Stock, a number of shares of Peoples First Common Stock (the "Merger Consideration") based on the average closing price of Peoples First Common Stock reported on the Nasdaq National Market during a specified period ending twenty trading days before the completion of the Merger (the "PFC Stock Price"). As more fully described in this Prospectus-Proxy Statement, the Merger Consideration would range from 2.9051 shares to 2.3769 shares of Peoples First Common Stock per share of Bank Common Stock, as the PFC Stock Price ranges from $17.7143 to $26.5714. In certain circumstances, the Merger Consideration could be more than 2.9051 shares or less than 2.3769 shares of Peoples First Common Stock. See "Merger -- Merger Consideration." Assuming a PFC Stock Price equal to $______, which was the closing price of Peoples First Common Stock reported on the Nasdaq National Market on June __, 1996, the Merger Consideration would be _____ shares of Peoples First Common Stock.

       It is anticipated that the Merger Consideration will be fixed before the Special Meeting and within several days after the date that this Prospectus-Proxy Statement is mailed to Bank shareholders. Bank shareholders who wish to know the amount of the Merger Consideration before the Special Meeting may call the Bank during normal business hours. See "Merger--Merger Consideration."

       No person is authorized to give any information or make any representations in connection with this offering other than those contained in this Prospectus-Proxy Statement and, if given or made, such information or representations must not be relied upon.

       THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS APPROVAL OF THE ACQUISITION AGREEMENT.

       This Prospectus-Proxy Statement does not cover any resales of the Peoples First Common Stock to be received by Bank shareholders upon consummation of the Merger, and no person is authorized to make any use of this Prospectus-Proxy Statement in connection with any such resale.

       THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

            The date of this Prospectus-Proxy Statement is June __, 1996.

                                AVAILABLE INFORMATION

       Peoples First is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies may also be obtained through the Internet from the Commission's site on the World Wide Web at the following address: http://www.sec.gov.

       Peoples First has filed with the Commission a registration statement (together with all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities covered by this Prospectus-Proxy Statement. This Prospectus-Proxy Statement does not contain all of the information set forth in the Registration Statement, as permitted by the rules and regulations of the Commission. For further information, please refer to the Registration Statement, including the exhibits filed or incorporated as a part thereof. Copies of the Registration Statement can be inspected, copied or obtained at the offices of the Commission as set forth above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The following documents previously filed with the Commission by Peoples First are incorporated herein by reference:

       (a)     Annual Report on Form 10-K for the year ended December 31, 1995;

       (b) Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996;

       (c)     Form 10-C filed with the Commission on January 17, 1996;

       (d)     Current Reports on Form 8-K dated January 17 and February 20,
               1996;

       (e) The description of the Rights Agreement between Peoples First and Boatmen's Trust Company, Rights Agent dated January 18, 1995 contained in the Registration Statement of Peoples First on Form 8-A, filed with the Commission on January 18, 1995, and any amendments or reports filed thereafter for the purpose of updating such description; and

       (f) The description of Peoples First Common Stock contained in the Registration Statement of Peoples First on Form 8-A, filed with the Commission on April 29, 1988, and any amendments or reports filed thereafter for the purpose of updating such description.

       All other reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above and before the date of the Special Meeting will be deemed to be incorporated by reference in this Prospectus-Proxy Statement and to be a part hereof.

       THIS PROSPECTUS-PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE
WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS) ARE AVAILABLE UPON REQUEST AT NO CHARGE FROM A. HOWARD ARANT, SECRETARY, PEOPLES FIRST CORPORATION, P.O. BOX 2200, PADUCAH, KENTUCKY 42002-2200, 502/441-1200. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY __, 1996.

                                  TABLE OF CONTENTS
                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . . 3

SUMMARY  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
       The Special Meeting and Shareholder Vote Required . . . . . . . . . . 7
       Peoples First Corporation . . . . . . . . . . . . . . . . . . . . . . 7
       Guaranty Federal Savings Bank . . . . . . . . . . . . . . . . . . . . 8
       The Proposed Transaction. . . . . . . . . . . . . . . . . . . . . . . 8
       Merger Consideration. . . . . . . . . . . . . . . . . . . . . . . . . 8
       Recommendation. . . . . . . . . . . . . . . . . . . . . . . . . . . .10
       Opinion of Financial Advisor to the Bank. . . . . . . . . . . . . . .10
       Regulatory Approval . . . . . . . . . . . . . . . . . . . . . . . . .10
       Tax Consequences. . . . . . . . . . . . . . . . . . . . . . . . . . .10
       Changes in Rights of Shareholders . . . . . . . . . . . . . . . . . .10
       Option Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .11
       Director Agreements . . . . . . . . . . . . . . . . . . . . . . . . .11
       Rights of Dissenting Shareholders . . . . . . . . . . . . . . . . . .11
       Distribution of Stock Certificates. . . . . . . . . . . . . . . . . .11

SELECTED FINANCIAL INFORMATION . . . . . . . . . . . . . . . . . . . . . . .12

COMPARATIVE PER SHARE DATA . . . . . . . . . . . . . . . . . . . . . . . . .14

THE SPECIAL MEETING. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
       Voting. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
       Proxy Forms . . . . . . . . . . . . . . . . . . . . . . . . . . . . .16

MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
       Background and Reasons for the Merger . . . . . . . . . . . . . . . .17
       Opinion of Financial Advisor to Bank. . . . . . . . . . . . . . . . .20
       Description of the Merger . . . . . . . . . . . . . . . . . . . . . .23
       Merger Consideration . . . . . . . . . . . . . . . . . . . . .  . . .24
       Conditions for Consummation . . . . . . . . . . . . . . . . . . . . .26
       Termination . . . . . . . . . . . . . . . . . . . . . . . . . . . . .27
       Accounting Treatment. . . . . . . . . . . . . . . . . . . . . . . . .27
       Interests of Certain Persons in the Merger. . . . . . . . . . . . . .27
       Effect on Employee Benefits . . . . . . . . . . . . . . . . . . . . .28
       Option Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . .29
       Director Agreements . . . . . . . . . . . . . . . . . . . . . . . . .29
       Federal Income Tax Consequences . . . . . . . . . . . . . . . . . . .30
       Regulatory Approvals. . . . . . . . . . . . . . . . . . . . . . . . .31
       Operations Before the Merger. . . . . . . . . . . . . . . . . . . . .31
       Distribution of Stock Certificates. . . . . . . . . . . . . . . . . .31
       Operations After the Merger . . . . . . . . . . . . . . . . . . . . .32
       Resale of Peoples First Common Stock. . . . . . . . . . . . . . . . .32

COMPARATIVE RIGHTS OF SHAREHOLDERS . . . . . . . . . . . . . . . . . . . . .33
       Authorized Shares . . . . . . . . . . . . . . . . . . . . . . . . . .33
       Shareholder Voting. . . . . . . . . . . . . . . . . . . . . . . . . .33
       Board of Directors. . . . . . . . . . . . . . . . . . . . . . . . . .34
       Dividends . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
       Peoples First Shareholder Rights Agreement. . . . . . . . . . . . . .36
       Preemptive Rights . . . . . . . . . . . . . . . . . . . . . . . . . .39
       Director Liability. . . . . . . . . . . . . . . . . . . . . . . . . .39
       Indemnification . . . . . . . . . . . . . . . . . . . . . . . . . . .40
       Special Meetings. . . . . . . . . . . . . . . . . . . . . . . . . . .40

INFORMATION ABOUT PEOPLES FIRST. . . . . . . . . . . . . . . . . . . . . . .41
       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .41
       Stock Market and Dividend Information . . . . . . . . . . . . . . . .41
       Transfer and Exchange Agent . . . . . . . . . . . . . . . . . . . . .42

INFORMATION ABOUT THE BANK . . . . . . . . . . . . . . . . . . . . . . . . .42
       General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .42
       Supervision and Regulation. . . . . . . . . . . . . . . . . . . . . .43
       Management's Discussion and Analysis of Financial Condition and
       Results of Operations . . . . . . . . . . . . . . . . . . . . . . . .43
       Directors, Executive Officers, and Principal Shareholders . . . . . .52
       Director and Executive Officer Compensation . . . . . . . . . . . . .54
       Stock Market and Dividend Information . . . . . . . . . . . . . . . .55

OTHER INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .56
       Rights of Dissenting Shareholders . . . . . . . . . . . . . . . . . .56
       Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .57
       Other Business. . . . . . . . . . . . . . . . . . . . . . . . . . . .58

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
       OF GUARANTY FEDERAL SAVINGS BANK AND SUBSIDIARY . . . . . . . . . . .60

APPENDICES

  A.   Acquisition Agreement
  B.   Plan and Agreement of Merger
  C.   Opinion of Professional Bank Services, Inc.
  D.   Provisions of Federal Law Concerning the Rights of Dissenting
       Shareholders

                                       SUMMARY

       The following summary does not purport to be complete and should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information contained in this Prospectus-Proxy Statement, the information incorporated by reference herein, the Appendices, and other documents referred to in any of them.

THE SPECIAL MEETING AND SHAREHOLDER VOTE REQUIRED

       The Special Meeting will be held July __, 1996, at _____ _.m., local time, at the main office of the Bank, 502 Madison Street, Clarksville, Tennessee. Only holders of record of Bank Common Stock at the close of business on June __, 1996 (the "Record Date"), are entitled to vote at the Special Meeting. The purpose of the Special Meeting is to consider and vote on the Merger Proposal, pursuant to which the Interim Bank will be merged with and into the Bank. See "The Special Meeting."

       As of the Record Date, there were 114,000 shares of Bank Common Stock outstanding and entitled to vote, which were held by approximately 190 shareholders. Each share is entitled to one vote. The affirmative vote of the holders of not less than two-thirds (76,000) of the shares of Bank Common Stock outstanding and entitled to vote is required to approve the Merger Proposal. Therefore, abstentions and non-votes of shares held in nominee name will have the same effect as votes cast against the Merger Proposal. The obligation of Peoples First to consummate the Merger is conditioned on holders of no more than 9% of the shares of Bank Common Stock taking the action required by the effective date of the Merger to assert their right to dissent from the Merger. See "Comparison of Shareholder Rights," "Information About the Bank--Management and Principal Shareholders."

       Under the terms of an agreement between Peoples First and the individual members of the Board of Directors of the Bank (the "Bank Board"), the Bank's directors have agreed (unless inconsistent with their fiduciary duties) to vote the shares of Bank Common Stock they hold in favor of the Merger Proposal, subject to their review and evaluation of this Prospectus-Proxy Statement. See "Merger--Director Agreements." As of the Record Date, directors and executive officers of the Bank beneficially owned 25,868 shares or 22.69% of the Bank Common Stock and were expected to vote those shares in favor of the Merger Proposal.

       The shareholders of Peoples First are not required by law to approve the Merger Proposal, which will not be submitted for their approval.

PEOPLES FIRST CORPORATION

       Peoples First is a multi-bank and unitary savings and loan holding company registered with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") pursuant to Section 5(a) of the Bank Holding Company Act of 1956, as amended (the "BHCA"). In recent years, Peoples First has been one of the ten largest independent financial institutions headquartered in Kentucky. Peoples First conducts a complete range of commercial and personal banking activities in Western Kentucky through two wholly owned subsidiaries:
The Peoples First National Bank & Trust Company of Paducah, Kentucky ("Peoples Bank") in McCracken, Marshall, Ballard, Livingston, Calloway and Graves Counties; and First Kentucky Federal Savings Bank of Central City, Kentucky ("First Kentucky FSB") in Muhlenberg, Ohio, McLean and Butler Counties. As of March 31, 1996, Peoples First had, on a consolidated basis, total assets of $1.30 billion, deposits of $1.05 billion, loans of $914 million and stockholders' equity of $130 million. See "Information About Peoples First."

       Peoples First's principal executive offices are located at 100 South Fourth Street, Paducah, Kentucky 42002-2200. Peoples First's telephone number is (502) 441-1200.

GUARANTY FEDERAL SAVINGS BANK

       The Bank is a federally chartered savings bank that has operated in Montgomery County, Tennessee since 1973. The Bank converted to stock ownership in August 1981. The Bank is primarily a real estate mortgage lender originating 1 to 4 family residential mortgage loans largely in the Clarksville and Montgomery County market. The Bank also engages in an array of traditional banking activities, including offering savings, time deposit, NOW and money market accounts, and making secured real estate loans, consumer installment loans, and to a limited extent, commercial loans. The Bank is the seventh largest financial institution in Montgomery County, Tennessee, in terms of total assets. At March 31, 1996, the Bank had total assets of $55.9 million, deposits of $41.7 million, loans of $44.8 million, and stockholders' equity of $3.2 million. See "Information About The Bank."

       The Bank's principal executive offices are located at 502 Madison Street, Clarksville, Tennessee 37042. The Bank's telephone number
(615) 648-2202.

THE PROPOSED TRANSACTION

       On February 16, 1996, the Bank and Peoples First entered into the Acquisition Agreement, which provides, upon the approval of shareholders of the Bank, the receipt of all necessary regulatory approvals, and the satisfaction of all other conditions set forth in the Acquisition Agreement, the Interim Bank, a newly organized federal savings bank subsidiary of Peoples First, would be merged into the Bank, and the federal savings bank resulting from the Merger (the "Resulting Bank") would be a wholly owned subsidiary of Peoples First. Shareholders of the Bank will have an opportunity to vote on the Merger Proposal at the Special Meeting. Upon consummation of the Merger, the name of the Resulting Bank will be "Guaranty Federal Savings Bank." See "Merger--General," "--Description of the Merger," "--Conditions for Consummation," and "-- Termination."

        The Merger will become effective as promptly as possible after completion of the closing at which the parties will take such remaining actions and deliver all certificates, instruments, and other documents required by the Acquisition Agreement to consummate the Merger. Peoples First will designate a date for the closing (the "Closing Date") when it reasonably expects all conditions to the Merger to be satisfied or waived, and must notify the Bank of the date designated as the Closing Date no sooner than 40 days and no less than 30 days before the designated date.

MERGER CONSIDERATION

       In the Merger, Bank shareholders will receive a number of shares of Peoples First Common Stock equal to the "Merger Consideration" for each outstanding share of Bank Common Stock. For purposes of calculating the Merger Consideration, the Peoples First Common Stock to be issued in the Merger will be valued at the "PFC Stock Price," defined in the Acquisition Agreement as the average of the closing per share stock price of PFC Common Stock on the Nasdaq National Market for the twenty consecutive business days on which at least 100 shares of PFC Common Stock are traded ending on the twentieth such trading day before the Closing Date. The Merger Consideration will be calculated as follows:

               (i) If the PFC Stock Price is greater than or equal to $19.9286, but less than or equal to $24.3571, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to $57.8947 (the quotient obtained by dividing $6,600,000 by 114,000 (the number of outstanding shares of Bank Common Stock)) divided by the PFC Stock Price;

               (ii) If (A) the PFC Stock Price is greater than $24.3571, but less than or equal to $26.5714, OR (B) the PFC Stock Price is greater than $26.5714 AND PFC elects NOT to exercise its right to terminate the Merger, then each share of Bank Common Stock will be converted into
       2.3769 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $24.3571);

               (iii)   If (A) the PFC Stock Price is greater than $26.5714, and
       (B) PFC elects to terminate the Merger, and (C) the Bank elects to negate PFC's termination, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to the GREATER of $63.1572 (the product of 2.3769 MULTIPLIED BY $26.5714) or any higher amount upon which the Bank and Peoples First may mutually agree DIVIDED BY the PFC Stock Price;

               (iv) If (A) the PFC Stock Price is less than $19.9286, but greater than or equal to $17.7143, OR (B) the PFC Stock Price is less than $17.7143 AND the Bank elects NOT to terminate the Merger, then each share of Bank Common Stock will be converted into 2.9051 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $19.9286);

               (v)     If (A) the PFC Stock Price is less than $17.7143, and
       (B) the Bank elects to terminate the Merger, and (C) PFC elects to negate the Bank's termination, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to $51.4625 (the product of 2.9051 MULTIPLIED BY $17.7143) DIVIDED BY the PFC Stock Price.

       Assuming a PFC Stock Price equal to $___ , which was the closing price of Peoples First Common Stock reported on the Nasdaq National Market on June __, 1996, the Merger Consideration would be ___ shares of Peoples First Common
Stock.   No fractional shares of Peoples First Common Stock will be issued in connection with the Merger. In lieu of any fractional share interest, Bank shareholders will be entitled to receive a cash payment equal to such fraction multiplied by the PFC Stock Price. See "Merger--Merger Consideration."

        It is anticipated that the Closing Date will occur on the date of, or shortly after the Special Meeting scheduled for July __, 1996. Because the Acquisition Agreement requires that the Closing Date be designated a minimum of 30 days in advance, it is anticipated that the Merger Consideration will be fixed before the Special Meeting and within several days after the date that this Prospectus-Proxy Statement is mailed to Bank shareholders. Peoples First and the Bank plan to notify Bank shareholders by mail of the amount of the Merger Consideration when the Merger Consideration is fixed. Bank shareholders who wish to know the amount of the Merger Consideration before the Special Meeting may also call the Bank at (615) 648-2202 during normal business hours.

RECOMMENDATION

       The Bank Board has unanimously approved the Acquisition Agreement and the related Merger Agreement, believes that the proposed Merger is in the best interests of the Bank and its shareholders, and unanimously recommends that the Bank's shareholders vote FOR the Merger Proposal. See "Merger -- Background and Reasons for the Merger."

OPINION OF FINANCIAL ADVISOR TO THE BANK

       Professional Bank Services, Inc. ("PBS"), a national bank consulting firm headquartered in Louisville, Kentucky, has been engaged to advise the Bank Board as to the fairness, from a financial perspective, of the Merger Consideration to be received by Bank shareholders in the Merger. By letter dated February 16, 1996, and updated as of the date of this Prospectus-Proxy Statement, PBS has rendered its opinion that the Merger Consideration is fair to Bank shareholders from a financial perspective (the "Fairness Opinion"). In connection with rendering the Fairness Opinion and preparing its various written and oral presentations to the Bank's Board of Directors, PBS performed a variety of financial analyses, as described herein. See "Merger--Opinion of Financial Advisor to the Bank." A copy of the updated Fairness Opinion of PBS is attached as Appendix C to this Prospectus-Proxy Statement.

REGULATORY APPROVAL

       The Merger must be approved by the Federal Reserve Board, the Office of Thrift Supervision ("OTS"), and the Tennessee Department of Financial Institutions. See "Merger -- Regulatory Approvals."

TAX CONSEQUENCES

       The Bank and Peoples First have received an opinion of tax counsel, Brown, Todd & Heyburn PLLC, that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC"), and no gain or loss will be recognized by the Bank or Bank shareholders with respect to shares of Peoples First Common Stock that the Bank's shareholders will receive in connection with the Merger. Bank shareholders who receive cash in lieu of fractional shares of Peoples First Common Stock or who dissent and receive cash in exchange for their Bank Common Stock may recognize capital gain or loss as a result of the transaction, provided that certain conditions more fully described hereafter are met. See "Merger -- Federal Income Tax Consequences."

CHANGES IN RIGHTS OF SHAREHOLDERS

       The rights of holders of Bank Common Stock differ in certain respects from the rights of holders of Peoples First Common Stock. Holders of Peoples First Common Stock own interests in a corporation and registered bank and savings and loan holding company organized under and governed by Kentucky law, while holders of Bank Common Stock own interests in a federal savings bank organized under and governed by federal law. The articles of incorporation of Peoples First contain provisions intended to deter takeover initiatives that the board of directors of Peoples First determine not to be in the best interest of the institution or its shareholders. In accordance with the articles of incorporation of Peoples First, any action taken as a director of Peoples First or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief except in certain circumstances. The Charter of the Bank does not includes comparable provisions. See "Comparison of Peoples First Common Stock and Bank Common Stock".

OPTION AGREEMENT

       Peoples First and the Bank have also entered into a separate agreement (the "Option Agreement") granting Peoples First an exclusive option to purchase 26,000 shares of Bank Common Stock (or 18.57% of the Bank's outstanding shares after issuance) for $57.8947 per share upon the occurrence of certain "Purchase Events," as defined in the Option Agreement. The Option Agreement characterizes a Purchase Event as (i) any filing by the Bank or any Person of any application or notice with any governmental body proposing that the Bank engage in, (ii) the entering into by the Bank and any Person of an agreement to engage in, or (iii) the making by any Person of a bona fide offer to engage in, any sale of shares of, merger with, or sale of substantially all of the assets of, the Bank. The term "Person," as defined in the Option Agreement, excludes Peoples First and any of its subsidiaries or affiliates. See "Merger--Option Agreement."

DIRECTOR AGREEMENTS

       By separate agreement with Peoples First dated February 16, 1996 (the "Director Agreements"), each director of the Bank has agreed (i) not to transfer any shares of Bank Common Stock held by the director except in accordance with the Acquisition Agreement; (ii) subject to the receipt of a definitive prospectus-proxy statement, to vote (or appoint Peoples First as proxy to vote) all of the director's shares in favor of the Acquisition Agreement; (iii) to take any and all other shareholder action necessary to accomplish the Merger; and (iv) except to the extent the fulfillment of the director's fiduciary duties requires such action, not to, and to cause the executive officers of the Bank not to, solicit, authorize the solicitation of, or enter into any discussions with any third party for the sale of the Bank. In addition, each director has confirmed that the director is willing to continue to serve as a director of the Bank following the Merger. See "Merger--Director Agreements."

RIGHTS OF DISSENTING SHAREHOLDERS

       If the Merger Proposal is approved and the Merger is consummated, any shareholder of the Bank who dissents from the Merger will have the right to be paid the value of his or her Bank Common Stock in cash provided that the shareholder complies with the procedures of 12 C.F.R. Section552.14. See "Other Information--Rights of Dissenting Shareholders" and Appendix D to this Prospectus-Proxy Statement.

DISTRIBUTION OF STOCK CERTIFICATES

       As soon as reasonably practicable after the effective date of the Merger (the "Effective Time"), Boatmen's Trust Company (the "Exchange Agent" under the Acquisition Agreement) will mail a letter of transmittal and instructions for exchanging certificates to each holder of record of certificates of Bank Common Stock. Each holder who properly delivers his or her Bank Common Stock certificates and a completed transmittal letter to the Exchange Agent will be entitled to receive whole shares of Peoples First Common Stock equal to the Merger Consideration multiplied by the number of the holder's shares of Bank Common Stock. Cash will be paid in lieu of any fractional share interest. See "Merger -- Distribution of Stock Certificates."
       PLEASE DO NOT SEND IN ANY STOCK CERTIFICATES AT THIS TIME.

                            SELECTED FINANCIAL INFORMATION

                      PEOPLES FIRST CORPORATION AND SUBSIDIARIES

       The following selected financial information is qualified in its entirety by the detailed financial information incorporated by reference herein.



                                           For the Three Months
                                             Ended March 31,                     For the Year Ended December 31
                                           --------------------     ----------------------------------------------------------
                                            1996         1995          1995        1994        1993         1992          1991
                                            ----         ----          ----        ----        ----         ----          ----
                                                           (dollars in thousands, except per share amounts)
SUMMARY OF OPERATIONS
  Net interest income                     $  12,998    $  11,260    $  47,594   $  45,549   $  42,848    $  37,071     $  28,245
  Provision for loan losses                     577          443        2,167       1,723       2,541        3,246         2,338
                                          ---------    ---------    ---------   ---------   ---------    ---------     ---------
  Net interest income after
    provision for loan losses                12,421       10,817       45,427      43,826      40,307       33,825        25,907
  Noninterest income                          2,036        1,722        8,037       7,101       6,683        6,696         4,740
  Noninterest expense                         8,347        8,314       32,251      32,337      29,373       25,942        19,674
                                          ---------    ---------    ---------   ---------   ---------    ---------     ---------
  Income before income tax expense            6,110        4,225       21,213      18,590      17,617       14,579        10,973
  Income tax expense                          1,955        1,208        6,446       5,465       4,807        4,074         2,766
                                          ---------    ---------    ---------   ---------   ---------    ---------     ---------
  Net income                              $   4,155    $   3,017    $  14,767   $  13,125   $  12,810    $  10,505     $   8,207
                                          ---------    ---------    ---------   ---------   ---------    ---------     ---------
                                          ---------    ---------    ---------   ---------   ---------    ---------     ---------

PER COMMON SHARE(1)
  Net income                              $    0.44    $    0.32    $    1.57   $    1.41   $    1.37    $    1.23    $     1.05
  Cash dividends declared                      0.14         0.11         0.50        0.41        0.36         0.33          0.28
  Book value, end of period                   14.10        12.65        13.89       12.17       11.81        10.46          8.83

SELECTED AVERAGE BALANCES
  Total assets                            1,285,144    1,204,410    1,245,932   1,178,272   1,126,475    1,008,391       792,753
  Loans                                     914,362      819,996      865,707     755,314     660,345      567,068       477,162
  Securities                                306,058      324,159      315,942     354,973     389,862      370,661       267,583
  Deposits                                1,040,934    1,004,686    1,022,573     995,554     967,204      879,574       718,114
  Shareholders' equity                      129,035      111,817      118,545     107,993      99,139       82,912        61,419

SELECTED PERIOD END BALANCES
  Total assets                            1,296,437    1,225,760    1,287,596   1,210,556   1,156,506    1,114,420       832,791
  Loans                                     914,373      835,025      914,497     805,947     704,037      625,278       486,576
  Securities                                310,543      320,185      306,642     333,527     375,366      394,383       274,095
  Deposits                                1,046,626    1,020,134    1,047,104     998,583     992,896      976,928       733,753
  Shareholders' equity                      129,991      115,042      128,172     110,263     106,371       93,654        66,321

RATIOS
  Return on average assets                    1.31%        1.02%        1.19%       1.11%       1.14%        1.04%         1.04%
  Return on average equity                   12.95%       10.94%       12.46%      12.15%      12.92%       12.67%        13.36%
  Tax equivalent net interest margin          4.43%        4.17%        4.18%       4.28%       4.24%        4.13%         3.93%
  Allowance for loan losses to loans          1.50%        1.49%        1.46%       1.51%       1.52%        1.38%         1.32%
  Provision for loan losses to average loans  0.25%        0.22%        0.25%       0.23%       0.38%        0.57%         0.49%
  Net charge-offs to average loans            0.12%        0.09%        0.11%       0.03%       0.07%        0.45%         0.38%
  Tier 1 risk-adjusted capital               13.59%       13.05%       13.00%      13.05%      13.12%       12.73%        13.38%
  Total risk-adjusted capital                14.84%       14.30%       14.24%      14.31%      14.37%       13.98%        14.63%


- ------------------------------------

        (1)Historical per common share information for 1991 has not been restated to reflect the pooling-of-interest acquisition of First Kentucky that was consummated on March 10, 1994. First Kentucky converted from the mutual form of organization to a stock corporation during 1991, and accordingly, the number of common shares outstanding prior to that time are not meaningful to the restated consolidated operations.

                            SELECTED FINANCIAL INFORMATION

                            GUARANTY FEDERAL SAVINGS BANK

        The following selected financial information is qualified in its entirety by the detailed financial information contained herein.



                                           For the Three Months
                                             Ended March 31,                     For the Year Ended December 31
                                           --------------------     ----------------------------------------------------------
                                            1996          1995         1995         1994        1993         1992          1991
                                            ----          ----         ----         ----        ----         ----          ----
                                                           (dollars in thousands, except per share amounts)
  Net interest income                      $    456      $   354     $  1,538     $ 1,221     $ 1,296      $ 1,347      $  1,066
  Provision for loan losses                      15            -            -           -           7          740           241
                                           --------      -------     --------     -------     -------      -------      --------
  Net interest income after
    provision for loan losses                   441          354        1,538       1,221       1,289          607           825
  Noninterest income                            163           92          699         525         658          630           572
  Noninterest expense                           420          346        1,534       1,352       1,588        1,500         1,218
                                           --------      -------     --------     -------     -------      -------      --------
  Income before income tax expense              184          100          703         394         359         (263)          179
  Income tax expense                             68           36          261         133         128         (101)          101
                                           --------      -------     --------     -------     -------      -------      --------
  Net income                               $    116      $    64     $    442     $   261     $   231      $  (162)     $     78
                                           --------      -------     --------     -------     -------      -------      --------
                                           --------      -------     --------     -------     -------      -------      --------

PER COMMON SHARE
  Net income                               $   1.02      $  0.56     $   3.88     $  2.29     $  2.03      $ (1.43)     $   0.69
  Cash dividends declared                      0.00         0.00         0.60        0.60        0.50         -             0.50
  Book value, end of period                   27.94        23.55        26.95       21.88       22.09        20.87         21.54

SELECTED AVERAGE BALANCES
  Total assets                             $ 55,205      $47,708     $ 50,181     $40,836     $40,305      $44,252      $ 40,701
  Loans                                      44,410       36,812       39,538      29,666      27,834       31,274        30,594
  Securities                                  8,487        9,709        9,358       9,847       8,299        7,581         6,499
  Deposits                                   41,373       38,478       39,279      34,315      36,483       40,612        36,924
  Shareholders' equity                        3,129        2,590        2,784       2,507       2,444        2,408         2,435

SELECTED PERIOD END BALANCES
  Total assets                             $ 55,860      $49,609     $ 54,552     $45,809     $35,860      $44,749      $ 43,752
  Loans                                      44,792       38,576       44,028      35,049      24,283       31,385        31,163
  Securities                                  8,113        9,564        8,861       9,855       9,840        6,759         8,403
  Deposits                                   41,725       39,422       41,022      37,536      31,094       41,871        39,351
  Shareholders' equity                        3,185        2,685        3,073       2,495       2,518        2,369         2,445

RATIOS
  Return on average assets                    0.84%        0.54%        0.88%       0.64%       0.57%       -0.37%         0.19%
  Return on average equity                   14.91%       10.02%       15.87%      10.41%       9.52%       -6.73%         3.20%
  Tax equivalent net interest margin          3.45%        3.04%        3.15%       3.06%       3.35%        3.27%         2.87%
  Allowance for loan losses to loans          1.10%        1.56%        1.18%       1.71%       2.51%        2.30%         0.58%
  Provision for loan losses to average loans  0.14%        0.00%        0.00%       0.00%       0.03%        2.37%         0.79%
  Net charge-offs to average loans            0.36%        0.01%        0.21%       0.03%       0.46%        0.64%         0.51%
  Tier 1 risk-adjusted capital               10.77%       11.62%       11.57%      12.21%      14.14%        8.66%         9.45%
  Total risk-adjusted capital                12.02%       12.87%       12.83%      13.48%      14.50%        9.90%        10.15%


                              COMPARATIVE PER SHARE DATA

        The following table sets forth, at the dates and for the periods indicated, selected historical per share data of Peoples First and the Bank and corresponding pro forma per share amounts for Peoples First after giving effect to the Merger. The table also sets forth the pro forma equivalents for one share of Bank Common Stock, giving effect to the Merger. The data presented is based upon the historical financial statements and related notes of Peoples First incorporated herein by reference and of the Bank included elsewhere herein and should be read in conjunction therewith. Per share amounts for Peoples First have been adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend on January 4, 1994 and 5% stock dividends declared on April 28, 1995 and January 17, 1996.

        The pro forma information assumes that 100% of the shares of Bank Common Stock will be converted into Peoples First Common Stock in the Merger at the following assumed conversion ratios per share of Bank Common Stock: (a) 2.9051 shares of Peoples First Common Stock, based on an assumed PFC Stock Price of less than $19.9286, but greater than or equal to $17.7143; (b) 2.6146 shares of Peoples First Common Stock, based on an assumed PFC Stock Price of $22.1429, the approximate midpoint PFC Stock Price; and (c) 2.3769 shares of Peoples First Common Stock, based on an assumed PFC Stock Price of greater than $24.3571, but less than or equal to $26.5714. It also assumes that no stockholder will exercise dissenter's rights of appraisal. See "Merger -- Description of Merger" and "Other Information -- Rights of Dissenting Shareholders".

(a) 2.9051 shares of Peoples First Common Stock per share of Bank Common Stock.




                                                          Peoples First                      Bank
                                                      ---------------------          --------------------
                                                                    Pro forma                     Pro forma
                                                   Historical       Combined      Historical      Combined
                                                  ------------     -----------   ------------    -----------
Book value per share at:
  March 31, 1996                                   $  14.10       $  14.30       $  27.94       $  41.54
  December 31, 1995                                   13.89          14.10          26.95          40.96

Cash dividends declared per share for:
  Three months ended March 31, 1996                    0.14           0.14           0.00           0.41
  Year ended December 31, 1995                         0.50           0.50           0.60           1.45
  Year ended December 31, 1994                         0.41                          0.60
  Year ended December 31, 1993                         0.36                          0.50

Net income per share for:
  Three months ended March 31, 1996                    0.44           0.43           1.02           1.25
  Year ended December 31, 1995                         1.57           1.57           3.88           4.56
  Year ended December 31, 1994                         1.41                          2.29
  Year ended December 31, 1993                         1.37                          2.03

Market value per share as of
  February 17, 1996, the date
  preceding public announcement
  of the proposed affiliation                     $   23.50                     $   20.00      $   68.27


(b) 2.6146 shares of Peoples First Common Stock per share of Bank Common Stock.




                                                          Peoples First                      Bank
                                                      ---------------------          --------------------
                                                                    Pro forma                     Pro forma
                                                   Historical       Combined      Historical      Combined
                                                  ------------     -----------   ------------    -----------
Book value per share at:
  March 31, 1996                                  $   14.10      $   14.35      $   27.94      $   37.52
  December 31, 1995                                   13.89          14.15          26.95          37.00

Cash dividends declared per share for:
  Three months ended March 31, 1996                    0.14           0.14           0.00           0.37
  Year ended December 31, 1995                         0.50           0.50           0.60           1.31
  Year ended December 31, 1994                         0.41                          0.60
  Year ended December 31, 1993                         0.36                          0.50

Net income per share for:
  Three months ended March 31, 1996                    0.44           0.43           1.02           1.12
  Year ended December 31, 1995                         1.57           1.56           3.88           4.08
  Year ended December 31, 1994                         1.41                          2.29
  Year ended December 31, 1993                         1.37                          2.03

Market value per share as of
  February 17, 1996, the date
  preceding public announcement
  of the proposed affiliation                     $   23.50                     $   20.00      $   61.44



(c) 2.3769 shares of Peoples First Common Stock per share of Bank Common Stock.




                                                          Peoples First                      Bank
                                                      ---------------------          --------------------
                                                                    Pro forma                     Pro forma
                                                   Historical       Combined      Historical      Combined
                                                  ------------     -----------   ------------    -----------
Book value per share at:
  March 31, 1996                                  $   14.10      $   14.39      $   27.94      $   34.20
  December 31, 1995                                   13.89          14.19          26.95          33.73

Cash dividends declared per share for:
  Three months ended March 31, 1996                    0.14           0.14           0.00           0.33
  Year ended December 31, 1995                         0.50           0.50           0.60           1.19
  Year ended December 31, 1994                         0.41                          0.60
  Year ended December 31, 1993                         0.36                          0.50

Net income per share for:
  Three months ended March 31, 1996                    0.44           0.43           1.02           1.02
  Year ended December 31, 1995                         1.57           1.57           3.88           3.73
  Year ended December 31, 1994                         1.41                          2.29
  Year ended December 31, 1993                         1.37                          2.03

Market value per share as of
  February 17, 1996, the date
  preceding public announcement
  of the proposed affiliation                     $   23.50                     $   20.00      $   55.85


                                 THE SPECIAL MEETING

       The proxy form accompanying this Prospectus-Proxy Statement is solicited by and on behalf of the Board of Directors of the Bank (the "Bank Board") for use at the Special Meeting to be held on July __, 1996, at ____ _.m. local time, or at any postponement or adjournment thereof. The Special Meeting has been called for the purposes of considering and voting upon the Merger Proposal and transacting such other business as may properly come before the Special Meeting. The accompanying Notice of Special Meeting and proxy form and this Prospectus-Proxy Statement are first being mailed to shareholders of the Bank on or about June __, 1996.

VOTING

       There are 114,000 shares of Bank Common Stock issued and outstanding, all of which are entitled to vote at the Special Meeting. Only holders of Bank Common Stock of record at the close of business on June __ , 1996 (the "Record Date") are entitled to notice of, and to vote at, the Special Meeting. On matters that properly come before the Special Meeting or any adjournments thereof, shareholders will be entitled to one vote in person or by proxy for each share of Bank Common Stock held of record on the Record Date.

       The presence, in person or by proxy, of a majority of the outstanding shares of Bank Common Stock is necessary to constitute a quorum at the Special Meeting or any adjournments thereof.

       The affirmative vote of the holders of two-thirds (76,000) of the shares of Bank Common Stock entitled to vote is required to approve the Merger Proposal. The individual members of the Bank Board have agreed (unless inconsistent with their fiduciary duties) to vote their shares of Bank Common Stock in favor of the Merger Proposal, subject to their receipt and evaluation of this Prospectus-Proxy Statement. The members of the Bank Board own a total of 25,868 shares (22.69%) of Bank Common Stock entitled to vote at the Special Meeting. The Acquisition Agreement also provides that the obligation of Peoples First to consummate the Merger is conditioned on there being holders of no more than 9% of the Bank Common Stock who deliver notice of their intention to dissent from the Merger and who do not vote in favor of the Merger Proposal.

PROXY FORMS

       The shares of Bank Common Stock represented by a properly signed and completed proxy form at the Special Meeting will be voted as directed by a holder thereof, unless revoked as described below. If no instructions are given, shares represented by signed but unmarked proxy forms will be voted FOR the Merger Proposal. If any other matter is brought before the Special Meeting, shares represented by proxy forms will be voted by the persons named as proxies therein as directed by a majority of the Bank Board.

       A Bank shareholder who signs a proxy form that accompanies this Prospectus-Proxy Statement will retain the right to revoke the proxy form at any time before the shares represented by the proxy form are voted at the Special Meeting or any adjournment thereof. A shareholder may revoke a proxy form by filing a written notice of revocation with, or by delivering a signed proxy form bearing a later date to, the Secretary of the Bank at the Bank's main office address at any time before voting at the Special

Meeting. A shareholder's presence at the Special Meeting will not automatically revoke the shareholder's proxy form.

       The Bank Board unanimously recommends that Bank shareholders vote "FOR" the Merger Proposal.

                                        MERGER

GENERAL

       On February 16, 1996 the Bank and Peoples First entered into the Acquisition Agreement, which provides for the Merger of the Interim Bank into and with the Bank. Under the terms of the Acquisition Agreement, upon the satisfaction of the conditions set forth in the Acquisition Agreement, including approval of the Merger Proposal by Bank shareholders, the Interim Bank will merge with and into the Bank. In the Merger, each share of Bank Common Stock (other than shares owned by shareholders who dissent from the Merger) will automatically be converted into the Merger Consideration. No fractional shares of Peoples First Common Stock will be issued in the Merger, and cash will be paid in lieu of any fractional share. When the proposed Merger takes effect, the Bank will become a wholly owned subsidiary of Peoples First.

       On February 16, 1996, the Bank Board unanimously approved the
Acquisition Agreement and resolved that it would submit the Merger Proposal to the Bank's shareholders for approval at the Special Meeting. Peoples First owns 100% of the outstanding shares of the common stock of Interim Bank and has agreed to cause Interim Bank to approve the Merger Proposal, subject to the terms and conditions of the Acquisition Agreement.

       The statements contained in this Prospectus-Proxy Statement with respect to the terms and conditions of the Merger are subject to and qualified by the provisions of (i) the Acquisition Agreement and (ii) the related Merger Agreement, copies of which are attached as Appendices A and B, respectively, to this Prospectus-Proxy Statement and are incorporated herein by reference. Shareholders are urged to read the Acquisition Agreement and Merger Agreement carefully.

BACKGROUND AND REASONS FOR THE MERGER

       THE BANK. Over the last two years, the Bank's assets have increased substantially, growing from $35.9 million at December 31, 1993 to $45.8 million at December 31, 1994 to $54.6 million at December 31, 1995. While such growth has increased earnings, the Bank's capital to assets ratios declined over this period from 7.11 percent at December 31, 1993 to a ratio of 5.63 percent at December 1995. From time to time in 1995 the Board considered various alternative strategies for increasing capital, including forming a holding company, seeking capital from existing shareholders or other third parties, restricting asset growth or being acquired by a larger institution which could fund the Bank's capital needs. After considering alternative strategies, the Bank Board determined at a Special Meeting on October 26, 1995 to investigate the sale of the Bank to a larger financial institution. In that connection, on November 1, 1995, the Board retained Investment Bank Services, Inc. ("IBS"), a subsidiary of Professional Bank Services, Inc., to serve as its investment banker for the possible sale of the Bank. PBS had previously provided advice to the Board during 1994 in an earlier consideration of strategic alternatives.

       On November 26, 1995, the Bank received a proposal from Heritage Bank, a bank headquartered in Clarksville, to acquire all of the outstanding stock of the Bank for $4,661,460 cash, or $40.89 per the Bank share. The acquisition proposal stated that it would expire on December 8, 1995 unless prior thereto the Bank agreed to the general terms of the proposal by that date. The proposal also provided that it would terminate automatically if the Bank sought acquisition proposals from or to negotiate with other potential acquirors. The Heritage proposal was received three days prior to a special meeting of the Bank Board that had been previously scheduled to consider the initial report from IBS concerning the range of potential acquisition values that might be realized upon a sale of the institution. The Board of Directors held a special meeting on November 26, 1995 to consider the Heritage proposal, and advised Heritage that the Bank Board was awaiting an initial analysis from IBS, and that a response would be made to the acquisition proposal after that report was received. At the November 29 special meeting, IBS presented its analysis, which concluded that the range of potential acquisition values for the Bank from publicly held bank holding companies was from $5.2 million to $6.5 million ($45.62 to $57.00 per share) in a limited auction process in which acquisition proposals were sought from a relatively limited number of financial institutions. The Board discussed the Heritage proposal with representatives of IBS, including the requirement of the proposal that the Bank not solicit proposals from other potential acquirors. Considering IBS' range of potential acquisition values, the Board determined that it would seek a limited number of such proposals. Subsequently, the Board also determined that it would advise Heritage that Heritage would be included in such a limited auction process. Within a few days, Heritage advised the Bank that its proposal was terminated.

       In early December 1995, IBS contacted a total of 6 bank holding companies, all of which had significant operations in either Kentucky or Middle Tennessee. All indicated an interest in receiving additional information concerning the Bank with a view towards making an acquisition proposal and were forwarded such information in late December. On December 19, 1995, the Bank's then President and Chief Executive Officer, who was also a director, resigned and accepted a position with Heritage. Keith Bennett, the Bank's Vice President at the time, was named Chief Executive Officer on December 20, 1995.

       On January 17, 1996, IBS received acquisition proposals from four of the solicited bank holding companies. One acquiror proposed an all cash proposal of between $43 to $47 per share of Bank Common Stock. The other three proposals, including a proposal from Peoples First, involved the acquiring company's stock as consideration. The proposed exchange ratios of acquiring company stock for the Bank Common Stock included in the three stock proposals ranged from approximately $33.96 to approximately $55.26 per share of Bank Common Stock. At a Board meeting on January 24, 1996, the Bank Board reviewed the four proposals and determined to invite representatives of Peoples First and one other Kentucky-based financial institution to make presentations to the Board concerning their companies and their offers on January 30, 1996.

       At a special meeting of the Bank Board on January 30, 1996, presentations were made by representatives of Peoples First and the other financial institution. Following the presentations, the Board determined that further discussions should continue with both parties. After further discussions, the other financial institution rescinded its offer, and Peoples First orally agreed to offer $6,600,000 in Peoples First Common Stock, or
approximately $57.89 per share of Bank Common Stock.   Representatives of the
Bank and Peoples First conducted due diligence and negotiated the terms of a definitive acquisition agreement over the next two weeks, and on February 13, 1996, the Bank Board approved the terms of the Acquisition Agreement. In connection with its consideration of the Acquisition Agreement, the Board received an opinion from PBS that the terms thereof were fair to the Bank's shareholders from a financial point of view. The Acquisition Agreement was executed by the parties on February 16, 1996.

       In approving the Acquisition Agreement, the Board of Directors considered a number of factors from both a short-term and long-term perspective, including the following which constituted the material factors considered:


               (a) THE FINANCIAL TERMS OF THE TRANSACTION. In approving the terms of the transaction, the Bank Board took into consideration the financial terms, including that the per share consideration was substantially in excess of the median book value and earnings multiples of thrift acquisitions over the last seven years for Tennessee and Kentucky, for thrift institutions in seven states in the Southeastern United States with similar capital to asset ratios, and for institutions of similar size in those states.

               (b) THE PROCESS FOR SOLICITING INDICATIONS OF INTEREST FROM OTHER ACQUIRORS. The Bank Board also took into account the process that had been undertaken to solicit indications of interest from other bank holding companies, including the fact that the Peoples First consideration was slightly higher than the next highest proposal, and was substantially in excess of the other proposals received.

               (c) FINANCIAL AND OTHER INFORMATION CONCERNING PEOPLES FIRST. The Bank Board also considered publicly available financial information and certain other information provided by Peoples First concerning its business, operations, and plans with respect to the Bank. The Bank Board also considered a due diligence review of Peoples First conducted on its behalf by PBS, as well as information concerning Peoples First Common Stock and its relative performance to other area bank holding companies.

               (d) THE CAPITAL NEEDS OF THE BANK. The Bank Board also considered the ongoing need for additional capital that would be required for the Bank to continue to increase its mortgage and other lending activities at recent growth rates, the range of values that might be realized by shareholders if the Bank were to remain independent, and the fact that the value of the Merger Consideration exceeds the indicated long-term and short-term values of Bank Common Stock if the Bank were to remain independent. See "Opinion of Financial Advisor to the Bank -- Discounted Earnings Analysis."

               (e) THE NONFINANCIAL TERMS OF THE MERGER AGREEMENT. The Bank Board also considered the other terms of the Agreement, including the covenants of Peoples First contained therein, the employment agreements that Messrs. Bennett and Knight and Ms. Spratt are to enter into, and the fact that the transaction will be tax-free to the Bank and its shareholders.

               (f) THE OPINION OF PBS. The Bank Board also considered the opinion of PBS, its financial advisor, that the consideration to be received by Bank shareholders was fair to them from a financial point of view. See "Opinion of Financial Advisor to the Bank."

       THE BANK BOARD HAS APPROVED THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR APPROVAL OF THE MERGER PROPOSAL.

       PEOPLES FIRST. The Board of Directors of Peoples First (the "Peoples First Board") believes that the Merger will expand Peoples First's market capitalization and should also enable Peoples First to draw upon a larger, more diverse market base. The Peoples First Board believes that after the Merger, Peoples First will be a stronger, more competitive institution.

OPINION OF FINANCIAL ADVISOR TO BANK

       Professional Bank Services, Inc. was engaged by the Bank to advise the Bank Board as to the fairness, from a financial perspective, of the Merger Consideration to be paid by Peoples First to the Bank's shareholders as set forth in the Acquisition Agreement. PBS is a bank consulting firm with offices in Louisville, Nashville, Indianapolis, Washington, D.C., and Ocala, Florida. Investment Bank Services, Inc. ("IBS"), a registered broker/dealer and subsidiary of PBS, was retained to serve as the Bank's investment banker to evaluate and facilitate the possible sale of the Bank. As part of its investment banking business, PBS is regularly engaged in reviewing the fairness of financial institution acquisition transactions from a financial perspective and in the valuation of financial institutions and other businesses and their securities in connection with mergers, acquisitions, estate settlements, and other transactions. Neither PBS nor any of its affiliates has a material financial interest in the Bank or Peoples First. PBS and IBS were selected to advise the Bank Board based upon their familiarity with Tennessee financial institutions and knowledge of the banking industry as a whole. PBS has also advised Peoples Bank from time to time with respect to compensation matters and other issues.

       PBS performed certain analyses described below and discussed with the Bank Board the range of values for the Bank resulting from such analyses in connection with its advice as to the fairness of the consideration to be paid by Peoples First.

       PBS delivered its Fairness Opinion to the Bank Board at its regular meeting on February 13, 1996. A copy of the Fairness Opinion, which includes a summary of the assumptions made and information analyzed in deriving the Fairness Opinion, is attached as Appendix C to this Proxy Statement-Prospectus and should be read in its entirety.

       In arriving at its Fairness Opinion, PBS reviewed certain publicly available business and financial information relating to the Bank and Peoples First. PBS considered certain financial and stock market data of the Bank and Peoples First, compared that data with similar data for certain other publicly held bank holding companies, and considered the financial terms of certain other comparable Southeastern United States thrift transactions that had recently been effected. PBS also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria that it deemed relevant. In connection with its review, PBS did not independently verify the foregoing information and relied on such information as being complete and accurate in all material respects. Financial forecasts prepared by PBS were based on assumptions believed by PBS to be reasonable and to reflect currently available information. PBS did not make an independent evaluation or appraisal of the assets of the Bank or Peoples First. PBS took into account the contacts made by IBS with other financial institutions concerning their interest in affiliation with the Bank. PBS reviewed the correspondence and information regarding the financial institutions contacted regarding their interest in a merger or acquisition of the Bank. PBS reviewed all offers received by the Bank.

       As part of preparing the fairness opinion, PBS performed a due diligence review of Peoples First and its affiliate banks. As part of the due diligence, PBS reviewed minutes of Peoples First's Board of Directors meetings; reports filed with the Commission by Peoples First on Forms 10-K and 10-Q for the year ended December 31, 1994 and quarter ended September 30, 1995; reports of independent auditors for the years ended December 31, 1993 and 1994; management letters from independent auditors for 1993 and 1994 and management's responses thereto; Uniform Bank Performance Reports; investment security holdings; listing of pending litigation provided by independent counsel; analysis and calculation of the Allowance for Loan and Lease Losses as of September 30, 1995; and internal identified special assets and related reports as of December 31, 1995.

       PBS also interviewed senior management and general counsel of Peoples First regarding operations, performance and the future prospects of Peoples First. PBS compared the historical common stock market activity of selected financial institutions headquartered in Kentucky, Indiana and Ohio to Peoples First.

       PBS reviewed and analyzed the historical performance of the Bank contained in audited financial statements dated December 31, 1992, 1993 and 1994; unaudited internal financial statements as of December 31, 1995; September 30, 1995 Thrift Financial Report filed with the Office of Thrift Supervision by the Bank; historical common stock trading activity of the Bank; and the premises and other fixed assets. PBS reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, PBS took into account its assessment of general market and financial conditions, experience in other transactions, and knowledge of the banking industry generally.

       In connection with rendering the Fairness Opinion and preparing its various written and oral presentations to the Bank Board, PBS performed a variety of financial analyses, including those summarized herein. The summary does not purport to be a complete description of the analyses performed by PBS in this regard. The preparation of a Fairness Opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized below, PBS believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, PBS made numerous assumptions with respect to industry performance, business and economic conditions and other matters, many of which are beyond the Bank's or Peoples First's control. The analyses performed by PBS are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the values of businesses do not purport to be appraisals or to reflect the process by which businesses actually may be sold.

       ACQUISITION COMPARISON ANALYSIS. In performing this analysis, PBS reviewed thrift acquisition transactions in Tennessee, Kentucky, Mississippi, Missouri, Alabama, Georgia and Arkansas (the

"Southeast Region"). There were 78 thrift acquisition transactions in the Southeast Region announced since 1989 for which detailed financial information was available. The purpose of the analysis was to obtain an evaluation range based on these regional acquisition transactions. Median multiples of earnings and book value implied by the comparable transactions were utilized in obtaining a range for the acquisition value of the Bank. In addition to reviewing recent Southeast Region thrift transactions, PBS performed separate comparable analyses for acquisitions of Southeast Region thrifts which, like the Bank, had an equity-to-asset ratio between 5.0% and 7.0%, were located in Tennessee or Kentucky and those with assets between $30.0 and $70.0 million. Median values for the 78 Southeast Region acquisitions expressed as multiples of both book value and earnings were 1.34 and 12.77, respectively. The median multiples of book value and earnings for acquisitions of Southeast Region thrifts with equity-to-asset ratios between 5.0% and 7.0% were 1.41 and 11.38, respectively. For acquisitions of Southeast Region thrifts located in either Tennessee or Kentucky, the median multiples were 1.26 and 12.37, respectively. For acquisitions of Southeast Region thrifts with assets between $30.0 and $70.0 million the median multiples were 1.32 and 13.56, respectively. Utilizing a Peoples First Common Stock price of $23.75 per share, the value would equal $57.8947 per Bank common share. This represents a multiple of book value of 2.15 and a multiple of earnings of 14.94, respectively.

       ADJUSTED NET ASSET VALUE ANALYSIS. PBS reviewed the Bank's balance sheet data to determine the number of material adjustments required to the stockholders' equity of the Bank based on differences between the market value of the Bank's assets and their value reflected on the Bank's financial statements. PBS determined that five adjustments were warranted. $227,000 was subtracted from equity to reflect a possible one time SAIF assessment. The investment securities portfolio had depreciation of approximately $7,000 after adjustment for income taxes. $120,000 was added to reflect the off balance sheet value of the Bank's loan servicing portfolio as an earnings stream going forward. Equity was increased by $99,000 to reflect the earnings potential of the Bank's non-interest bearing escrow funds. Finally, PBS also determined a value of the non-interest bearing demand deposits of approximately $247,000. The adjusted net asset value was determined to be $28.99 per share of Bank Common Stock.

       DISCOUNTED EARNINGS ANALYSIS. A dividend discount analysis was performed by PBS pursuant to which a range of stand-alone values of the Bank was determined by adding (i) the present value of estimated future dividend streams that the Bank could generate over a five-year period beginning in 1996 and ending in 2000, and (ii) the present value of the "terminal value" of the Bank's earnings at the end of the year 2000. The "terminal value" of the Bank's earnings at the end of the five-year period was determined by applying a multiple of 12.77 times the projected terminal year's earnings. The 12.77 multiple represents the median price paid as a multiple of earnings for all Southeast Region thrifts transactions since 1989.

       Dividend streams and terminal values were discounted to present values using a discount rate of 12%. This rate reflects assumptions regarding the required rate of return of holders or buyers of Bank Common Stock. The value of the Bank, determined by adding the present value of the total cash flows, was $50.72 per share of Bank Common Stock. In addition, using the five-year projection as a base, a twenty-year projection was prepared assuming that an annual growth rate of 5% and a consistent return on assets of 1.00% would remain in effect for the entire period, beginning in 2001. Dividends also were assumed to be 50% of income for all years. This long-term projection resulted in a value of $41.61 per share of Bank Common Stock.

       SPECIFIC ACQUISITION ANALYSIS. PBS valued the Bank based on an acquisition analysis assuming a "break-even" earnings scenario to an acquiror as to price, current interest rates and amortization of the premium paid. Based on this analysis, an acquiring institution would pay $53.37 per share of Bank Common Stock, assuming it was willing to accept no impact to its net income in the initial year. This analysis was based on a funding cost of 8% adjusted for taxes, amortization of the acquisition premium over 15 years and an adjusted projected earnings level for the Bank of $522,000 in 1995.

       PRO FORMA MERGER ANALYSIS. PBS compared the historical performance of the Bank to that of Peoples First and other regional bank holding companies. This included, among other things, a comparison of profitability, asset quality and capital adequacy measures. In addition, the contribution of each of the Bank and Peoples First to the income statement and balance sheet of the pro forma combined company was analyzed.

       The effect of the affiliation on the historical and pro forma financial data of the Bank, as well as the projected financial data prepared by PBS, was analyzed. The Bank's historical financial data was compared to pro forma combined historical and projected earnings, book value and dividends per share as well as other measures of profitability, capital adequacy and asset quality.

       The Fairness Opinion is directed only to the question of whether the consideration to be received by the Bank's shareholders under the Agreement is fair and equitable from a financial perspective and does not constitute a recommendation to any Bank shareholder to vote in favor of the Affiliation. No limitations were imposed on PBS regarding the scope of its investigation or otherwise by the Bank or any of its affiliates.

       Based on the results of the various analyses described above, PBS concluded that the consideration to be received by Bank shareholders under the Agreement is fair and equitable from a financial perspective to the shareholders of the Bank.

       PBS and IBS will receive a fee not to exceed $75,000 plus 3% of the total consideration received by Bank shareholders in excess of $4,000,000 from the Bank for all of their services performed in connection with the Affiliation, including rendering the Fairness Opinion. In addition, the Bank has agreed to indemnify PBS and IBS and their directors, officers and employees, from liability in connection with the Affiliation, and to hold PBS and IBS harmless from any losses, actions, claims, damages, expenses or liabilities related to any of PBS' or IBS' acts or decisions made in good faith and in the best interest of the Bank.

DESCRIPTION OF THE MERGER

       The Merger will become effective at 11:59:59 p.m. on the date when properly executed articles of combination are delivered and accepted for filing by the Secretary of the OTS (the "Effective Time"). The articles of combination will be delivered to the Secretary of the OTS as promptly as possible after completion of the closing at which the parties will take all actions and deliver all certificates, instruments, and other documents required by the Acquisition Agreement to consummate the Merger. Peoples First will designate a date when it reasonably expects all conditions to the Merger to be satisfied or waived as the Closing Date, and must notify the Bank of the date designated as the Closing Date no sooner than 40 days and no less than 30 days before the designated date.

       At the Effective Time, the Interim Bank will merge into the Bank, and Peoples First will acquire all of the issued and outstanding shares of Bank Common Stock on the terms and conditions of the Acquisition Agreement and Merger Agreement in accordance with the regulations of the OTS. In addition, all assets and liabilities of the Bank will become assets and liabilities of the Resulting Bank. The name of the Resulting Bank will be "Guaranty Federal Savings Bank."

       At the Effective Time, each share of Bank Common Stock will be converted, without any action on the part of the shareholder, into the number of shares of Peoples First Common Stock fixed as the Merger Consideration, and all outstanding certificates that represented shares of Bank Common Stock immediately prior to the Effective Time (other than the shares of any shareholder who properly exercises dissenters' rights) will represent after the Effective Time the aggregate number of whole shares of Peoples First Common Stock to which the holder is entitled, plus a cash payment for any remaining fractional share of Peoples First Common Stock. See "Other Information--Rights of Dissenting Shareholders."

       No certificate or scrip of any kind will be issued by Peoples First with respect to any fractional interest in Peoples First Common Stock resulting from the Merger. No holder of Bank Shares will have any rights with respect to a fractional interest in Peoples First Common Stock arising out of the Merger, except to receive a cash payment (the "Cash Payment") equal to such fraction multiplied by the PFC Stock Price.

       At the Effective Time of the Merger, the 1,000 shares of the Interim Bank stock issued and outstanding immediately before the Effective Time will be converted into 1,000 shares of the Resulting Bank's stock, all of which will be held by Peoples First.

MERGER CONSIDERATION

       In the Merger, Bank shareholders will receive, for each outstanding share of Bank Common Stock, a number of shares of Peoples First Common Stock equal to the "Merger Consideration." For calculating the Merger Consideration, the Peoples First Common Stock to be issued in the Merger will be valued at the "PFC Stock Price," defined in the Acquisition Agreement as the average of the closing per share stock price of PFC Common Stock on the Nasdaq National Market for the twenty consecutive trading days ending on the twentieth trading day before the Closing Date (the "Pricing Period"). "Trading day" means a business day on which at least 100 shares of PFC Common Stock are traded on the Nasdaq National Market. The Merger Consideration will be calculated as follows:

               (i) If the PFC Stock Price is greater than or equal to $19.9286, but less than or equal to $24.3571, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to $57.8947 (the quotient obtained by dividing $6,600,000 by 114,000 (the number of outstanding shares of Bank Common Stock)) DIVIDED BY the PFC Stock Price;

               (ii) If (A) the PFC Stock Price is greater than $24.3571, but less than or equal to $26.5714, OR (B) the PFC Stock Price is greater than $26.5714 AND PFC elects NOT to exercise its right to terminate the Merger, then each share of Bank Common Stock will be converted into
       2.3769 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $24.3571);

               (iii)   If (A) the PFC Stock Price is greater than $26.5714, and
       (B) PFC elects to terminate the Merger, and (C) the Bank elects to negate PFC's termination, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to the GREATER of $63.1572 (the product of 2.3769 MULTIPLIED BY $26.5714) or any higher amount upon which the Bank and Peoples First may mutually agree, DIVIDED BY the PFC Stock Price;

               (iv) If (A) the PFC Stock Price is less than $19.9286, but greater than or equal to $17.7143, OR (B) the PFC Stock Price is less than $17.7143 AND the Bank elects NOT to exercise its right to terminate the Merger, then each share of Bank Common Stock will be converted into
       2.9051 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $19.9286);

               (v)     If (A) the PFC Stock Price is less than $17.7143, and
       (B) the Bank elects to terminate the Merger, and (C) PFC elects to negate the Bank's termination, then each share of Bank Common Stock will be converted into that number of shares of PFC Common Stock equal to $51.4625 (the product of 2.9051 MULTIPLIED BY $17.7143) DIVIDED BY the PFC Stock Price.

       By way of illustration, the following table presents the Merger Consideration for each share of Bank Common Stock for various assumed PFC Stock Prices.

                      PFC Stock                     Merger Consideration
                        price                      (Peoples First Shares)
                       ---------                    ----------------------

                       $16.00                              3.2164*
                        18.00                              2.9051
                        20.00                              2.8947
                        22.00                              2.6316
                        24.00                              2.4123
                        26.00                              2.3769
                        28.00                              2.2556*

- -------------------------
       *Assumes the election by one party to terminate the Merger is negated by the other party in accordance with the Acquisition Agreement, as described in the following paragraphs.

       As indicated above, Peoples First has the right to terminate the Acquisition Agreement if the PFC Stock Price is greater than $26.5714. To exercise this right, Peoples First must notify the Bank within two days after the close of the Pricing Period, in which case the Bank has the right to negate Peoples First's termination by notifying Peoples First within two days after the receipt of Peoples First's notice of termination. If the Bank elects to negate Peoples First's termination, the Merger Consideration would be determined as described in paragraph (iii) above.

       Similarly, the Bank has the right to terminate the Acquisition Agreement if the PFC Stock Price is less than $17.7143, and Peoples First has the right to negate any termination by the Bank, in each case by providing the other party notice within the two-day time periods described in the preceding paragraph. If Peoples First elects to negate the Bank's termination, the Merger Consideration would be determined as described in paragraph (v) above.

       Assuming a PFC Stock Price equal to $_______, which was the closing trading price of Peoples First Common Stock reported on the Nasdaq National Market on June __, 1996, the Merger Consideration would be __________ shares of Peoples First Common Stock.

        It is anticipated that the Closing Date will occur on the date of, or shortly after the Special Meeting scheduled for July __, 1996. Because the Acquisition Agreement requires that the Closing Date be designated a minimum of 30 days in advance, it is anticipated that the Merger Consideration will be fixed well before the Special Meeting and within several days after the date that this Prospectus-Proxy Statement is mailed to Bank shareholders. Peoples First and the Bank plan to notify Bank shareholders by mail of the amount of the Merger Consideration when the Merger Consideration is fixed. Bank shareholders who wish to know the amount of the Merger Consideration before the Special Meeting may call the Bank at (615) 648-2202 during normal business hours.

CONDITIONS FOR CONSUMMATION

       The obligations of the Bank and Peoples First to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing Date: (i) approval of the Merger Proposal by the requisite vote of Bank shareholders; (ii) the procurement of all required consents and approvals from the OTS, the Federal Reserve, the Tennessee Department of Financial Institutions, and all the other government agencies, completion of all filings, registrations and certifications and satisfaction of all other requirements prescribed by law that are necessary for consummation of the Merger; (iii) the absence of any action or proceeding instituted by or before any court or governmental body to restrain or prohibit the Merger or to obtain damages in connection with the Merger, and the absence of notice from any government agency that it intends to commence proceedings to restrain consummation of the Merger;
(iv) the effectiveness of the Registration Statement under the Securities Act and the receipt of all state securities or other authorizations necessary for consummation of the Merger; and (v) the receipt by Bank and Peoples First of a legal opinion from counsel to Peoples First with respect to certain tax matters and consequences to the Bank and Bank shareholders; and (vi) the confirmation and nonwithdrawal of the opinion from PBS to the effect that the Merger is fair to the Bank's shareholders from a financial point of view.

       In addition to the mutual conditions listed in the preceding paragraph, the obligations of Peoples First and the Interim Bank to consummate the Merger are subject to the satisfaction of the following conditions on or before the Closing Date: (i) the truth of certain representations and warranties and the performance of all covenants in all material respects made by the Bank; (ii) action by the holders of no more than 9% of the total number of outstanding shares of Bank Common Stock to exercise their rights to dissent under federal law with respect to the Merger; (iii) the absence of any material adverse change in the condition of the Bank; (iv) the receipt of a letter from Housholder, Artman and Associates, P.C., the Bank's independent auditors, with respect to the Bank's financial statements; (v) receipt by Peoples First of an opinion of counsel to the Bank with respect to certain legal and organizational matters;
(vi) the fulfillment of all statutory requirements for the valid consummation of all transactions contemplated by the Acquisition Agreement, including procurement of all consents and authorizations of government authorities required to permit the business of the Bank to be carried on unimpeded in all material respects after the Merger; and (vii) the execution and delivery of employment agreements between the Bank, Peoples First and each of R. Keith Bennett and two nonexecutive officers of the Bank, respectively.

       In addition to the mutual conditions listed in the second preceding paragraph above, the obligations of Bank to consummate the Merger are subject to the following conditions on or before the Closing Date: (i) the truth of certain representations or warranties, and the performance of all covenants, in all material respects made by Peoples First and the Interim Bank; (ii) the receipt by Bank of an opinion from counsel to Peoples First with respect to certain legal and organizational matters; (iii) the absence of any material adverse change in the condition of Peoples First or the Interim Bank; and (iv) the fulfillment of all statutory requirements for the valid consummation of all transactions contemplated by the Acquisition Agreement, including procurement of all consents and authorizations of government authorities required to permit the business of the Bank to be carried on unimpeded in all material respects after the Merger.

TERMINATION

       The Acquisition Agreement provides that it may be terminated at any time before the Effective Time (i) by the Bank and Peoples First if consummation of the Merger would be inadvisable in the opinion of both of them; (ii) by Peoples First if by November 30, 1996 any of the conditions to the obligations of Peoples First and the Interim Bank to consummate the Merger has not occurred; and (iii) by the Bank if by November 30, 1996 any of the conditions to the obligations of the Bank to consummate the Merger has not occurred; (iv) by Peoples First within two days after the close of the Pricing Period if the Peoples First Stock Price is greater than $26.5714, subject to the Bank's right to negate Peoples First's termination; and (v) by the Bank within two days after the close of the Pricing Period if the Peoples First's Stock Price is less than $17.7143, subject to Peoples First's right to negate the Bank's termination.

ACCOUNTING TREATMENT

       The Merger is expected to be accounted for by Peoples First using the purchase method of accounting. Peoples First will record at fair value the acquired assets of the Bank less the fair value of liabilities of the Bank that Peoples First will assume. The excess of cost over the Bank's fair values of tangible and identifiable intangible assets less liabilities assumed will be recorded as goodwill. The recorded income of Peoples First will include the operations of the Bank after the Merger.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

       EMPLOYMENT AGREEMENT. The Acquisition Agreement provides that at the Closing, R. Keith Bennett, the Bank's President and Chief Executive Officer, and two other nonexecutive officers of the Bank, will enter into a new employment agreements with the Bank. Mr. Bennett's employment agreement would provide for his employment as President and Chief Executive Officer of the Bank for three years from the Effective Time at an annual base salary of $65,000. In addition to his base salary, Mr. Bennett would be entitled to earn a discretionary bonus based on the performance of the Bank, in accordance with Peoples First's bonus programs for comparable executives. Mr. Bennett would also be granted options to purchase a number shares of Peoples First Common Stock equal to $65,000 divided by the PFC Stock Price and would be entitled to participate in retirement and medical plans and to receive certain fringe benefits provided to comparable management personnel.

       Mr. Bennett's proposed employment agreement contains certain provisions regarding termination of employment that are substantially similar to the provisions of his current employment agreement with the Bank that govern termination of employment following a change in control of the Bank. See "Information About the Bank -- Director and Executive Officer
Compensation -- Employment Agreement." The proposed employment agreement provides that the Bank is obligated to pay certain termination benefits to Mr. Bennett only if his employment terminates during the one-year period after the employment agreement takes effect. In addition, the proposed employment agreement provides that Mr. Bennett would be prohibited from engaging in certain business activities during the term of the employment agreement, and for two years thereafter. Prohibited activities included engaging in any competitive business in Montgomery County, Tennessee; disclosing confidential information; soliciting any employee to leave the employ of the Bank, its subsidiaries, affiliates or successors; and soliciting of any customer of the Bank, its subsidiaries, affiliates or successors; and soliciting of any customer of the Bank, its subsidiaries, affiliates or successors.

       DIRECTOR LIABILITY AND INDEMNIFICATION. Peoples First has agreed, from and after the Effective Time, to provide director and officer liability insurance coverage to directors and officers of the Bank on a basis at least equal to the coverage currently provided to directors and officers of Peoples First's other subsidiaries. In addition, Peoples First has agreed to indemnify the directors and officers of the Bank (and to cause the Bank to indemnify its directors and officers) against any losses, claims, damages, liabilities, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) arising out of or based in part upon (i) any act or failure to act of a director or officer (other than acts involving fraud, intentional or willful misconduct or bad faith) before the Effective Time, or (ii) the Acquisition Agreement, the Merger Agreement, or the Option Agreement, or any of the transactions contemplated thereby. For six years with respect to taxes and three years with respect to other matters, the current directors and officers of the Bank will be indemnified and advanced all reasonable attorney's fees and expenses in connection with such matters to the extent that such indemnification is permissible under applicable law.

EFFECT ON EMPLOYEE BENEFITS

       As soon as administratively feasible after the Effective Time, the Bank 401(k) plan will be merged into the Peoples First 401(k) plan, provided that such a merger can be accomplished without jeopardizing the qualified status of the Peoples First 401(k) plan and without significant amendments. If the Bank 401(k) plan cannot be merged into the Peoples First 401(k) plan under those guidelines, the Bank 401(k) plan will be frozen. Peoples First will permit Bank employees to commence participation in the Peoples First 401(k) plan and the Peoples First Employee Stock Ownership Plan as soon as practicable after their participation in the Bank's 401(k) plan ceases. For purposes of eligibility and vesting in the Peoples First 401(k) plan and the Peoples First Employee Stock Ownership Plan, the Bank's employees active at the time participation begins will be given credit for past service with the Bank. The Bank cannot amend the Bank's 401(k) plan to increase benefits or provide benefits not otherwise provided therein before the Effective Time without the consent of Peoples First.

       In addition, at or as soon as administratively feasible after the Effective Time, the Bank employees will be provided with such other employee benefits as Peoples First generally provides to employees of Peoples First affiliates from time to time, including life, medical and hospitalization and disability insurance and sick pay, personal leave and severance benefits, on a non-discriminatory and substantially similar basis. With respect to these benefits, the Bank employees generally will be credited for years of service at the Bank before the Effective Time for purposes of eligibility and benefit amounts or privileges paid or provided by Peoples First.

OPTION AGREEMENT

       In connection with the Acquisition Agreement, the Bank has granted Peoples First an irrevocable option to purchase 26,000 shares of Bank Common Stock. The Option Agreement, if exercised, would allow Peoples First to acquire 26,000 shares or 18.57% of Bank Common Stock outstanding after exercise. The purchase price on the exercise of the options is $57.8947 per share. The Option Agreement may be exercised by Peoples First in whole (but not in part) to the extent permitted by law at any time before the termination of the Acquisition Agreement only upon and after the occurrence of a "Purchase Event."

       The Option Agreement defines a "Purchase Event" to mean:

       (i) The filing by the Bank or any other person, other than in connection with a transaction contemplated by the Acquisition Agreement or to which Peoples First has given its prior consent, of an application or notice with any federal or state agency in which it is proposed that a person other than Peoples First, its subsidiaries or affiliates (a) purchase any shares of Bank Common Stock or option or warrant to purchase shares of Bank Common Stock;
(b) make a tender or exchange offer for any shares of Bank Common Stock or any other equity security of the Bank; (c) purchase, lease or otherwise acquire all or a substantial portion of the assets of the Bank, or (d) merge, consolidate or otherwise combine with the Bank;

       (ii) The entering into by a person in any of the transactions described immediately above in (i); or

       (iii) The making by any person, other than Peoples First or its subsidiaries, of a bona fide proposal to engage in any of the transactions described in (i) above.

       The Option Agreement terminates upon the earlier of (a) the consummation of the Merger, (b) the termination of the Acquisition Agreement in accordance with its terms before any Purchase Event, unless the Bank has materially breached any of its covenants, representations, or warranties in the Acquisition Agreement, (c) 6 months after the termination of the Acquisition Agreement in accordance with its terms following the occurrence of a Purchase Event, but in all events not later than 12 months after the occurrence of a Purchase Event, or (d) 60 days after the date of any meeting of Bank's shareholders at which they vote not to approve the Merger Proposal.

DIRECTOR AGREEMENTS

       The directors of the Bank have entered into a Director Agreement with Peoples First providing that each director agrees (i) not to transfer any shares of Bank Common Stock held by the director except in accordance with the Acquisition Agreement; (ii) subject to the receipt of a definitive prospectus-proxy statement, to vote (or appoint Peoples First as proxy to vote) all of the director's shares in favor of the Acquisition Agreement;
(iii) to take any and all other shareholder action necessary to accomplish the Merger; and (iv) except to the extent the fulfillment of the director's fiduciary duties requires such action, not to (and to cause the executive officers of the Bank not to) solicit, authorize the solicitation of, or enter into any discussions with any third party for the sale of the Bank. In addition, each director confirmed that the director is willing to continue to serve as a director of the Bank following the Merger.

       The Bank has also agreed not to, and, except to the extent the fulfillment of the fiduciary duties of Bank directors clearly requires such action, to cause the Bank's directors and executive officers not to solicit, authorize the solicitation of, or enter into any discussions with any third party (i) to purchase any shares of Bank Common Stock or any option or warrant to purchase shares of Bank Common Stock or any securities convertible into Bank Common Stock or any other equity security of the Bank; (ii) to make a tender or exchange offer for any shares of Bank Common Stock or any other equity security of the Bank; (iii) to purchase, lease or otherwise acquire all or a substantial portion of the assets of the Bank; or (iv) to merge, consolidate or otherwise combine with the Bank. The consummation of any of the actions set forth in (i)
- - (iv) of the preceding sentence, also constitutes a Purchase Event under the Option Agreement. See "Merger -- Option Agreement."

FEDERAL INCOME TAX CONSEQUENCES

       The Bank and Peoples First have received an opinion from Brown, Todd & Heyburn PLLC of Louisville, Kentucky, as to the federal income tax consequences of the Merger. Based on representations set forth in the opinion letter, Brown, Todd & Heyburn PLLC has expressed its opinion that, among other things:

       1. The Merger of the Interim Bank into the Bank, as described in "Description of the Merger," above, will constitute a reorganization under Sections 368(a)(1)(A) and 368(a)(2)(D) of the IRC.

       2. No gain or loss will be recognized by Peoples First or the Bank by reason of the Merger.

       3. No gain or loss will be recognized by shareholders of the Bank upon their receipt solely of Peoples First Common Stock in exchange for their shares Bank Common Stock.

       4. The basis of the shares of Peoples First Common Stock to be received by shareholders of the Bank (including any fractional share interests to which they may be entitled and for which they will receive cash) will be the same as their basis for their Bank Common Stock surrendered in exchange for Peoples First Common Stock.

       5. The holding period of the shares of Peoples First Common Stock received by each shareholder of the Bank will include the holding period during which the shareholder held Bank Common Stock surrendered in exchange for Peoples First Common Stock, provided the Bank Common Stock was held by the shareholder as a capital asset at the Effective Time.

       6. A shareholder of the Bank who receives cash in lieu of fractional share interests of Peoples First Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Peoples First. These cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed as provided in Section 302(a) of the IRC. As provided in Section 1001 of the IRC, gain or loss will be realized and recognized to such shareholder measured by the difference between the redemption price and the adjusted basis of Peoples First Common Stock surrendered therefor.

       A dissenting shareholder of the Bank who receives cash in exchange for his Bank Common Stock will be treated as having received a distribution in redemption of his Bank Common Stock, if the requirements of Section 302(b) of the IRC are met, applying the attribution rules of Section 318 of the IRC pursuant to Section 302(c) of the IRC. Under Section 1001 of the IRC, gain or (subject to the limitations of Section 267 of the IRC) loss will be realized and recognized by such shareholder receiving such cash payment measured by the difference between the cash payment and the adjusted basis of the Bank Common Stock surrendered, as determined under Section 1011 of the IRC.

       The foregoing summary is not a complete description of all the federal income tax consequences of the Merger. Each shareholder's individual circumstances may affect the tax consequences of the Merger to such shareholder. In addition, no information is provided herein with respect to the tax consequences of the Merger under applicable foreign, state or local laws. Consequently, each Bank shareholder is advised to consult his or her own tax advisor as to the specific tax consequences of the Merger to him or her.

REGULATORY APPROVALS

       The Merger is subject to approval by the Federal Reserve, the OTS, and the Tennessee Department of Financial Institutions. Peoples First has filed applications for approval of the transaction with the Federal Reserve, OTS, and the Tennessee Department of Financial Institutions. Although Peoples First and the Bank expect to obtain all regulatory approvals before, and to consummate the Merger in the third quarter of 1996, there can be no assurance when, or if, the applications will be approved.

OPERATIONS BEFORE THE MERGER

       The Acquisition Agreement requires the Bank to conduct its business only in the ordinary course before the Effective Time and imposes certain limitations on the operations of Bank and Peoples First before the Effective Time. See Sections 6.04, 6.05, 6.06, and 6.07 of the Acquisition Agreement, which is attached as Appendix A to this Prospectus-Proxy Statement.

       Beginning on February 16, 1996, for each calendar quarter before the Closing Date in which Peoples First declares a dividend on Peoples First Common Stock, the Bank may declare and pay a dividend on each share of Bank Common Stock outstanding in an amount not to exceed the product of 2.6146 ($57.8947 divided by $22.1429) multiplied by the amount of the dividend declared on Peoples First Common Stock.

DISTRIBUTION OF STOCK CERTIFICATES

       Upon consummation of the Merger, each holder of one or more stock certificates that previously had represented shares of Bank Common Stock (the "Bank Certificates") will be required to surrender his or her Bank Certificates to Peoples First. Upon the surrender of each holder's Bank Certificates, together with a properly executed Letter of Transmittal and all instruments or documents required to accompany the Letter of Transmittal, each Bank Certificate holder will receive a stock certificate representing shares of Peoples First Common Stock and a cash payment for any fractional shares.

       Until Bank Certificates have been surrendered and exchanged for the Merger Consideration, Peoples First will withhold dividends or other distributions, if any, with respect to shares of Peoples First Common Stock represented by unexchanged Bank Certificates. When such Bank Certificates are presented for exchange, any dividends or distributions so withheld will be paid without interest (and less the amount of taxes, if any, which have been imposed or paid thereon). Withheld dividends may be subject to forfeiture under applicable escheat laws if the Bank Certificates are not surrendered within specified periods of time that vary from state to state.

       ALL BANK SHAREHOLDERS ARE URGED TO EXCHANGE THEIR BANK CERTIFICATES AT THE EARLIEST POSSIBLE DATE AFTER CONSUMMATION OF THE MERGER.

       As soon as practicable after consummation of the Merger, transmittal forms will be sent to former shareholders of Bank for use in forwarding their Bank Certificates to Peoples First for surrender and exchange for the Merger Consideration. Until so surrendered, Bank Certificates will be deemed for all corporate purposes (except for the payment of dividends, which will be withheld pending exchange of certificates) to evidence the number of whole shares of Peoples First Common Stock plus a cash payment for any fractional share interest that the holder would be entitled to receive upon surrender.

OPERATIONS AFTER THE MERGER

       After the Merger, the Resulting Bank will operate under the name Guaranty Federal Savings Bank, and the officers of the Interim Bank immediately before the Effective Time are expected to continue as the officers of the Resulting Bank immediately after the Merger. Peoples First has no immediate plans to substantially alter the business of the Bank.

       The eight current members of the Bank Board immediately before the Effective Time will continue as members of the Board of Directors of the Resulting Bank after the Merger. Peoples First will appoint one additional member to the Board of Directors of the Resulting Bank immediately after the Merger.

RESALE OF PEOPLES FIRST COMMON STOCK

       The Peoples First Common Stock to be issued in the Merger has been registered under the Securities Act and will be freely transferable, except for shares received by persons deemed to be "affiliates" of the Bank at the time of the Special Meeting. Affiliates of the Bank may not offer to sell or otherwise dispose of their shares of Peoples First Common Stock acquired in the Merger except pursuant to an effective registration statement under the Securities Act covering such shares, or in compliance with Rule 145 promulgated under the Securities Act or other applicable exemption from the registration requirements of the Securities Act (the availability of such other exemption to be satisfactory to Peoples First's legal counsel). The Bank is required by the Acquisition Agreement to identify to Peoples First all persons who at the time of the Special Meeting may be considered affiliates of the Bank for purposes of Rule 145 under the Securities Act. Each of the affiliates of the Bank has delivered to Peoples First a written agreement that the affiliate will not offer to sell, or otherwise dispose of, any shares of Peoples First Common Stock received in the Merger in violation of the Securities Act.

                          COMPARATIVE RIGHTS OF SHAREHOLDERS

       The rights of Bank shareholders are currently governed by regulations promulgated by the OTS and the Bank's charter and bylaws. Bank shareholders will become shareholders of Peoples First at the Effective Time of the Merger, and their rights as such will be governed by the Kentucky Business Corporation Act and Peoples First's articles of incorporation and bylaws. The following is a summary of the material differences between the rights of holders of shares of Bank Common Stock and the rights of holders of Peoples First Common Stock. The summary does not purport to be a complete statement of the comparative rights of and differences between ownership of Shares of Bank Common Stock and Peoples First Common Stock and is qualified in its entirety by reference to (i) the articles of incorporation of Peoples First ("Peoples First's Articles"); (ii) the bylaws of Peoples First ("Peoples First's Bylaws"); (iii) the charter of Bank (the "Bank's Charter"); (iv) the bylaws of the Bank (the "Bank's Bylaws"); (v) regulations promulgated by the OTS, and (vi) the Kentucky Business Corporation Act, to which Bank shareholders are referred.

AUTHORIZED SHARES

       The authorized capital stock of Bank consists of 140,000 shares of Bank Common Stock, of which 114,000 shares are issued and outstanding, fully paid and nonassessable, and 100,000 shares of serial preferred stock, of which no shares are issued as of the date of this Prospectus-Proxy Statement. Subject to OTS approval, the Bank Board may authorize shares of serial preferred stock in series and fix the voting power, designation, preferences and relative rights of, and any qualifications, limitations or restrictions on the shares of each such series.

       The authorized capital stock of Peoples First consists of 30,000,000 shares of Peoples First Common Stock, of which 9,243,808 shares were issued and outstanding as of June __, 1996, and are fully paid and nonassessable, and 6,000,000 shares of preferred stock ("Preferred Stock"), none of which are currently issued or outstanding. Peoples First's Board of Directors may authorize the issuance of shares of Preferred Stock in series by adoption of a resolution or resolutions providing for one or more series of Preferred Stock with such preferences, limitations, and relative rights as may be determined by Peoples First's Board of Directors. Peoples First's Board of Director's has reserved one series of 300,000 shares of the Preferred Stock for issuance in connection with Peoples First's Shareholder Rights Agreement. See "Peoples First Shareholder Rights Agreement" below.

       If additional authorized shares of Peoples First Common Stock or Preferred Stock are actually issued, the holders of shares of Peoples First Common Stock before such issuance would own a proportionately smaller interest in Peoples First's total outstanding capital stock after issuance. Peoples First currently may not issue more than 30,000,000 shares of Peoples First Common Stock and 6,000,000 shares of Preferred Stock without prior shareholder approval.

SHAREHOLDER VOTING

       Except with respect to the election of directors and matters that are required by statute to be submitted to shareholders, any act of the shareholders of a Kentucky corporation requires that more votes be cast for than against the matter at a meeting at which a quorum is present. The affirmative vote of a majority of all the outstanding shares of a Kentucky corporation entitled to vote is required to approve certain actions specified in the corporate statutes such as mergers, share exchanges, certain sales of assets, and amendments of the articles of incorporation, among other things.

       Peoples First's Articles require the affirmative vote of the holders of at least 80% of the outstanding shares of Peoples First's voting stock to approve mergers, share exchanges and certain other "Business Combinations" (as defined in the Articles) between Peoples First and an entity controlled by a beneficial owner of more than 20% of Peoples First's voting stock (an "Interested Shareholder"). The supermajority voting provision does not apply if the transaction is either approved by a majority of the members of the Board of Directors who are unaffiliated with the Interested Shareholder or if certain minimum price and procedural requirements are met.

       The 80% voting requirement subjects the approval of Business Combinations to supermajority voting requirements that would not otherwise apply. This provision, frequently called a "fair price" provision, is designed to help ensure fair treatment of all shareholders in the event of a takeover. The proposed Merger is not a Business Combination requiring the 80% voting requirement.

       While these provisions were adopted to place the Board of Directors in a better position to evaluate acquisition offers and to negotiate with potential acquirors, certain of these provisions could have the effect of deterring certain forms of Business Combinations, including tender or exchange offers for Peoples First Common Stock. The provisions also could have the effect of maintaining incumbent management or of discouraging or defeating proposals that might be viewed as favorable by the holders of a majority of Peoples First Common Stock.

       Holders of Bank Common Stock possess exclusive voting rights, except to the extent that outstanding shares of serial preferred stock may have voting rights. Each holder of Bank Common Stock is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. The Bank's Charter provides that Bank shareholders are not entitled to vote cumulatively in the election of directors.

       Under OTS regulations, an affirmative vote of two-thirds of the outstanding voting stock is generally required for approval of a merger or other business combination. If any class of shares is entitled to vote as a class to approve a charter amendment in this context, an affirmative vote of a majority of the shares of each voting class and two-thirds of the total voting shares is required. When the purpose of the transaction is solely to create a savings and loan holding company, the vote of a majority the outstanding shares is generally required. The Bank's Charter does not contain any provisions requiring higher percentages than those set forth in the OTS regulations to approve certain transactions.

BOARD OF DIRECTORS

       Kentucky law requires cumulative voting in the election of directors. Under cumulative voting, each shareholder is entitled to vote the number of shares owned by him on the record date multiplied by the number of directors to be elected. Each shareholder may cast all of his votes for a single nominee or may distribute his votes in any manner among as many candidates as the shareholder sees fit.

       Under Kentucky law, at any time that the board of directors of a Kentucky corporation consists of nine or more members, the corporation can amend its articles of incorporation to provide that the directors be divided into two or three classes, each class to be as nearly equal in number as possible, and one class of directors to be elected annually. A classified board thus reduces the number of directors otherwise elected by shareholders each year, and increases the number of shares that must be voted together to elect any particular director. Adoption of a classified board may have the effect of discouraging a takeover attempt because it would take a majority shareholder a longer time to effect a change in the composition of the board of directors. To the extent that a classified board discourages takeover attempts, it would have an adverse effect on shareholders who would otherwise wish to participate in such transactions.

       Peoples First's Articles provide that the number of directors may not be less than nine nor more than thirty and authorize Peoples First's Board of Directors to establish the number of directors. The number of Peoples First's directors is currently set at nineteen. Peoples First's directors are divided into three classes. Peoples First's Bylaws provide that in an interval between shareholder meetings held for the election of directors, Peoples First's Board may increase the number of authorized directors by not more than three and may fill not more than the three newly created directorships resulting from the increase in the number of directors for a term of office continuing until the next election of directors by the shareholders.

       OTS regulations require that the board of directors of a federal savings bank have not fewer than seven nor more than fifteen directors divided into three classes as nearly equal in number of directors as possible. Directors are to be elected annually, by class, for a term of three years. The Bank Board currently has eight directors divided into three classes.

DIVIDENDS

       Holders of Peoples First Common Stock and holders of Bank Common Stock are both entitled to such dividends and other distributions as may be declared from time to time by the respective Boards of Directors of Peoples First and Bank out of funds legally available therefor. The boards of directors of both Peoples First and Bank are authorized to issue preferred stock, which may have preferential rights to receive dividends before dividends may be paid on shares of common stock.

       The principal sources of Peoples First's revenues are dividends from its subsidiary banks. The prior approval of the appropriate regulatory authorities is required if the total amount of all dividends declared by Peoples Bank in any calendar year would exceed Peoples Bank's net income for that year combined with retained net earnings for the preceding two calendar years. Federal regulations limit the dividend and capital distributions by First Kentucky FSB to (a) the greater of 75% of net income for the previous four quarters or (b) 100% of net income to date during the calendar year plus the amount that would reduce by one-half the surplus capital ratio of First Kentucky FSB at the beginning of the calendar year. Under these formulas, as of March 31, 1996, Peoples First's subsidiary banks could declare aggregate dividends of $20,793,000 without obtaining the prior approval of the appropriate regulatory authorities.

       Under regulations of the OTS, the Bank is not permitted to pay dividends on its capital stock if its regulatory capital would thereby be reduced below the amount then required for the liquidation account established for the benefit of certain depositors of Bank. Federal regulations impose additional limitations on the payment of dividends and other capital distributions (including stock repurchases and cash mergers) by a savings institution, depending upon the extent to which the institution's total capital, both immediately prior to, and on a pro forma basis after giving effect to, a proposed capital distribution, meets specific capital requirements. Federal regulations limit the dividend and capital distributions by the Bank to (a) the greater of 75% of net income for the previous four quarteres or (b) 100% of the Bank's net income to date during the calendar year plus the amount that would reduce by one-half its surplus capital ratio at the beginning of the calendar year. As of March 31, 1996, the Bank could declare aggregate dividends of $840,000 without OTS approval.

PEOPLES FIRST SHAREHOLDER RIGHTS AGREEMENT

       On January 18, 1995, the Peoples First Board of Directors declared a dividend distribution of one right (a "Right") for each outstanding share of Peoples First Common Stock to stockholders of record at the close of business on January 31, 1995 (the "Record Date"). Following adjustments for 5% stock dividends on Peoples First Common Stock declared on April 28, 1995 and on January 17, 1996, the number of Rights associated with each share of Peoples First Common Stock is 0.91. Each Right entitles the registered holder to purchase from Peoples First a unit consisting of one-hundredth of a share (a "Unit") of Junior Participating Preferred Stock (the "Participating Preferred") at a purchase price of $60.00 per Unit (the "Purchase Price"), subject to adjustment. The description and terms of the Rights are set forth in a Rights Agreement dated as of January 17, 1996 (the "Rights Agreement") between Peoples First and Boatmen's Trust Company, as Rights Agent.

       Initially, the Rights attach to all Peoples First Common Stock certificates representing shares then outstanding, and no separate Rights Certificates are distributed. The Rights will separate from the Peoples First Common Stock and a Distribution Date will occur upon the earlier of (i) 20 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 20% or more of the outstanding shares of Peoples First Common Stock (the "Stock Acquisition Date") or (ii) 20 business days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 30% or more of such outstanding shares of Peoples First Common Stock. The Rights are not exercisable until the Distribution Date and will expire at the close of business on January 31, 2005, unless earlier redeemed by Peoples First as described below. In addition to the Rights dividend on shares outstanding on the Record Date, the Rights Agreement provides for the automatic issuance of
0.91 of a Right (as adjusted for the two 5% stock dividends) with respect to each share of Peoples First Common Stock issued after the Record Date but before the earlier of the Distribution Date or the date on which the Rights expire.

       Until the Distribution Date, (i) the Rights will be evidenced by the Peoples First Common Stock certificates and will be transferred with and only with such Peoples First Common Stock certificates, (ii) new Peoples First Common Stock certificates issued after the Record Date will contain a notation incorporating the Rights Agreement by reference and (iii) the surrender for transfer of any certificates for Peoples First Common Stock outstanding will also constitute the transfer of the Rights associated with the Peoples First Common Stock represented by such certificate. Pursuant to the Rights Agreement, Peoples First reserves the right to require before the occurrence of a Triggering Event (as defined below) that, upon any exercise of Rights, a number of Rights be exercised so that only whole shares of Participating Preferred will be issued.

       As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of Peoples First Common Stock as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except as otherwise determined by the Board of Directors, only shares of Peoples First Common Stock issued before the Distribution Date will be issued with Rights.

       If, at any time following the Distribution Date, (i) an Acquiring Person engages in one or more "self-dealing" transactions as set forth in the Rights Agreement, (ii) a person becomes the beneficial owner of 30% or more of the then outstanding shares of Peoples First Common Stock (except pursuant to an offer for all outstanding shares of Peoples First Common Stock that a majority of the Continuing Directors (as defined below) who are not officers of Peoples First determine to be fair to and otherwise in the best interests of Peoples First and its shareholders), or (iii) during such time as there is an Acquiring Person, an event occurs that results in such Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split), each holder of a Right will thereafter have the right to receive, upon exercise, Peoples First Common Stock (or, in certain circumstances, cash, property or other securities of Peoples First) having a value equal to two times the exercise price of the Right. Notwithstanding any of the foregoing, following the occurrence of any of the events set forth in this paragraph, all rights that are, or (under certain circumstances specified in the Rights Agreement) were, beneficially owned by any Acquiring Person will be null and void. However, Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable by Peoples First as set forth below.

       For example, at an exercise price of $60 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following an event set forth in the preceding paragraph would entitle its holder to purchase $120 worth of Peoples First Common Stock based on the current market price (as defined in the Agreement) of Peoples First Common Stock for $60. Assuming that the current per share market price of Peoples First Common Stock is $20, the holder of each valid Right would be entitled to purchase 6 shares of Peoples First Common Stock for $60.

       If, at any time following the Stock Acquisition Date, (i) Peoples First is acquired in a merger or other business combination transaction in which Peoples First is not the surviving corporation (other than a merger which follows an offer described in the second preceding paragraph), or (ii) 50% or more of Peoples First's assets or earning power is sold or transferred, each holder of a Right (except Rights which previously have been voided as set forth above) shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a value equal to two times the exercise price of the Right. The events set forth in this paragraph and in the second preceding paragraph are referred to as the "Triggering Events."

       The Purchase Price payable, and the number of Units of Participating Preferred or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Participating Preferred, (ii) if holders of the Participating Preferred are granted certain rights or warrants to subscribe for Participating Preferred or convertible securities at less than the current market price of the Participating Preferred, or (iii) upon the distribution to holders of the Participating Preferred of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

       With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Participating Preferred on the last trading date before the date of exercise.

       At any time until twenty business days following the Stock Acquisition Date, Peoples First may redeem the Rights in whole, but not in part, at a price of $.01 per Right (payable in cash, Peoples First Common Stock or other consideration deemed appropriate by the Board of Directors). Under certain circumstances set forth in the Rights Agreement, the decision to redeem shall require the concurrence of a majority of the Continuing Directors. After the redemption period has expired, Peoples First's right of redemption may be reinstated if an Acquiring Person reduces his beneficial ownership to less than 10% of the outstanding shares of Peoples First Common Stock in a transaction or series of transactions not involving Peoples First. Immediately upon the action of the Board of Directors ordering redemption of the Rights, with, where required, the concurrence of the Continuing Directors, the Rights terminate and the only right of the holders of Rights will be to receive the $.01 redemption price.

       The term "Continuing Directors" means any member of the Board of Directors of Peoples First who was a member of the Board before the date of the Rights Agreement, and any person who is subsequently elected to the Board if such person is recommended or approved by a majority of the Continuing Directors, but shall not include an Acquiring Person or an affiliate or associate of an Acquiring Person or any representative of the foregoing entities.

       At any time after the Rights become exercisable for Peoples First Common Stock (or other consideration), the Board of Directors may exchange the Rights (other than Rights owned by an Acquiring Person which have become void), in whole or in part, at an exchange ratio of one share of Peoples First Common Stock, and/or other equity securities deemed to have the same value as one share of Peoples First Common Stock, per Right, subject to adjustment.

       Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of Peoples First, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to stockholders or to Peoples First, stockholders may, depending upon the circumstances, recognize taxable income if the Rights become exercisable for Peoples First Common Stock (or other consideration) or for common stock of the acquiring company as set forth above, or are exchanged as set forth above.

       Any of the provisions of the Rights Agreement may be amended by the Board of Directors of Peoples First before the Distribution Date. After the Distribution Date, the provisions of the Rights Agreement may be amended by the Board (in certain circumstances, with the concurrence of the Continuing Directors) in order to cure any ambiguity, to make changes which do not adversely affect the interests of the holders of Rights (excluding the interests of any Acquiring Person or an affiliate or associate of any such person), or to shorten or lengthen any time period under the Rights Agreement; PROVIDED, however, that no amendment to adjust the time period governing redemption shall be made at such time as the Rights are not redeemable.

       The Rights have certain anti-takeover effects. The Rights may cause substantial dilution to a person or group that attempts to acquire Peoples First without the approval of the Board of Directors unless the offer is conditioned upon a substantial number of Rights being acquired. The Rights, however, should not affect any prospective offeror willing to make an offer for all outstanding shares of the Peoples First Common Stock at a fair price and otherwise in the best interest of Peoples First and its shareholders as determined by the Board of Directors or affect any prospective offeror willing to negotiate with the Board of Directors. The Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Board of Directors may, at its option, at any time until 20 business days following the Stock Acquisition Date, redeem all but not less than all of the then outstanding Rights at the $.01 redemption price.

       The Rights Agreement specifying the terms of the Rights is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The foregoing description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement.

PREEMPTIVE RIGHTS

       Neither Peoples First's Articles nor the Bank's Charter provide their respective shareholders preemptive rights to acquire unissued shares.

DIRECTOR LIABILITY

       KRS 271B.8-300, provides that a director of a Kentucky corporation must discharge his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation. To discharge his duties on an informed basis, a director must make inquiry into the business and affairs of the corporation, or into a particular action to be taken or decision to be made, with the care an ordinary prudent person in a like position would exercise under similar circumstances. Unless the corporation's articles of incorporation contain a provision further limiting a director's liability for monetary damages, any action taken as a director, or any failure to take any action as a director, will not be the basis for monetary damages or injunctive relief unless (a) the director has breached or failed to perform his duties as a director in good faith, on an informed basis, and in a manner he honestly believes to be in the best interests of the corporation; and (b) in the case of an action for monetary damages, the breach or failure to perform constitutes willful misconduct or wanton or reckless disregard for the best interests of the corporation and its shareholders. A person bringing an action for monetary damages for breach of duty has the burden of proving by clear and convincing evidence the provisions of (a) and (b) above, and the burden of proving that the breach or failure to perform was the legal cause of the damages suffered by the corporation.

       Peoples First's Articles limit the liability of directors to Peoples First and its shareholders to the extent permitted by KRS 271B.2-020, which authorizes a corporation's shareholders to limit or eliminate the liability of a director to the corporation or its shareholders for monetary damages arising out of the director's breach of his fiduciary duty of due care. KRS 271B.2-020 does not allow for the elimination of the duty of due care that a director owes to a corporation, but allows for the elimination of a monetary recovery for breach of that duty. In addition, KRS 271B.2-020 does not relieve a director of his or her liability, monetary or otherwise, for the following actions resulting in harm to the corporation or shareholders: (i) for any transaction in which the director has a personal financial interest in conflict with the financial interest of the corporation or its shareholders; (ii) actions not taken in good faith or the failure to act in good faith; (iii) actions involving the intentional misconduct of a director; (iv) actions known by the director to violate law; (v) actions involving an improper dividend or improper repurchase of stock in violation of KRS 271B.8-330; and (vi) actions resulting in the receipt of an improper personal benefit by the director. KRS 271B.2-020 does not preclude or limit recovery of damages by third parties, nor does it limit or affect a director's liability for acts or omissions occurring before the effectiveness of an amendment to a corporation's articles of incorporation.

       Only directors, not officers, may benefit from the provisions of KRS 271B.2-020. The limitations of liability permitted by KRS 271B.2-020 extend only to the elimination of a recovery of a monetary remedy. Shareholders may still seek equitable relief, such as injunction, against an action of a director that is inappropriate.

       The Bank's Charter does not contain a provision to limit the personal liability of its directors for monetary damages.

INDEMNIFICATION

       Under Kentucky law, a corporation has broad powers of indemnification.
A person may be indemnified for judgments, penalties, fines, settlements, and reasonable expenses incurred by that person in proceedings in connection with the person's official capacity in the corporation. Indemnification against reasonable legal expenses incurred by a person in such a proceeding is mandatory when the person is wholly successful in the defense of the proceeding. However, under no circumstances may a person be indemnified for any actions taken in bad faith. Peoples First's Articles require Peoples First to indemnify its directors, officers, employees, and agents to the full extent permitted by law.

       The Bank's Charter and Bylaws do not contain any provisions relating to the indemnification of its directors and officers. Under OTS regulations, a savings association must indemnify its directors, officers and employees (i) for any amount for which such a person becomes liable under a judgment in an action brought or threatened because the person is or was a director, officer, or employee of the association, and (ii) for reasonable costs and expenses, including legal fees, if the person obtains a favorable judgment in the action. Indemnification may be made in the case of a settlement, a final judgment against the person, or a final judgment in favor of the person other than on the merits only if a majority of the disinterested directors of the savings association determine that the person was acting in good faith, within the scope of employment or authority, and in the best interest of the savings association. Prior notice of the proposed indemnification must be given to the OTS, and indemnification may not be paid if the OTS objects in writing within 60 days.

SPECIAL MEETINGS

       Kentucky law provides that special meetings of shareholders of a Kentucky corporation may be called by its board of directors or the persons authorized to do so by the articles of incorporation or bylaws, or by holders of at least 33-1/3% (or such higher or lower percentage as is contained in the articles of incorporation) of all votes entitled to be cast on any issue at the special meeting.

       Peoples First's Bylaws provide that special meetings of its shareholders may be called by its Chairman or Board of Directors, and must be called by the Chairman or the Board at the request of holders of not less than one-fifth of all shares of Peoples First Common Stock entitled to vote at the meeting.

       The Bank's Bylaws comply with OTS regulations and provide that special meetings of its shareholders may be called by the Chairman of the Board, the President or by a majority of the members of the Bank Board, or by holders of not less than one-tenth of the Bank's outstanding capital stock.


                           INFORMATION ABOUT PEOPLES FIRST

GENERAL

       Peoples First is a multi-bank and unitary savings and loan holding company registered with the Federal Reserve Board pursuant to the BHCA. In recent years, the Company has been one of the ten largest independent financial institutions headquartered in Kentucky. The Company conducts a complete range of commercial and personal banking activities in Western Kentucky through two wholly owned subsidiaries: Peoples Bank in McCracken, Marshall, Ballard, Livingston, Calloway and Graves Counties; and First Kentucky FSB in Muhlenberg, Ohio, McLean and Butler Counties. As of March 31, 1996, Peoples First had, on a consolidated basis, total assets of $1.30 billion, deposits of $1.05 billion, loans of $914 million, and stockholders' equity of $130 million.

       Peoples Bank, organized in 1926, provides a full range of banking services to the Western Kentucky region through its main office in Paducah, Kentucky and twelve full service branch offices, three limited service branch offices and one business operations office. Commercial lending services provided to medium-size and small businesses, real estate mortgage lending and individual consumer lending services are the primary source of operating revenues. Peoples Bank had total deposits of $896.9 million at December 31, 1995 and is the first or second largest commercial banking operation in each of the six counties it operates.

       First Kentucky FSB, organized in 1934, provides a broad array of banking services to the Western Kentucky region through its main office in Central City, Kentucky and five branch offices. Residential real estate mortgage lending is the primary source of operating income. First Kentucky FSB has total deposits of $151.3 million at December 31, 1995 and is largest financial institution headquartered in its immediate West-Central Kentucky market area.

       Information about Peoples First's directors, executive officers and principal shareholders is set forth in Peoples First's Proxy Statement dated March 25, 1996, which is incorporated by reference into Peoples First's Annual Report on Form 10-K for the year ended December 31, 1995. See "Incorporation By Reference."

STOCK MARKET AND DIVIDEND INFORMATION

       Peoples First Common Stock is traded on the NASDAQ National Market
System under the NASDAQ symbol "PFKY." The current market makers for the Peoples First Common Stock are Stifel, Nicolaus & Co. and J.J.B. Hilliard, W.L. Lyons, Inc. The following table sets forth the range of the high and low sales prices of Peoples First Common Stock and the dividends declared per share for the periods indicated. The per share information has been adjusted to reflect a 2-for-1 stock split distributed on January 4, 1994 and 5% stock dividends declared on April 28, 1995 and January 17, 1996. The reported sales price for Peoples First Common Stock on February 17, 1996, the last trading day preceding public announcement of the Merger, was $23.50 per share.

                                                                 Cash Dividends
Year    Quarter                     High           Low             Declared
- ----    -------                    ------         -----          --------------

1994   First Quarter              25.85          21.32               0.095
       Second Quarter             23.13          19.95               0.095
       Third Quarter              22.22          19.05               0.109
       Fourth Quarter             19.73          14.74               0.109

1995   First Quarter              18.14          15.65               0.109
       Second Quarter             18.33          15.95               0.109
       Third Quarter              21.67          17.38               0.143
       Fourth Quarter             22.38          20.00               0.143

1996   First Quarter              23.50          20.48               0.143
       Second Quarter (through                                       0.160
         June __, 1996)

- -------------------------

       As of June __, 1996, the last reported sales price of Peoples First Common Stock was $____ per share, and Peoples First had approximately 2,806 shareholders.

       The Peoples First Board currently intends to continue the payment of cash dividends on Peoples First Common Stock on a quarterly basis, dependent on future earnings, the financial condition of Peoples First, the assessment of Peoples First's future capital needs, and such other factors as the Board may deem relevant. As a bank holding company, Peoples First's ability to pay dividends is largely dependent upon dividend payments it receives from its subsidiaries, which dividend payments are subject to the limitations described under "Comparison of Bank Common Stock and Peoples First Common Stock--Dividends."

TRANSFER AND EXCHANGE AGENT

       Boatmen's Trust Company, St. Louis, Missouri serves as transfer agent and registrar for the Peoples First Common Stock and will act as Exchange Agent in connection with the Merger.


                              INFORMATION ABOUT THE BANK

GENERAL

       The Bank is a federally chartered savings bank that has operated in Montgomery County, Tennessee since 1973. The Bank converted to stock ownership in August 1981. The Bank is primarily a real estate mortgage lender originating 1 to 4 family residential mortgage loans largely in Clarksville and the Montgomery County market. The Bank also engages in an array of traditional banking activities, including offering savings and time deposit accounts, as well as NOW and money market accounts. The Bank's lending services include the making of secured real estate loans, consumer installment loans, and to a limited extent, commercial loans. The Bank's operating revenues are derived primarily from interest and fees on domestic real estate, consumer and commercial loans, interest on mortgage backed securities, collateralized mortgage obligations and securities of the United States government and federal agencies.

Significant income is also derived from the sale of loans, and fee income from the servicing of these loans for others.

       The Bank is the seventh largest financial institution in Montgomery County, Tennessee, in terms of total assets. At March 31, 1996, the Bank had total assets of $55.9 million, deposits of $41.7 million, loans of $44.8 million, and stockholders' equity of $3.2 million.

       The Bank's principal office is located at 502 Madison Street,
Clarksville, Tennessee and has approximately 8,000 square feet.   The Bank
recently opened a new branch office on Highway 48 South in Clarksville. The land and building are on a five year lease with an option to purchase or renew the lease agreement for three more terms during the initial period. The Bank also operates a mortgage loan production office located on Fort Campbell Boulevard in Clarksville, which is on a three year lease with two renewal options.

       The Bank has one wholly owned subsidiary, GF Data, Inc., which holds stock of Intrieve, Inc., Cincinnati, Ohio (formerly the Savings and Loan Data Corporation). This arrangement allows the Bank to utilize the services of Intrieve, Inc. for all its data processing needs.

       As of March 31, 1996, the Bank had 27 full-time employees and one part-time employee. Management considers employee relations to be good. None of the Bank's employees are covered by a collective bargaining agreement.

SUPERVISION AND REGULATION

       As a federally chartered stock savings bank whose deposits are insured by the Savings and Loan Insurance Fund ("SAIF"), the Bank is subject to extensive regulation by the OTS, as well as, to a limited extent, the Federal Deposit Insurance Corporation ("FDIC"). The lending, investments and other activities of the Bank are subject to federal and state laws and the regulations and requirements of the OTS. The Bank is also required to maintain certain minimum capital levels. The OTS regularly examines the Bank for compliance, and the Bank must file reports on a regular basis with the OTS providing financial and other operating data. In order to qualify for special regulatory and tax treatment the Bank must pass the Qualified Thrift Lender Tests of the OTS and Internal Revenue Service. These tests set benchmark levels for housing related investments a thrift must hold to qualify for special regulatory and tax treatment. The Bank's portfolio of assets has been structured to meet these requirements.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       Management's Discussion and Analysis of Financial Condition and Results of Operations ("Management's Discussion") is intended to provide a review of significant factors affecting the financial condition and results of operations of the Bank as of and for the two year period ended December 31, 1995 and as of and for the three-month periods ended March 31, 1996 and 1995. Management's Discussion should be read together with the financial information set forth in "Additional Financial Data" immediately following this section and the financial statements of the Bank and the related notes thereto. See INDEX TO FINANCIAL STATEMENTS OF GUARANTY FEDERAL SAVINGS BANK AND SUBSIDIARY.

       FINANCIAL CONDITION

                           As of December 31, 1995 and 1994

       Total assets increased $8,742,341 or 19.1% from $45,809,299 on December 31, 1994 to $54,551,640 on December 31, 1995. The increased asset level reflects growth in loans which increased $8,978,909 or 25.6% from December 31, 1994 to December 31, 1995. Residential construction loans and one-to-four family residential loans accounted for the majority of the increase. Increases in residential loans reflect the strong loan demand in the Montgomery County due to the area's economic growth and the Bank's desire to retain the shorter term and adjustable rate mortgage loans it originates. The Bank generally sells its long-term, fixed rate mortgage loans in the secondary market in order to avoid the interest rate risk and build its mortgage servicing portfolio. The Bank sold approximately $18.6 million of loans in 1995 compared to $13.1 million in 1994.

       Investment securities, including mortgage-backed securities and Federal Home Loan Bank ("FHLB") stock, decreased slightly, from $9,855,187 at December 31, 1994 to $8,860,969 at December 31, 1995. At December 31, 1995,
the book value of the Bank's investment portfolio exceeded its fair value by $48,936, or approximately 1.5%. Additional information about the Bank's investment portfolio at December 31, 1995 and 1994 is included in the tables under "Investment Securities" below.

       The increase in assets in 1995 was funded primarily by an increase in deposits and advances from the FHLB. Total deposits at December 31, 1995 increased 9.3% or $3,486,206 over total deposits at December 31, 1994. The principal category of deposits to increase was time deposits (which increased by approximately $4,686,563 from 1994 to 1995). The increase in time deposits reflected management's efforts to attract deposits by maintaining competitive interest rates. The loan to deposit ratio reached a year-end level of 107.3% at December 31, 1995, up from 93.4% at December 31, 1994. FHLB advances totaled $9,925,716 at December 31, 1995, an increase of $4,656,533 from the December 31, 1994 total of $5,269,183. The terms of these advances are structured to match the repricing characteristics of annual adjustable residential and short-term construction loans.

                            As of March 31, 1996 and 1995

       Total assets increased $6,250,923 or 12.6% from $49,608,598 on March 31, 1995 to $55,859,521 on March 31, 1996. The increased asset level reflects growth in loans which increased $6,216,059 or 16.1% from March 31, 1995 to March 31, 1996. Residential construction loans accounted for most of the increase. The increase in residential construction loans reflects the continued strong loan demand in the Montgomery County area due to the area's economic growth and the Bank's desire to retain the shorter term and adjustable rate mortgage loans it originates.

       Investment securities decreased $1,450,936 from $9,563,516 at March 31, 1995 to $8,112,580 at March 31, 1996.

       The increase in total assets at March 31, 1996 was funded primarily by an increase in deposits and advances from the FHLB. Total deposits at March 31, 1996 increased 5.8% or $2,303,849 over total deposits at March 31, 1995. The principal category of deposits to increase was time deposits (which increased by approximately $3,134,757 from 1995 to 1996). The increase in time deposits was due primarily to management's efforts to attract deposits and to a lesser degree, the movement from existing interest bearing transaction accounts into time deposits. The loan to deposit ratio was 107.3% at March 31, 1996, up from 97.9% at March 31, 1995. FHLB advances totaled $10,417,001 at March 31, 1996, an increase of $3,406,197 from the March 31, 1995 total of $7,010,804. The increased borrowing was used to fund loan growth and to match repricing characteristics.

       RISK MANAGEMENT

       The Bank's management goal in structuring the balance sheet is to maximize the return on stockholders' equity while minimizing associated risks. The major risks involved in lending are market and credit risk. The following is a discussion concerning the Bank's management of market and credit risks.

       As of December 31, 1995, the Bank had $37,673,432 or 85.6% of total loans outstanding secured by real estate of which $28,663,445 were secured by 1-4 family residential mortgages, substantially all of which are at adjustable rates. Net construction loans totaled $5,706,486 or 13.0% of outstanding loans at December 31, 1995. Commercial loans totaled $5,986,579 or 13.6% at December 31, 1995 of which $3,303,501 were secured by real-estate. The commercial loan portfolio includes loans made primarily to businesses located in its primary lending area of Clarksville/Montgomery County and are generally secured by business assets such as real estate, inventory, accounts receivable, and equipment. Consumer loans and other loans as of December 31, 1995 totaled $3,671,090 or 8.3% of the portfolio and are primarily secured by new and used automobiles, mobile homes and deposits with financial institutions. Additional information about the Bank's loan portfolio at December 31, 1995 and 1994 , including risk elements and the Bank's allowance for loan losses, is included in the tables under "Loan Portfolio" below.

       As of March 31, 1996, the Bank had $37,941,663 or 84.7% of total loans outstanding secured by real estate of which $28,571,360 were secured by 1-4 family residential mortgages, substantially all of which are at adjustable rates. Net construction loans totaled $5,793,249 or 12.9% at March 31, 1996. Commercial loans totaled $6,368,842 or 14.2% at March 31, 1996 of which $3,577,054 were secured by real estate. Consumer loans and other loans as of March 31, 1996 totaled $4,058,578 or 9.1% of the portfolio and are primarily secured by new and used automobiles, mobile homes and deposits with financial institutions.

       The Bank had no loans to any foreign countries on any of the dates covered by the financial statements. Additionally, the Bank has refrained from financing speculative transactions, such as highly leveraged corporate buy-outs, which management believes would subject the Bank to an unacceptable level of risk.

       At March 31, 1996, the Bank utilized FHLB advances to help fund increases in earning assets. The terms of these advances are structured to match the repricing characteristics of annual adjustable residential and short-term construction loans.

       As of March 31, 1996, nine loans with a total principal balance of approximately $89,000 were listed as non-accrual while an additional $383,347 of loans were more than ninety days past due and still on an accrual basis. These loans, commonly known in the banking industry as nonperforming loans, represented approximately 1.1% of loans outstanding at March 31, 1996, compared to 1.5% at December 31, 1995. Management is working closely with each of these borrowers with nonperforming loans to resolve the problems with the objective of restoring the status of their lines of credit as performing assets.

Other than those loans referred to above, there were no loans at March 31, 1996 or December 31, 1995 where, based on information known at the time, management had serious doubts as to the ability of the borrowers to comply with present loan terms.

       The Bank's allowance for loan losses at March 31, 1996 was 104% of nonperforming loans, compared to 79.5% at December 31, 1995. Net charge-offs to average outstanding loans was 0.36% and 0.01% for the three months ended March 31, 1996 and March 31, 1995, respectively. Management anticipates the provision for loan losses will increase in 1996 as set forth below.

       The allowance for loan losses, amounting to $493,066 at March 31, 1996 represents 1.10% of total loans outstanding. At December 31, 1995 and 1994 the allowance for loan losses amounted to 1.18% and 1.71%, respectively, of total loans outstanding. The allowance is maintained at a level which management considers adequate to absorb estimated potential losses in the loan portfolio, after reviewing the individual loans and in relation to risk elements in the portfolio and giving consideration to the prevailing economy and anticipated changes. As of December 31, 1995 and 1994, management determined the allowance was adequate and did not provide a provision for loan losses. The provision for loan losses for the three months ended March 31, 1996 was $15,000 compared to $0 for the three months ended March 31, 1995. Management increased the provision due to increased charge-offs and outstanding loans.

       RESULTS OF OPERATIONS

                  For The Two Years Ended December 31, 1995 and 1994

       Net income was $441,881 in 1995 compared to $261,455 in 1994, an increase of $180,426 or 69.0%. The increase was due primarily to increased net interest income of $316,831. The increased net interest income was attributable to both an improvement in the net interest spread (the difference between average rates earned on earning assets and average rates paid on deposits and other interest-bearing liabilities) and increases in the average balances of loans. On a tax equivalent basis, net interest margin (net interest income as a percent of interest-earning assets) increased 9 basis points from 3.06%. Other income for 1995 increased $174,364 or 33.2% due primarily to an increase of $149,478 in gain on sale of mortgage loans. This increase reflects the additional $5.5 million in sales of mortgage loans in the secondary market in 1995 compared to 1994 and the Bank's adoption effective January 1, 1995 of Statement of Financial Accounting Standards No. 122, Accounting for Mortgage Servicing Rights"("SFAS 122"). SFAS 122 requires that rights to service mortgage loans for others be recognized as assets, without regard to whether those assets were acquired in purchase transactions or were acquired through loan originations. SFAS 122 also eliminates the previous requirement that gains on mortgage loan sales be offset against the related mortgage servicing right asset. The adoption of this statement resulted in a $55,064 increase in gain on sale of mortgage loans in 1995.

                  For The Three Months Ended March 31, 1996 and 1995

       Net income for the three months ended March 31, 1996 was $116,373, an increase of $52,291, or 81.6% from the three months ended March 31, 1995. The increase in net income is largely attributable to total asset growth, an increase in the net interest margin, and gains on sale of mortgage loans. The net interest margin increased 41 basis points from 3.04% at March 31, 1995 to 3.45% at March 31, 1996. Increased net interest income for the first three months of 1996 was attributable to both improved net interest spreads and greater loan volume. The provision for loan losses for the three months ended March 31, 1996 was $15,000 compared to $0 for the same period in 1995. Net charge-offs were $39,695 and $400 , for the three months ended March 31, 1996 and 1995, respectively. Other income for the three months ended March 31, 1996 increased 76.5% from the same period in 1995 primarily from an increase of $57,074 in gain on sale of mortgage loans related to increased sales of mortgage loans in the secondary market. Compensation and benefits expense, the largest component of other expense, increased 19.3% for the three months ended March 31, 1996 from the three months ended March 31, 1995 due to increased servicing personnel, additional staffing for the Bank's new office, and normal pay raises and health insurance costs for existing employees.

       CAPITAL RESOURCES

       At March 31, 1996 and December 31, 1995 and 1994, the Bank's equity capital was $3,184,867, $3,072,506 and $2,494,849, respectively. The Bank dividend payout ratio was approximately 26% in 1994 and approximately 15% in 1995. Regulatory banking laws restrict the amount of dividends that may be paid by the Bank without obtaining prior approval of regulatory authorities. At March 31, 1996, approximately $840,000 in retained earnings was available for the payment of dividends without OTS approval.

       Under risk-based capital requirements, a credit risk is assigned to various categories of assets and commitments. Each category of assets is assigned a percentage related to risk, ranging from 0% for assets backed by the full faith and credit of the United States to 100% for loans other than residential real estate and certain off-balance sheet commitments. For the periods ending March 31, 1996, December 31, 1995 and 1994, the Bank's Tier 1 risk-adjusted capital ratio was 10.77%, 11.57% and 12.21%, respectively. For the periods ending March 31, 1996, December 31, 1995 and 1994, the Bank's total risk-adjusted capital ratio was 12.02%, 12.83% and 13.48%, respectively.

       LIQUIDITY

       The Bank's objective of liquidity management is to ensure the ability to access funding to satisfy the cash flow requirements of depositors and borrowers. In the past, the Bank's cash flows provided by financing activities (primarily through deposits) generally exceeded cash flows from operations and were used to fund investing activities. During 1995 and 1994, due to increased portfolio demand coupled with relatively low interest rate environment, financing activities funding was partially derived from increased levels of FHLB advances.

       The Bank is required under Federal regulations to maintain certain specified levels of "liquid investments" which include certain United States Government obligations and other approved investments. Current regulations require the Bank to maintain liquid assets of not less than 5% of its net withdrawable accounts plus short-term borrowings. Short-term liquid assets must consist of not less than 1% of such accounts and borrowings, of which amount is also included within the 5% requirement. These levels may be changed from time to time by regulators to reflect the current economic conditions. The Bank has maintained liquidity in excess of regulatory requirements. The Bank's regulatory liquidity was 7.30% and 5.64% at December 31, 1995 and 1994, respectively and its short-term liquidity was 2.78% and 1.26%, at such dates, respectively.

       The Bank actively manages its interest rate sensitivity through its Asset Liability Management (ALM) Committee. The primary objective of the ALM committee is to optimize earnings while controlling interest rate risks within internal policy constraints.

       IMPACT OF INFLATION

       Unlike most industrial companies, the assets and liabilities of financial institutions such as the Bank are primarily monetary in nature. Therefore, interest rates have a more significant effect on the Bank's performance than the effect of general levels of inflation on the price of goods and services. While interest rates earned and paid by the Bank are affected to a degree by the rates of inflation, the Bank believes that the effects of inflation are generally manageable through the asset/liability management, as described above under "Liquidity" and by other management measures.

       INDUSTRY DEVELOPMENTS

       Federal law requires that the FDIC maintain the reserve level of the Savings Association Insurance Fund ("SAIF") and Bank Insurance Fund ("BIF") at 1.25% of insured deposits. Reserves are funded through the payments by insured institutions of insurance premiums. On September 30, 1995, due to the BIF reaching the required reserve level, the FDIC reduced the insurance premiums for members of BIF to a range of between 0.4% and 0.31% of deposits while maintaining the current range of between 0.23% and 0.31% of deposits for members of SAIF. To the extent the BIF exceeds the 1.25% ratio, current law allows the FDIC to further reduce BIF premiums. The FDIC is required to set insurance premiums independently for members of BIF and SAIF.

       A disparity in insurance premiums between those required for SAIF members, such as the Bank, and BIF members could allow BIF members to attract and retain deposits at a lower effective cost than SAIF members. If, as a result of the reduction in insurance premiums, BIF members in the Bank's market area increase interest rates paid on deposits, it could put competitive pressure on the Bank to raise the interest rates paid on deposits thus increasing the Bank's cost of funds and possibly causing a reduction of net interest income. An increase in interest expense would also impair the Bank's ability to maintain low operating costs. The resultant competitive disadvantage could result in the Bank losing deposits to BIF members who have a lower cost of funds and are, therefore, able to pay higher rates of interest on deposits. Although the Bank has other sources of funds, these other sources may have higher costs than those of deposits, resulting in lower net yields on loans originated using such funds. Several alternatives to mitigate the effect of the BIF/SAIF insurance premium disparity have been proposed by the U.S. Congress, federal regulators, industry representatives and the executive branch of the United States Government. Management is unable to predict whether any proposals will be enacted or whether ongoing SAIF premiums will be reduced to a level comparable to that of BIF premiums.

                              I.  INVESTMENT SECURITIES


SECURITIES AVAILABLE FOR SALE

BOOK VALUE AT FAIR VALUE                                 1995             1994
December 31,
- --------------------------------------------------------------------------------
U.S. treasury and agencies                        $   599,015      $   770,243

Mortgage-backed securities - Government agencies    4,410,553        4,630,932
                                                  -----------      -----------

                                                  $ 5,009,568      $ 5,401,175
                                                  -----------      -----------
                                                  -----------      -----------

MATURITY DISTRIBUTION                                    Fair         Weighted
December 31, 1995                                       Value    Average Yield
- --------------------------------------------------------------------------------
U.S. treasury and agencies
  Due in one year or less                         $   599,015            5.22%
Mortgage-backed securities - Government agencies
  Due in one year or less                             495,940            6.07%
  Due after one year through five years             1,800,633            6.80%
  Due after five years through ten years            1,454,858            6.54%
  Due after ten years                                 659,122            5.68%
                                                  -----------
                                                  $ 5,009,568            6.31%
                                                  -----------            -----
                                                  -----------            -----

SECURITIES HELD TO MATURITY

BOOK VALUE AT AMORTIZED COST
December 31,                                             1995             1994
- --------------------------------------------------------------------------------
U.S. treasury and agencies                        $ 1,080,592      $ 1,473,568
Mortgage-backed securities - Government agencies    2,240,009        2,656,144
                                                  -----------      -----------
                                                  $ 3,320,601      $ 4,129,712
                                                  -----------      -----------
                                                  -----------      -----------

MATURITY DISTRIBUTION                               Amortized         Weighted
December 31, 1995                                        Cost    Average Yield
- --------------------------------------------------------------------------------
U.S. treasury and agencies
  Due after one year through five years           $   980,592            5.38%
  Due after five years through ten years              100,000            6.25%
Mortgage-backed securities - Government agencies
  Due in one year or less                             128,786            8.13%
  Due after one year through five years             1,491,628            6.15%
  Due after five years through ten years              480,561            5.98%
  Due after ten years                                 139,034            6.79%
                                                  -----------
                                                  $ 3,320,601            6.00%
                                                  -----------            -----
                                                  -----------            -----

As of December 31, 1995, the Bank owned no securities (other than U.S. treasury and agencies) issued by one issuer for which the book value exceeded ten percent of stockholders' equity.

                                 II.  LOAN PORTFOLIO

LOAN PORTFOLIO
December 31,                                             1995             1994
- --------------------------------------------------------------------------------
Commercial, financial and agricultural           $  2,683,078     $  1,421,239
Real Estate
  Construction                                      5,706,486        2,347,455
  Residential mortgage                             28,663,445       25,400,318
  Commercial mortgage                               3,303,501        3,126,669
Consumer, net                                       3,671,090        2,753,010
                                                 ------------     ------------
                                                 $ 44,027,600     $ 35,048,691
                                                 ------------     ------------
                                                 ------------     ------------

PERCENT OF LOANS IN EACH
  CATEGORY TO TOTAL LOANS
December 31,                                             1995             1994
- --------------------------------------------------------------------------------
Commercial, financial and agricultural                  6.09%            4.06%
Real Estate
  Construction                                         12.96%            6.70%
  Residential mortgage                                 65.11%           72.47%
  Commercial mortgage                                   7.50%            8.92%
Consumer, net                                           8.34%            7.85%
                                                        -----            -----
                                                      100.00%          100.00%
                                                      -------          -------
                                                      -------          -------


The following table presents the maturities in the loan portfolio, excluding commercial paper, real estate mortgage, installment, consumer revolving credit and other loans at December 31, 1995:

                                  Commercial
LOAN PORTFOLIO MATURITIES      financial and      Real estate
December 31, 1995               agricultural     construction            Total
- --------------------------------------------------------------------------------
One year or less                 $         0      $ 5,706,486      $ 5,706,486
One to five years                  2,245,188                0        2,245,188
Over five years                      437,890                0          437,890
                                 -----------      -----------      -----------
                                 $ 2,683,078      $ 5,706,486      $ 8,389,564
                                 -----------      -----------      -----------
                                 -----------      -----------      -----------

The amounts of these loans due after one year which have predetermined rates and adjustable rates are $2,388,309 and $294,769, respectively.

RISK ELEMENTS
December 31,                                             1995             1994
- --------------------------------------------------------------------------------
Nonaccrual loans                                    $  65,371        $  29,393
Past due loans                                        586,012          288,377
Renegotiated loans                                          0                0
                                                    ---------        ---------
                                                    $ 651,383        $ 317,770
                                                    ---------        ---------
                                                    ---------        ---------

Internal credit review procedures are designed to alert management of possible credit problems which could create serious doubt as to the future ability of borrowers to comply with loan repayment terms. At December 31, 1995, loans with a total principal balance of $123,083 had been identified that may become nonperforming in the future. Potential problem loans are not included in nonperforming assets since the borrowers currently meet all applicable loan agreement terms. The identified potential problem loans total consists of several different loans and are generally loans for which the collateral appears to be sufficient but that have potential financial weakness evidenced by internal credit review's analysis of historical financial information.

There were no foreign loans outstanding at anytime during the last two years.

As of December 31, 1995, there was no concentration of loans exceeding 10% of total loans which are not otherwise disclosed in the Loan Portfolio table. There were no amounts loaned in excess of 10% of total loans to a multiple of borrowers engaged in similar activities which would cause them to be similarly impacted by economic or other conditions. Most loans are originated in the immediate market area of the Bank.

SUMMARY OF LOAN LOSS EXPERIENCE
For the Year Ended December 31,                          1995             1994
- --------------------------------------------------------------------------------

Balance at beginning of period                      $ 600,257        $ 610,204
Loans charged off:
Commercial, financial and agricultural                      0                0
  Real Estate
    Construction                                            0                0
    Residential mortgage                                    0                0
    Commercial mortgage                                     0                0
  Consumer, net                                        94,821           26,522
                                                    ---------        ---------
                                                       94,821           26,522
Loan charge-off recoveries:
Commercial, financial and agricultural                      0                0
  Real Estate
    Construction                                            0                0
    Residential mortgage                                    0                0
    Commercial mortgage                                     0                0
  Consumer, net                                        12,325           16,575
                                                    ---------        ---------
                                                       12,325           16,575
                                                    ---------        ---------
Net loan charge-offs                                   82,496            9,947
Provision charged to expense                                0                0
                                                    ---------        ---------
Balance at end of period                            $ 517,761        $ 600,257
                                                    ---------        ---------
                                                    ---------        ---------

Ratio of net charge-offs to average loans               0.21%            0.03%

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
December 31,                                             1995             1994
- --------------------------------------------------------------------------------
Commercial, financial and agricultural              $  91,761        $  68,788
  Real Estate
    Construction                                      121,976           71,011
    Residential mortgage                               78,423           98,350
    Commercial mortgage                                98,857          132,414
  Consumer, net                                       126,744          229,694
                                                    ---------        ---------
                                                    $ 517,761        $ 600,257
                                                    ---------        ---------
                                                    ---------        ---------

                                     III. RATIOS

RETURN ON EQUITY AND ASSETS
For the Year Ended December 31,                          1995             1994
- --------------------------------------------------------------------------------
Return on average assets                                0.88%            0.64%
Return on average equity                               15.87%           10.41%
Dividend payout ratio                                  15.46%           26.20%
Average equity to average total assets ratio            5.55%            6.14%


DIRECTORS, EXECUTIVE OFFICERS, AND PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information about the individual directors and executive officers of the Bank, the directors and executive officers of the Bank as a group, and persons known to the Bank to beneficially own more than 5 percent of the outstanding Bank Common Stock (all of whom are also directors).




                                                                              Shares of
                                                          Director          Common Stock
Name, Age(1), Principal Occupation or Position,         or Executive        Beneficially       Percentage of
Other Directorships                                    Officer Since          Owned (2)          Class (3)
- ----------------------------------                     -------------        ------------       -------------
R. KEITH BENNETT, 34 . . . . . . . . . . . . . .           1993                   835                *
  President and Chief Executive Officer
  Guaranty Federal Savings Bank

ABNER B. HARVEY, JR., 64 . . . . . . . . . . . .           1973                 4,842              4.25%
  Insurance Agent
  Cummings Insurance Agency
  Clarksville, Tennessee

ALBERT P. MARKS, 58. . . . . . . . . . . . . . .           1973                10,542(4)           9.25%
  Partner, Law Firm of Marks,
  Shell, Maness & Marks
  191 Norwood Trails
  Clarksville, Tennessee



                                                                              Shares of
                                                          Director          Common Stock
Name, Age(1), Principal Occupation or Position,         or Executive        Beneficially       Percentage of
Other Directorships                                    Officer Since          Owned (2)          Class (3)
- ----------------------------------                     -------------        ------------       -------------
JACK MAYER, 72 . . . . . . . . . . . . . . . . .           1988                 1,100 (5)          *
  Retired - Former Owner and
  General Manager WDXN Radio
  Clarksville, Tennessee

DAVID P. NUSSBAUMER, 63. . . . . . . . . . . . .           1973                 1,428              1.25%
  Independent Insurance Agent
  Clarksville, Tennessee

BRYCE SANDERS, JR., 47 . . . . . . . . . . . . .           1988                   146              *
  Manager of Conwood Corp.
  Clarksville, Tennessee

JOHN C. SITES, 71. . . . . . . . . . . . . . . .           1973                 6,624              5.81%
  Retired Former President
  Sites Jewelers, Inc.,
  264 East Porter's Bluff
  Clarksville, Tennessee

ROBERT E. THOMPSON, 68 . . . . . . . . . . . . .           1988                   351              *
  Montgomery County
  Executive Office
  Clarksville, Tennessee

All directors and executive
  officers of the Bank as a group
 (8 persons) . . . . . . . . . . . . . . . . . .                               25,868              22.69%


- -----------------------------------

       *       Less than one percent.

       (1)     As of December 31, 1995.

       (2) In the table above, the named person has sole voting and dispositive power with respect to the reported shares unless otherwise indicated. When joint ownership is noted, the joint owners share voting and dispositive power with respect to the shares. When holdings of a family member are included but are noted as being held "individually," the family member has sole voting and investment powers with respect to the indicated shares.

       (3) None of the listed individuals or the group is expected to beneficially own 1% or more of the total shares of Peoples First Common Stock outstanding after consummation of the Merger.

       (4)     Includes 1,000 shares held by Mr. Mark's wife.

       (5)     Includes 1,000 shares held by Mr. Mayer's wife.

       Peoples First may be deemed to beneficially own 26,000 authorized but unissued shares of Bank Common Stock for which it was granted an option to purchase on February 16, 1996. If Peoples First is deemed to be the beneficial owner of these shares, it would beneficially own approximately 18.57% of the outstanding Bank Common Stock following exercise of the Option. See "Merger -- Option Agreement."

DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

       The following table sets forth the cash and noncash compensation for each of the last three fiscal years awarded to or earned by the President and Chief Executive Officer of Bank for services rendered in all capacities to the Bank.



                              Summary Compensation Table



                                                  Annual Compensation
                                          -----------------------------------

                                                               Other Annual         Other
Name and Principal Position     Year     Salary     Bonus     Compensation(1)   Compensation(2)
- ---------------------------    ------   --------   -------    --------------    --------------
R. Keith Bennett                1995    $53,975    $9,446        $1,680            $2,883
President and Chief Executive   1994    $51,030    $2,424        $1,060            $2,404
Officer (3)                     1993    $35,386    $2,339        $  242            $  933


- -----------------------

       (1) Does not include perquisites, the value of which in all cases did not exceed 10% of the total of the named individual's salary and bonus. Listed amounts represent commissions on credit life insurance premiums in connection with extensions of credit by the Bank.

       (2) Other Compensation includes 401(k) contributions of $1,742, $1,471 and $0, and life insurance premiums of $1,141, $933, and $933 paid in 1995, 1994 and 1993, respectively.

       (3) Mr. Bennett joined the Bank as Vice President and Senior Lending Officer on April 12, 1993.

       The Bank has no plan or other agreement providing for grants of stock options or other stock-based incentive compensation to its chief executive officer or other employees.

       EMPLOYMENT AGREEMENT. On January 18, 1996, the Bank and Mr. Bennett entered into an employment agreement providing for his employment as Chief Executive Officer of the Bank through December 31, 1998 at an annual salary of $65,000, which may be increased from time to time at the discretion of the Bank Board based on the Bank's performance. Mr. Bennett is also entitled to participate in discretionary bonuses authorized by the Bank Board for the Bank's key management employees, and in employee retirement and medical plans. Mr. Bennett receives certain fringe benefits, including use of an automobile provided by the Bank and memberships in a civic club and a country club, and certain benefits upon retirement or other termination of employment based on the cash value of a $100,000 life insurance policy held by the Bank.

       Under the employment agreement, the Board of Directors of the Bank may terminate Mr. Bennett's employment at any time, for "cause." Termination for "cause" is defined as termination for personal dishonesty, breach of a fiduciary duty involving personal profit, failure to perform material stated duties, willful misconduct, willful violation of any law, rule, regulation (other than relating to a traffic violation or similar offense), the imposition of a final cease-and-desist order by applicable regulatory authorities related to the failure to perform required duties, termination or suspension of employment at the order of regulatory authorities or following the Bank's default under regulations of the FDIC or material breach of any provision of the employment agreement. If employment is terminated by the Bank for cause, the Bank would only be obligated to pay salary up to the date of termination. If employment is terminated by the Bank other than for cause, Mr. Bennett would be entitled to receive salary for one year following termination. If employment is terminated by the Bank in connection with a change in control of the Bank, or by Mr. Bennett after a change in control in the event of certain actions by the Bank affecting his employment without his consent, Mr. Bennett would be entitled to receive an amount equal to 2.99 times base pay (as defined) less amounts otherwise payable under the employment agreement. If employment is otherwise voluntarily terminated by Mr. Bennett, he would be entitled to receive compensation and vested benefits through the date of termination.

       DIRECTOR COMPENSATION. Directors who are not employees of the Bank receive $200 per regularly scheduled Bank Board meeting attended. Each director is permitted one paid absence each year. Directors also receive $35 for each special meeting of the Bank Board and Bank Board committee meeting attended.


STOCK MARKET AND DIVIDEND INFORMATION

       No established public trading market exists for Bank Common Stock, and no brokerage firm makes a market in Bank Common Stock. Trading in shares of Bank Common Stock has historically occurred locally in isolated, privately negotiated transactions. The following table sets forth the range of high and low sales prices for transactions in Bank Common Stock reported to the Bank during each full quarterly period beginning with the 1994 calendar year. There may have been other transactions in Bank Common Stock during those periods that were not reported to the Bank.

                                                                Cash
                                                                Dividend
Year   Quarter                     High           Low           Declared
- ----   -------                     ----           ---           --------

1994:  First Quarter              $18.00         $18.00            ---
       Second Quarter                *              *              ---
       Third Quarter               20.00          19.50            ---
       Fourth Quarter              20.00          19.00           $.60

1995:  First Quarter               20.00          20.00            ---
       Second Quarter              19.00          19.00            ---

       Third Quarter               20.00          20.00            ---
       Fourth Quarter                *              *              .60

1996:  First Quarter                 *              *              ---
       Second Quarter                *              *              ---
       (through June __, 1996)

- -------------------------

*No trades known to management of Bank.

       On August 13, 1996, the most recent date for which sales information is known to management of the Bank, shares of Bank Common Stock were sold at a price of $20.00 per share, which is also the last sales price per share of Bank Common Stock known to management of the Bank before public announcement of the Merger. As of the Record Date, the Bank had approximately 190 shareholders. Based on the last reported sales price per share of Peoples First Common Stock, $__________ on __________, 1996, the aggregate value of the Merger Consideration per share of Bank Common Stock would be $________.


                                  OTHER INFORMATION

RIGHTS OF DISSENTING SHAREHOLDERS

       The following summary is qualified in its entirety by reference to 12 C.F.R. Section 552.14, attached as Appendix C to this Prospectus - Proxy Statement.

       Pursuant to 12 C.F.R. Section 552.14, any shareholder of the Bank will have the right to demand payment of the fair or appraised value of his Bank Common Stock, exclusive of any element of value arising from the expectation or accomplishment of the Merger. This right requires that the exact procedure specified by 12 C.F.R. Section 552.14 be followed by dissenting shareholders.

       Any Bank shareholder who intends to dissent from the Merger (i) must, before the vote on the Merger Proposal, deliver a writing to the Bank identifying himself and stating his intention to demand appraisal of and payment for his Bank Common Stock, and (ii) must not vote his Bank Common Stock in favor of the Merger Proposal. The delivery of a written demand must be in addition to and separate from any proxy or vote against the Merger Proposal by the shareholder. Shareholders who do not satisfy these requirements are not entitled to rights to demand payment for their Bank Common Stock. A vote in favor of the proposed Merger Proposal will constitute a waiver of the shareholder's dissenters' rights and a vote against the proposed Merger Proposal will not itself satisfy the notice requirements of the dissenters' rights regulation.

       If the Merger Proposal is approved by the required vote, the Resulting Bank must deliver, within ten (10) days after the Effective Date, a written notice to each shareholder who has properly delivered a written objection to the Merger and has not voted for the Merger Proposal. The notice must (i) include the Resulting Bank's offer to pay a specific price for the dissenter's shares deemed by the Resulting Bank to be the fair value for those shares, and (ii) state that, within sixty days of the Effective Date, a dissenter demanding appraisal and payment must file a petition with the OTS, with a copy of such petition to the Resulting Bank. The Resulting Bank's notice to shareholders must also explain that any dissenter must submit to the transfer agent his certificates of stock for notation that an appraisal and payment have been demanded and that proceedings are pending; any such notice must also be accompanied by a balance sheet and statement of income of the Bank, for a fiscal year ending not more than sixteen months before the date of notice, together with the latest available interim financial statements.

       If the dissenter and the Resulting Bank agree on the fair value of the dissenter's shares within 60 days of the Effective Date, the Resulting Bank must pay that amount within 90 days of the Effective Date.

       If the dissenter and the Resulting Bank do not agree, the dissenter must file a petition with the OTS stating that the dissenter believes the value of the shares and offer of the Resulting Bank are unfair. A copy of this petition must also be delivered to the Resulting Bank. If the dissenter fails to file the petition within this 60-day period the dissenter will be deemed to have accepted the Purchase Amount. The dissenter must also submit his stock certificate(s) to the transfer agent for notation within this 60-day period, or else the dissenter forfeits his rights under 12 C.F.R.
Section 552.14.

       At any time within 60 days after the Effective Date, a dissenter may withdraw his demand for appraisal and accept the terms offered upon the Merger. Any shareholder who properly demands appraisal rights under 12 C.F.R.
Section 552.14 cannot, thereafter, vote his shares for any purpose, and will not be entitled to receive payment of dividends or other distributions (unless the dividends or other distribution were determined before the Effective Date), UNLESS the shareholder becomes unentitled to appraisal and payment of appraised value or is otherwise deemed to have accepted the terms of the Acquisition Agreement.

       The Director of the OTS will appoint appropriate staff or independent appraisers to appraise the dissenter's shares to determine their fair market value as of the Effective Date, excluding any value arising from the consummation or the expectation of the Merger. If the Director concurs in the valuation, the Director will direct the Resulting Bank to pay the appraised fair market value, plus interest from the Effective Date, to dissenters upon surrender of the stock certificates representing the dissenters' shares. Payment shall be made, together with interest from the Effective Date, at a rate deemed equitable by the Director.

       The Director will apportion and assess any costs and expenses of any proceeding under 12 C.F.R. Section 552.14 as the Director sees fit, after considering whether a party has acted arbitrarily, vexatiously, or not in good faith.

LEGAL MATTERS

       Brown, Todd & Heyburn PLLC, 3200 Providian Center, Louisville, Kentucky 40202-3363, will pass upon the legality of the shares of Peoples First Common Stock offered hereby.

EXPERTS

       The financial statements of Bank as of December 31, 1995 and 1994, and for each of the years in the two-year period ended December 31, 1995, included in this Prospectus-Proxy Statement, have been included in this Prospectus-Proxy Statement in reliance upon the report of Housholder, Artman and Associates, P.C., independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. A representative of Housholder, Artman and Associates, P.C., is expected to be present at the Special Meeting to respond to shareholders' questions and will have the opportunity to make a statement if he so desires.

       The consolidated financial statements of Peoples First as of December
31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995 incorporated by reference in the Registration Statement have been incorporated in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Representatives of KPMG Peat Marwick LLP are expected to be present at the Special Meeting.

OTHER BUSINESS

       The Bank and Peoples First will each bear its own expenses of preparing this Prospectus-Proxy Statement. All expenses of printing and mailing the Prospectus-Proxy Statement and all other proxy solicitation material will be borne equally by the Bank and Peoples First. In addition to the use of the mails, proxy forms may be solicited by personal interview, telephone, facsimile, and telegraph by directors, officers and employees of the Bank, none of whom will receive additional compensation for such services.

       As of the date of this Prospectus-Proxy Statement, the Bank Board knows of no matters that will be presented for consideration at the Special Meeting, other than the matters set forth in the Notice of Special Meeting of Shareholders attached to this Prospectus-Proxy Statement. However, if any other matters shall properly come before the Special Meeting or any adjournments thereof and are voted upon, the enclosed proxy form will be deemed to confer discretionary authority to the individuals named as proxies therein to vote the shares represented by proxy form as to any such matters.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
                   OF GUARANTY FEDERAL SAVINGS BANK AND SUBSIDIARY

AUDITED FINANCIAL STATEMENTS                                           PAGE NO.
                                                                       --------

Independent Auditors' Report . . . . . . . . . . . . . . . . . . . . . .   F-1

Consolidated Statements of Financial Condition as of
 December 31, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . .   F-2

Consolidated Statements of Income for the Years Ended
 December 31, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . .   F-3

Consolidated Statements of Stockholders' Equity for the Years Ended
 December 31, 1995 and 1994. . . . . . . . . . . . . . . . . . . . . . .   F-4

Consolidated Statements of Cash Flows for the Years Ended
 December 31, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . .   F-5

Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .   F-6

UNAUDITED INTERIM FINANCIAL STATEMENTS

Condensed Consolidated Statements of Financial Condition as of
 March 31, 1996 and March 31, 1995 . . . . . . . . . . . . . . . . . . .  F-22

Condensed Consolidated Statements of Income for the Three Months
 ended March 31, 1996 and 1995 . . . . . . . . . . . . . . . . . . . . .  F-23

Condensed Consolidated Statements of Cash Flows for the
 Three Months ended March 31, 1996 and 1995. . . . . . . . . . . . . . .  F-24

Notes to Condensed Consolidated Financial Statements . . . . . . . . . .  F-25

              [HOUSHOLDER, ARTMAN AND ASSOCIATES, P. C. LETTERHEAD]

                          INDEPENDENT AUDITOR'S REPORT



The Board of Directors
Guaranty Federal Savings Bank
Clarksville, Tennessee


We have audited the accompanying consolidated statements of financial condition of Guaranty Federal Savings Bank (the Bank) and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the accounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Guaranty Federal Savings Bank and subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 1995, the Bank adopted the provisions of the Financial Accounting Standards Board's Statements of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights".


/s/ Housholder, Artman and Associates, P.C.



January 23, 1996

                         GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1995 AND 1994

                                                        1995           1994
                                                     -----------    -----------
                                 ASSETS
Cash and cash equivalents                            $   493,006    $    58,306
Investment securities:
   Available-for-sale, at fair value                     599,015        770,243
   Held to maturity, at amortized cost -
   fair value of $1,075,918 (1995) and
   $1,388,299 (1994)                                   1,080,592      1,473,568
Mortgage-backed securities and
 related securities:
   Available-for-sale, at fair value                   4,410,553      4,630,932
   Held to maturity, at amortized cost -
   fair value of $2,195,747 (1995) and
   $2,502,510 (1994)                                   2,240,009      2,656,144
Loans held for sale, at fair value                       234,539        176,678
Loans receivable, net                                 43,275,300     34,271,756
Property and equipment, net                            1,019,995        783,729
Accrued interest receivable                              426,794        289,384
Federal Home Loan Bank stock,
 restricted, at cost                                     530,800        324,300
Foreclosed property, net                                  44,926          4,783
Deferred income tax                                       39,247        233,602
Other assets                                             156,864        135,874
                                                     -----------    -----------

   Total assets                                      $54,551,640    $45,809,299
                                                     -----------    -----------
                                                     -----------    -----------
               LIABILITIES AND STOCKHOLDER'S EQUITY
Deposits                                             $41,021,798    $37,535,592
Federal Home Loan Bank advances                        9,925,716      5,269,183
Advances from borrowers for taxes
 and insurance                                           118,281        195,026
Unremitted collections on loans
 serviced for others                                      43,029         39,454
Accrued expenses and other liabilities                   370,310        275,195
                                                     -----------    -----------
                                                      51,479,134     43,314,450

Stockholder's equity:
 Common stock, $1 par value, 140,000
 shares authorized, 114,000 issued and
 outstanding                                             114,000        114,000
Additional paid-in capital                               521,009        521,009
Retained earnings, restricted                          2,449,613      2,076,127
Unrealized security losses                               (12,116)      (216,287)
                                                     -----------    -----------
  Total stockholder's equity                           3,072,506      2,494,849
                                                     -----------    -----------

   Total liabilities and stockholder's equity        $54,551,640    $45,809,299
                                                     -----------    -----------
                                                     -----------    -----------



        The accompanying notes are an integral part of these statements.

                         GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                                    1995           1994
                                                 ----------     ----------
Interest income:
 Loans receivable                                $3,547,337     $2,258,960
 Investment securities                              117,671        148,121
 Mortgage-backed and related securities             429,220        410,066
                                                 ----------     ----------
  Total interest income                           4,094,228      2,817,147
                                                 ----------     ----------
Interest expense:
 Deposits                                         2,040,538      1,410,489
 FHLB advances                                      515,815        185,614
                                                 ----------     ----------
  Total interest expense                          2,556,353      1,596,103
                                                 ----------     ----------

  Net interest income                             1,537,875      1,221,044

Provision for loan losses                             -              -
                                                 ----------     ----------
  Net interest income after provision
    for loan losses                               1,537,875      1,221,044

Non-interest income:
 Gain on sale of mortgage loans, net                406,027        256,549
 Loan servicing income                               60,496         56,815
 Loan fees and charges                              114,988         91,544
 Deposit fees and charges                            78,173         80,984
 Other                                               39,550         38,978
                                                 ----------     ----------
  Total non-interest income                         699,234        524,870
                                                 ----------     ----------
Other expenses:
 Compensation and benefits                          740,037        665,320
 Occupancy and equipment expense                    150,195        127,473
 Service bureau costs                               125,094        112,978
 Federal deposit insurance                           87,489         77,868
 Advertising and marketing                           82,685         65,228
 Professional fees                                   54,979         51,657
 Other                                              293,610        251,235
                                                 ----------     ----------
  Total other expenses                            1,534,089      1,351,759
                                                 ----------     ----------

Income before income tax expense                    703,020        394,155

Income tax expense                                  261,139        132,700
                                                 ----------     ----------

Net income                                       $  441,881     $  261,455
                                                 ----------     ----------
                                                 ----------     ----------

Earnings per share                                    $3.88          $2.29
Dividend per common share                             $ .60          $ .60




The accompanying notes are an integral part of these statements.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


                                             Additional                   Unrealized
                                 Common       Paid-in        Retained      Security
                                 Stock        Capital        Earnings       Losses          Total
                                --------------------------------------------------------------------
Balance, December 31, 1993      $114,000     $  521,009     $1,883,077                    $2,518,086

Net income                                                     261,455                       261,455

Cash dividend declared
 ($.60 per share)                                              (68,400)                      (68,400)

Change in net unrealized
 losses on available-for-
 sale securities                                                             (216,287)      (216,287)
                                --------------------------------------------------------------------
Balance, December 31, 1994       114,000        521,009      2,076,132       (216,287)     2,494,854

Net income                                                     441,881                       441,881

Cash dividend declared
 ($.60 per share)                                              (68,400)                      (68,400)

Change in net unrealized
 losses on available-for-
 sale securities                                                              204,171        204,171
                                --------------------------------------------------------------------
Balance, December 31, 1995      $114,000     $  521,009     $2,449,613     $  (12,116)    $3,072,506
                                --------------------------------------------------------------------
                                --------------------------------------------------------------------


The accompanying notes are an integral part of these statements.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

                                                        1995            1994
                                                     -----------    -----------
Cash flows from operating activities:

  Net Income                                         $   441,881    $   261,455
  Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization                         75,760         61,071
    Net gain on sale of loans                           (406,027)      (256,549)
    Stock dividends received                             (30,400)       (17,700)
    (Increase) decrease in interest receivable          (137,410)       (93,744)
    (Increase) decrease in tax refunds receivable                       134,197
    (Increase) decrease in other assets                  (61,133)       (14,809)
    Increase (decrease) in unremitted collections          3,575       (250,774)
    Increase (decrease) in accrued liabilities           (28,217)        74,714
    Increase (decrease) in accounts payable              106,161       (353,623)
    Increase (decrease) in interest payable               17,176         21,747
    (Increase) decrease in deferred taxes                194,355       (121,349)
    Proceeds from sale  of loans                      18,623,254     13,097,465
    Originations of loans held for sale              (18,275,088)   (11,543,772)
                                                     ------------   ------------
    Total adjustments                                     82,006        736,874
                                                     ------------   ------------
  Net cash provided (used) by operating activities       523,887        998,329

Cash flows from investing activities:
  Cash payments for the purchase of property            (312,026)       (90,420)
  Loan originations net of principal payments         (9,003,544)   (12,061,668)
  Purchases of investment securities                    (176,100)    (1,486,302)
  Maturities of investment securities                    394,223        900,107
  Proceeds from sales of investment securities           198,750        400,948
  Purchases of mortgage-backed securities                            (3,501,934)
  Principal payments mortgage-backed securities          811,916      3,223,586
  Proceeds from sale mortgage-backed securities                         249,375
                                                     ------------   ------------
  Net cash provided (used) by investing activities    (8,086,781)   (12,366,308)
                                                     ------------   ------------

Cash flows from financing activities:
  Net increase (decrease) in deposit accounts          3,486,206      6,441,643
  Net increase (decrease) in escrow accounts             (76,745)       (52,130)
  Net (decrease) in short-term FHLB advances            (800,000)       300,000
  Net increase in other FHLB advances                  5,508,970      3,537,280
  Net (decrease) FHLB mortgage matched advances          (52,437)       242,056
  Dividends paid                                         (68,400)       (57,000)
                                                     ------------   ------------
  Net cash provided (used) by financing activities     7,997,594     10,411,849
                                                     ------------   ------------
Net increase (decrease) in cash and equivalents          434,700       (956,130)
Cash and equivalents, beginning of year                   58,306      1,104,436
                                                     ------------   ------------
Cash and cash equivalents, end of year               $   493,006    $    58,306
                                                     ------------   ------------
                                                     ------------   ------------
Cash paid during the year for:
  Interest expense                                   $ 2,539,177    $ 1,574,356
  Income taxes                                           124,000         70,000



The accompanying notes are an integral part of these statements.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of the Bank and its subsidiary conform to generally accepted accounting principles. The following is a description of the more significant of those policies.


PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Guaranty Federal Savings Bank and its wholly owned subsidiary, G. F. Data, Inc. All significant intercompany balances and transactions between the Bank and its wholly-owned subsidiary have been eliminated.

CASH AND CASH EQUIVALENTS

For purposes of reporting cash flows, the Bank has defined cash and cash equivalents to include all cash and amounts due from banks.

HELD-TO-MATURITY SECURITIES

These securities are purchased with the original intent to hold to maturity and events which may be reasonably anticipated are considered when determining the Bank's intent and ability to hold to maturity. Securities meeting such criteria at date of purchase and as of the balance sheet date are carried at cost, adjusted for amortization of premiums and accretion of discounts using methods approximating the interest method. Gains or losses on the disposition of held to maturity securities, if any, are based on the adjusted book value of the specific security.

AVAILABLE-FOR-SALE SECURITIES

Debt securities to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and carried at market value with net unrealized gains and losses, net of tax, reflected as a component of stockholders' equity until realized. Securities held for indefinite periods of time include securities that may be sold to meet liquidity needs or in response to significant changes in interest rates or prepayment risks as part of the Bank's overall asset/liability management strategy.

LOANS HELD FOR SALE

Mortgage loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated market value determined on an aggregate basis. At December 31, 1995 and 1994, no unrealized losses existed.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


LOANS RECEIVABLE

Loans are stated at unpaid principal balances, less the allowance for loan losses and net deferred loan fees and unearned discounts.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote.

LOANS RECEIVABLE (continued)

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb potential losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, when necessary, which is charged to expense, and reduced by charge-offs, net of recoveries.

MORTGAGE SERVICING RIGHTS

The Bank adopted on a prospective basis effective January 1, 1995, Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"). SFAS 122 requires that rights to service mortgage loans for others be recognized as assets, without regard to whether those assets were acquired in purchase transactions or were acquired through loan originations. SFAS 122 also eliminates the previous requirement that gains on mortgage loan sales be offset against the related mortgage servicing right asset. The adoption of this statement resulted in a $55,064 increase in gain on sale of mortgage loans in 1995.

PROPERTY AND EQUIPMENT

Depreciation and amortization are provided over the estimated useful lives of the respective assets. All property and equipment are recorded at cost and are depreciated on the straight-line method.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

FEDERAL HOME LOAN BANK STOCK

The Bank is required to maintain an investment in stock of the Federal Home Loan Bank (FHLB). Sale of the stock is restricted to the FHLB and its members.

FORECLOSED PROPERTY

Foreclosed property includes both formally foreclosed property and in-substance foreclosed property. In-substance foreclosed properties are those properties for which the Bank has taken physical possession, regardless of whether formal foreclosure proceedings have taken place.

At the time of foreclosure, foreclosed real estate is recorded at the lower of the Bank's cost or the asset's fair value, less estimated costs to sell, which becomes the property's new basis. Any write-downs based on the asset's fair value at date of acquisition are charged to the allowance for loan losses. Costs incurred in maintaining foreclosed real estate and subsequent write-downs to reflect declines in the fair value of the property are included in income
(loss) on foreclosed real estate.

INCOME TAXES

Income taxes are provided for the tax effects of the transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of deferred loan fees, allowance for loan losses, accumulated depreciation, FHLB stock dividends, and deferred premiums for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

COMPENSATED ABSENCES

Full time employees of Guaranty Federal Savings Bank are entitled to paid vacation depending on length of service. The Bank requires all vacations be taken in the year it is earned.

PENSION COSTS

Pension costs are charged to employee benefits expense and are funded as accrued.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)


EARNINGS PER SHARE

Earnings per share have been computed on the basis of the weighted average number of shares of common stock outstanding. The weighted average number of shares outstanding was 114,000 for 1995 and 1994.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. Statement No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

The following methods and assumptions were used by the Bank in estimating its fair value disclosures for financial instruments:

Cash and cash equivalents -

The carrying amounts reported in the statement of financial condition for cash and cash equivalents approximate those assets' fair values.

Time deposits -

Fair values for time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits.

Investment securities (including mortgage-backed securities) -

Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loans -

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

Federal Home Loan Bank Advances -

The fair values for these borrowings are estimated using a discounted cash flow calculation that applies interest rates currently being offered on FHLB advances to a schedule of aggregated contractual maturities on such FHLB advances.

Other liabilities:

Commitments to extend credit were evaluated, and fair value was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.


NOTE 2 - INVESTMENT SECURITIES AND MORTGAGE-BACKED
         AND RELATED SECURITIES

On January 1, 1994, the Bank adopted Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities." SFAS No. 115 requires all such investments to be classified in one of three categories: held to maturity (reported at amortized cost), trading (reported at fair value, with unrealized gains and losses included in earnings), or available-for-sale (reported at fair value, with unrealized gains and losses excluded from earnings and reported as an amount, net of income tax, in a separate component of stockholders' equity). An amount of $12,116, representing net unrealized depreciation on investment securities and mortgage-backed and related securities classified as available-for-sale, less income tax, is included as a separate component of stockholders' equity at December 31, 1995.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 2 - INVESTMENT SECURITIES AND MORTGAGE-BACKED
         AND RELATED SECURITIES (continued)

Following is a summary of investment securities at December 31, 1995, which are classified as available-for-sale:

                                    Gross       Gross
                       Amortized  Unrealized  Unrealized  Fair
                         Cost       Gains       Losses    Value
                       ---------  ----------  ----------  -----
U. S. Government and
 agency obligations    $599,916    $2,039     $ (2,940)  $599,015
                       ---------   ------     --------   --------
                       ---------   ------     --------   --------

The above investment securities have contractual maturity due dates of less than one year.

Following is a summary of mortgage-backed and related securities at December 31, 1995, which are classified as available-for-sale:

                                      Gross       Gross
                        Amortized   Unrealized  Unrealized    Fair
                          Cost        Gains       Losses     Value
                        ---------   ----------  ----------   -----
FHLMC certificates -
 adjustable rate        $1,054,763   $ 3,977    $ (9,576)  $1,049,164
GNMA certificates -
 adjustable rate         2,553,982     4,958     (16,744)   2,542,196
FNMA certificates -
 adjustable rate           120,865      -           (174)     120,691
Collateralized mortgage
 obligations - FHLMC       249,367       730        -         250,097
Collateralized mortgage
 obligations - FNMA        449,313     3,249      (4,157)     448,405
                        ----------   -------   ---------   ----------

                        $4,428,290   $12,914   $ (30,651)  $4,410,553
                        ----------   -------   ---------   ----------
                        ----------   -------   ---------   ----------

Carrying amounts and fair values of investment securities held to maturity are summarized as follows:

                        December 31, 1995       December 31, 1994
                      ----------------------  ----------------------
                       Carrying     Fair      Carrying      Fair
                        Amount      Value       Amount      Value
                      ----------  ----------  ----------  ----------
U. S. Government and
agency obligations    $1,080,592  $1,075,918  $1,473,568  $1,388,299
                      ----------  ----------  ----------  ----------
                      ----------  ----------  ----------  ----------

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 2 - INVESTMENT SECURITIES AND MORTGAGE-BACKED
         AND RELATED SECURITIES (continued)

Following is a summary of investment securities and mortgage-backed and related securities at December 31, 1995, which are classified as held-to-maturity:

                                   Gross       Gross
                      Amortized  Unrealized  Unrealized    Fair
                        Cost       Gains       Losses      Value
                      ---------  ----------  ----------    -----
U. S. Government
 agency obligations   $1,080,592    $164     $  (4,838)  $1,075,918
Mortgage-backed
 securities            2,240,009       0       (44,262)   2,195,747
                      ----------    ----     ---------   ----------

                      $3,320,601    $164     $ (49,100)  $3,271,665
                      ----------    ----     ---------   ----------
                      ----------    ----     ---------   ----------

The amortized cost and fair value of debt securities by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                          Amortized     Fair
                                             Cost       Value
                                          ----------  ----------
Due after one year through five years     $  980,592  $  975,888
Due after five years through ten years       100,000     100,030
                                          ----------  ----------
                                           1,080,592   1,075,918
Mortgage-backed securities                 2,240,009   2,195,747
                                          ----------  ----------
                                          $3,320,601  $3,271,665
                                          ----------  ----------
                                          ----------  ----------

Carrying amounts and fair values of all mortgage-backed and related securities are summarized as follows as of December 31, 1995:

         Principal  Unamortized  Unearned    Carrying     Fair
          Balance    Premiums    Discounts    Value       Value
        ----------  -----------  ---------  ----------  ----------
FHLMC   $1,401,748   $ 28,973     $  625    $1,430,096  $1,422,541
FNMA     2,623,975     61,017        771     2,684,221   2,641,563
GNMA     2,515,909     44,373      6,300     2,553,982   2,542,196
        ----------   --------     ------    ----------  ----------

        $6,541,632   $134,363     $7,696    $6,668,299  $6,606,300
        ----------   --------     ------    ----------  ----------
        ----------   --------     ------    ----------  ----------

At December 31, 1995, $3,925,000 of mortgage-backed securities were pledged as collateral for deposits.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 3 - LOAN RECEIVABLE

Loans receivable are summarized as follows:

                                              December 31,
                                           1995         1994
                                           ----         ----
First mortgage loans
 (principally conventional):
  Principal balances:
    Secured by one-to-four family
     residences                         $28,720,072  $25,481,815
    Secured by commercial real estate     3,303,501    3,126,669
    Construction loans                    9,030,353    4,356,453
                                        -----------  -----------
                                         41,053,926   32,964,937

  Less:
    Undisbursed portion of construction
     loans                               (3,323,867)  (2,008,998)
    Net deferred loan-origination fees      (56,627)     (81,497)
                                        -----------  -----------
        Total first mortgage loans       37,673,432   30,874,442
                                        -----------  -----------
Consumer and other loans:
  Principal balances:
    Automobile                            1,690,029    1,498,307
    Home equity and second mortgage         361,477      247,548
    Commercial                            2,683,078    1,421,239
    Other                                 1,619,584    1,007,155
                                        -----------  -----------
        Total consumer and other loans    6,354,168    4,174,249
                                        -----------  -----------

  Less:  allowance for loan losses         (517,761)    (600,257)
                                        -----------  -----------

                                        $43,509,839  $34,448,434
                                        -----------  -----------
                                        -----------  -----------

Changes in allowance for loan losses were as follows:

                                              December 31,
                                           1995         1994
                                           ----         ----
Balance - beginning                     $   600,257  $   610,204
  Provision charged to operations              -            -
  Loans charged off                         (94,821)     (26,522)
  Recoveries                                 12,325       16,575
                                        -----------  -----------

Balance - ending                        $   517,761  $   600,257
                                        -----------  -----------
                                        -----------  -----------

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 3 - LOAN RECEIVABLE (continued)

In the ordinary course of business, the Bank has and expects to continue to have transactions, including borrowings, with its officers, directors, stockholders, and their affiliates. In the opinion of management, such transactions were on substantially the same terms, including interest rates and collateral, as those prevailing at the time of comparable transactions with other persons and did not involve more than a normal risk of collectibility or present any other unfavorable features to the Bank. Loans to such borrowers at December 31, 1995 and 1994 totalled $554,878 and $402,489, respectively.

The Bank's lending activity is concentrated with customers located in the Clarksville and Montgomery County, Tennessee area.

NOTE 4 - LOAN SERVICING

Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The unpaid principal balances of these loans are summarized as follows:

                                              December 31,
                                           1995         1994
                                           ----         ----
FHLMC                                   $10,841,421  $ 7,439,405
FNMA                                      2,164,383    2,687,798
THDA                                      4,952,340    4,784,432
Other investors                             662,067      608,643
                                        -----------  -----------

                                        $18,620,211  $15,520,278
                                        -----------  -----------
                                        -----------  -----------



Custodial balances maintained as deposit accounts at the Bank in connection with the foregoing loan servicing were approximately $357,631 and $257,680 at December 31, 1995 and 1994, respectively.

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable is summarized as follows:

                                              December 31,
                                           1995         1994
                                           ----         ----
Investment securities                   $    19,388  $    22,781
Mortgage-backed and related securities       43,169       43,500
Loans receivable                            364,237      223,103
                                        -----------  -----------

                                        $   426,794  $   289,384
                                        -----------  -----------
                                        -----------  -----------


                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 6 - PROPERTY AND EQUIPMENT AND LEASE COMMITMENTS

Property and equipment are summarized by major classification as follows:

                                              December 31,
                                           1995         1994
                                           ----         ----
Land                                    $   137,800  $   137,800
Buildings                                   725,214      556,051
Furniture, fixtures and equipment           609,857      489,688
Automobiles                                  33,510       34,260
                                        -----------  -----------
        Total property and equipment      1,506,381    1,217,799
Less:  accumulated depreciation            (486,386)    (434,070)
                                        -----------  -----------

        Net property and equipment      $ 1,019,995  $   783,729
                                        -----------  -----------
                                        -----------  -----------

Depreciation expense was $75,760 and $61,071 for 1995 and 1994, respectively.

LEASE COMMITMENT

Noncancelable minimum operating lease commitments for real property amounted to $18,000 for 1996 and 1997; $12,400 for 1998, $8,400 for 1999, and $6,300 for
2000. In the normal course of business, management expects that leases will be renewed or replaced by other leases. Rent expense for 1995 and 1994 was $11,700 and $9,600, respectively.


NOTE 7 - MORTGAGE SERVICING RIGHTS

As discussed in Note 1, the Bank adopted in 1995 Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights (SFAS
122)". The fair value of the capitalized mortgage servicing rights as of December 31, 1995 was $55,064 and is included in other assets on the consolidated statements of financial condition. The Bank used price quotations from correspondent purchasers of servicing rights to estimate the fair value on an individual loan basis.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 8 - DEPOSITS

Deposit account balances at December 31, 1995 and 1994 are summarized as follows:

                            Weighted
                         Average Rate at    December 31,       December 31,
                           December 31,         1995               1994
                              1995         Amount  Percent    Amount  Percent
                         ---------------   ------  -------    ------  -------
Demand and NOW accounts,
 including noninterest
 bearing deposits of
 $772,297 in 1995 and
 $452,910 in 1994             1.32%      $ 3,032,333   7.4%  $ 2,573,486   6.9%
Money market                  4.49         5,045,898  12.3     3,919,586  10.4
Savings accounts              4.80         5,624,549  13.7     8,410,065  22.4
                              ----       ----------- -----   ----------- -----
                              3.93        13,702,780  33.4    14,903,137  39.7
                              ----       ----------- -----   ----------- -----
Certificates of deposit:
  2.50% to 5.00%              4.65         2,362,416   5.8    11,064,752  29.5
  5.01% to 7.00%              5.96        24,012,742  58.5    10,399,799  27.7
  7.01% to 8.00%              7.23           943,860   2.3     1,167,904   3.1
                              ----       ----------- -----   ----------- -----
                              5.89        27,319,018  66.6    22,632,455  60.3
                              ----       ----------- -----   ----------- -----

                              5.23%      $41,021,798 100.0%  $37,535,592 100.0%
                              ----       ----------- -----   ----------- -----
                              ----       ----------- -----   ----------- -----



The aggregate amount of certificates of deposit with a minimum denomination of $100,000 was $7,877,190 and $7,100,000 at December 31, 1995 and 1994,
respectively.

At December 31, 1995, scheduled maturities of certificates of deposit were as follows:

                             Weighted
Year Ending               Average Rate at
December 31,             December 31, 1995              Amount
- ------------             -----------------              ------
    1996                        5.75%                 $16,923,744
    1997                        6.19%                   4,668,301
    1998                        6.15%                   4,527,224
    1999                        6.36%                   1,199,749
                                                      -----------

                                                      $27,319,018
                                                      -----------
                                                      -----------

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 9 - FEDERAL HOME LOAN BANK ADVANCES

Federal Home Loan Bank advances at December 31 are summarized as follows:

                                            1995         1994
                                            ----         ----
     Short-term advances                $    -       $   800,000
     Adjustable rate advances             4,905,060    1,337,280
     Other advances                       4,441,190    2,500,000
     Mortgage-matched advances              579,466      631,903
                                        -----------  -----------
                                        $ 9,925,716  $ 5,269,183
                                        -----------  -----------
                                        -----------  -----------


The short-term advances are due ninety days from issuance. Mortgage-matched advances reflect the terms of the mortgage loan receivable with which it is associated. The adjustable rate advances are stated to mature at various dates through 2015; however, contractually, the Bank may, at its option without prepayment penalty, repay such advances on each anniversary date until maturity. Advances at December 31, 1995 mature as follows:

                             Weighted
Year Ending               Average Rate at
December 31,             December 31, 1995             Amount
- ------------             -----------------             ------
    1996                        5.88%                $ 3,135,683
    1997                        5.61                   1,137,896
    1998                        5.75                     640,365
    1999                        5.56                     142,754
    2000                        5.95                     845,416
    2001 and after              5.80                   4,023,602
                                ----                 -----------
                                5.81%                $ 9,925,716
                                ----                 -----------
                                ----                 -----------

At December 31, 1995, the Bank's FHLB stock with a carrying value of $530,800 and real estate loans with outstanding balances totalling $14,888,575 were pledged under a blanket agreement as collateral for FHLB advances.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 10 - INCOME TAXES

Income tax expense for 1995 and 1994 is comprised of the following:

                                         1995           1994
                                         ----           ----
Federal:
  Current                             $   151,574    $   114,586
  Deferred                                 66,868         (3,950)
State:
  Current                                  29,135         23,000
  Deferred                                 13,562           (936)
                                      -----------    -----------
                                      $   261,139    $   132,700
                                      -----------    -----------
                                      -----------    -----------


A reconciliation of the actual income tax expense to the "expected" tax expense (computed by applying the Federal statutory tax rate (34%) to earnings before income tax expense) is as follows:

                                         1995           1994
                                         ----           ----
Computed "expected" tax expense       $   239,088    $   134,013
Increases (reductions) in tax
 resulting from:
   State excise taxes, net of
    Federal income tax benefit             28,136         15,180
   Other items, net                        (6,085)       (16,493)
                                      -----------    -----------
                                      $   261,139    $   132,700
                                      -----------    -----------
                                      -----------    -----------


Deferred tax liabilities have been provided for taxable temporary differences related to accumulated depreciation, FHLB stock dividends, and premiums on loans sold. Deferred tax assets have been provided for temporary differences related to the allowance for loan losses and loan fees. Deferred tax assets in 1995 include $6,525 of deferred taxes relating to the Bank's unrealized losses on available-for-sale securities. The net deferred tax assets in the accompanying consolidated statements of financial condition include the following components:

                                         1995           1994
                                         ----           ----
Deferred tax liabilities              $  (184,786)   $   (83,242)
Deferred tax assets                       224,033        316,844
                                      -----------    -----------
     Net deferred tax assets          $    39,247    $   233,602
                                      -----------    -----------
                                      -----------    -----------

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 10 - INCOME TAXES (continued)

Included in retained earnings at December 31, 1995 and 1994 is approximately $733,264 in bad debt reserves for which no deferred federal income tax liability has been recorded. This amount represents allocations of income to bad debt deductions for tax purposes only. Reduction of this reserve for purposes other than tax bad-debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes, which would be subject to the then-current corporate income tax rate. The unrecorded deferred liability on this amount is approximately $249,310 at December 31, 1995 and 1994.

NOTE 11 - SUPPLEMENTARY INFORMATION, CONSOLIDATED SUBSIDIARY

The wholly-owned subsidiary, G. F. Data, Inc. was established in order that the Bank might be able to use computer services of Intrieve, Incorporated, formerly the Savings and Loan Data Corporation. G. F. Data, Inc. has no assets other than $15,000 invested in stock of Intrieve, Incorporated, no liabilities, and no capital other than $15,000 common stock held by the Bank in other assets.

Due to the inactive status of G. F. Data, Inc., no consolidation entry is required to reconcile the retained earnings with that reported by Guaranty Federal Savings Bank.


NOTE 12 - PROFIT SHARING PLAN

The Bank has a 401(k) profit sharing plan for employees with twelve months of service and who are at least 21 years old. Employer and employee contributions to the plan are discretionary. Any employer contributions vest fully after six years of service. Employer contributions were $12,691 and $14,812 in 1995 and 1994, respectively.


NOTE 13 - STOCKHOLDERS' EQUITY

At the time of the Bank's conversion to a federal stock savings bank (August
1981), Guaranty Federal Savings Bank established a liquidation account for the benefit of eligible account holders who continue to maintain their deposit accounts at Guaranty Federal Savings Bank after the conversion. Only in the unlikely event of a complete liquidation of Guaranty Federal Savings Bank would each eligible account holder be entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 13 - STOCKHOLDERS' EQUITY (continued)

The Office of Thrift Supervision ("OTS") sets forth capital standards applicable to all thrifts. These standards include a core capital requirement, a tangible capital requirement, and a risk-based capital requirement. The following table presents the Bank's position relative to the three capital requirements. The Bank exceeds all of the requirements at December 31, 1995.

                                    Stated               Required
                                    Capital              Capital
                          Stated   As a % of  Required  As a % of  Excess
                          Capital  Assets(1)  Capital   Assets(1)  Capital
                          -------  ---------  --------  ---------- -------
Summary of Capital
 Requirements:

Total stockholders'
 equity                 $3,072,506   5.63%

Adjustments for
 tangible, core and
 risk-based capital:
  FAS115-Unrealized
   Losses                   12,116
                        ----------  -----   ----------   -----   ----------
    Total tangible
     capital             3,084,622   5.63   $  818,000    1.50%  $2,266,622

    Total core capital
    (tier 1 capital)     3,084,622   5.63    1,637,000    3.00    1,447,622

General allowance for
 loan losses               335,000
                        ----------  -----   ----------   -----   ----------
    Total capital
    (risk-based)        $3,419,622  12.83%  $2,133,000    8.00%  $1,286,622
                        ----------  -----   ----------   -----   ----------
                        ----------  -----   ----------   -----   ----------

(1) The regulatory capital requirements are calculated as a percentage of adjusted assets, as defined by OTS regulation.

The Bank is precluded under current regulations of the OTS from declaring or paying a cash dividend or repurchasing any of its common stock if either of such actions would reduce the Bank's core, tangible or risk-based capital levels below its liquidation account balance or any of the three current minimum regulatory capital requirements.

On November 15, 1995, the Bank's Board of Directors declared an annual cash dividend of $.60 per share, payable on January 8, 1996, to stockholders of record on December 8, 1995.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 1995


NOTE 14 - COMMITMENTS AND CONTINGENCIES

In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements.

LOAN COMMITMENTS

At December 31, 1995, the Bank had outstanding commitments as follows:

First-mortgage residential loans                     $2,003,000
Undisbursed construction loans                        5,706,000
Consumer lines-of-credit                                345,000
Commercial lines-of-credit                              838,000
Standby letter of credit                                205,000
                                                     ----------
                                                     $9,097,000
                                                     ----------
                                                     ----------

The Bank had committed to sell $293,000 of the first-mortgage residential loans as of December 31, 1995.

Certain loans have been sold under the condition that if the loan becomes 90 days or more delinquent during the first 9 payments due the investor, the loans will be bought back by the Bank. The amount of loans subject to this condition was $4,823,872 at December 31, 1995. The amount of loans bought back under this condition has been minimal in the past and the investor eliminated this recourse buy-back requirement effective for loans purchased after July 1995. Other loans which are found to have technical violations of sale agreements are also subject to be bought back.

NOTE 15 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The estimated fair values of the Bank's financial instruments are as follows:

                                           December 31, 1995
                                       --------------------------
                                        Carrying         Fair
                                         Amount          Value
                                       -----------    -----------
Financial assets:
  Cash and cash equivalents            $   493,006    $   493,006
  Investment securities                  1,679,607      1,674,933
  Mortgage-backed securities             6,650,562      6,606,300
  Loans held for sale                      234,539        234,539
  Loans receivable, net of allowance    43,275,300     43,794,604

Financial liabilities:
  Deposits                              41,021,798     41,242,881
  Federal Home Loan Bank advances        9,925,716      9,814,548

The carrying amounts in the preceding table are included in the statement of financial condition under the applicable captions.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                   (UNAUDITED)

                                                    MARCH 31,             DECEMBER 31,
                                               1996           1995           1995
                                           ------------    -----------    -----------
 ASSETS

 Cash and cash equivalents                 $  1,011,368    $   169,789    $   493,006
 Investment securities:
    Available for sale                          599,791        784,670        599,015
    Held to maturity                          1,091,191      1,474,788      1,080,592
 Mortgage backed securities:
    Available for sale                        4,241,372      4,723,143      4,410,553
    Held to maturity                          2,180,226      2,580,915      2,240,009
                                           ------------    -----------    -----------
                                              8,112,580      9,563,516      8,330,169

 Loans receivable                            44,792,029     38,575,970     44,027,600
 Allowance for loan losses                     (493,066)      (600,657)      (517,761)
                                           ------------    -----------    -----------
 Loans receivable, net                       44,298,963     37,975,313     43,509,839

 Property and equipment, net                  1,168,671        852,535      1,019,995
 Accrued interest receivable                    422,110        304,799        426,794
 Foreclosed property, net                        19,350         12,312         44,926
 Other assets                                   826,479        730,334        726,911
                                           ------------    -----------    -----------

                                           $ 55,859,521   $ 49,608,598   $ 54,551,640
                                           ------------    -----------    -----------
                                           ------------    -----------    -----------
 LIABILITIES AND STOCKHOLDERS' EQUITY

 Deposits                                  $ 41,725,355   $ 39,421,506   $ 41,021,798
 Federal Home Loan Bank advances             10,417,001      7,010,804      9,925,716
 Other liabilities                              532,298        491,439        531,620
                                           ------------    -----------    -----------
                                             52,674,654     46,923,749     51,479,134
 Stockholders' equity
 Common stock                                   114,000        114,000        114,000
 Additional paid-in capital                     521,009        521,009        521,009
 Retained earnings                            2,565,986      2,140,214      2,449,613
 Unrealized security losses                     (16,128)       (90,374)       (12,116)
                                           ------------    -----------    -----------
                                              3,184,867      2,684,849      3,072,506
                                           ------------    -----------    -----------

                                           $ 55,859,521   $ 49,608,598   $ 54,551,640
                                           ------------    -----------    -----------
                                           ------------    -----------    -----------


See accompanying note to consolidated condensed financial statements.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)
               FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995


                                                         1996           1995
                                                      -----------    -----------
 Interest income:
 Loans receivable                                     $  990,773     $  759,702
 Investment securities                                    36,355         37,098
 Mortgage-backed securities                              109,209        112,519
                                                      ----------     ----------
                                                       1,136,337        909,319
 Interest expense:
 Deposits                                                532,593        462,426
 FHLB advances                                           147,435         93,473
                                                      ----------     ----------
                                                         680,028        555,899
                                                      ----------     ----------

 Net interest income                                     456,309        353,420
 Provision for loan losses                                15,000              -
                                                      ----------     ----------
 Net interest income after provision
    for loan losses                                      441,309        353,420

 Noninterest income:
   Gain on sale of mortgage loans, net                    86,196         29,122
   Loan servicing income                                  13,392         14,840
   Loan fees and charges                                  37,354         31,771
   Deposits fees and charges                              22,319         13,874
   Other                                                   3,623          2,670
                                                      ----------     ----------
                                                         162,884         92,277
 Noninterest expense:
   Compensation and benefits                             197,396        165,489
   Occupancy and equipment expense                        39,866         32,604
   Service bureau costs                                   32,741         29,509
   Federal deposit insurance                              37,925         38,485
   Advertising and marketing                              20,814         23,439
   Professional fees                                      29,418          6,586
   Other                                                  61,760         49,453
                                                      ----------     ----------
                                                         419,920        345,565
                                                      ----------     ----------

 Income before income tax expense                        184,273        100,132

 Income tax expense                                       67,900         36,050
                                                      ----------     ----------

 Net income                                           $  116,373     $   64,082
                                                      ----------     ----------
                                                      ----------     ----------

 Earnings per share                                   $     1.02     $     0.56
 Dividend per common share                                   .00            .00



See accompanying note to consolidated condensed financial statements.

                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (UNAUDITED)
                FOR THE THREE MONTHS ENDED MARCH 31, 1996 AND 1995

                                                        1996           1995
                                                     -----------    -----------
 Cash flows from operating activities:
 Net Income                                          $   116,373    $    64,082
 Adjustments to reconcile net income to
  net cash provided by operating activities:
   Depreciation and amortization                          25,784         19,012
   Net gain on sale of loans                              86,195         29,122
   Stock dividends received                                9,421          5,351
   (Increase) decrease in interest receivable              4,684        (15,415)
   Increase in unremitted collections                      1,327          6,410
   Decrease in accounts payable                          (13,609)        (5,833)
   Increase in interest payable                           10,526         17,618
   (Increase) decrease in deferred taxes                  (2,458)        67,799
   Proceeds from the sale of loans                     3,960,440      1,190,321
   Originations of loans held for sale                (4,630,919)    (2,054,440)
   Other, net                                            434,537        553,603
                                                     -----------    -----------
   Total adjustments                                    (114,072)      (186,452)
                                                     -----------    -----------
 Net cash provided (used) by operating activities          2,301       (122,370)

 Cash flows from investing activities:
   Cash payments for the purchase of property           (168,461)       (85,031)
   Loan originations net of principal payments          (764,429)    (3,527,279)
   Purchases of investment securities                   (105,215)             -
   Maturities of investment securities                    96,970              -
   Proceeds from sales of investment securities                -              -
   Purchases of mortgage backed securities                     -              -
   Principal payments mortgage backed securities         216,861        158,296
   Proceeds from sale of mortgage backed securities            -              -
                                                     -----------    -----------
 Net cash provided (used) by investing activities       (724,274)    (3,454,014)

 Cash flows from financing activities:
   Net increase in deposit accounts                      703,558      1,885,914
   Net increase in escrow accounts                       113,892        128,732
   Net increase(decrease) in short-term FHLB advances    500,000       (300,000)
   Net increase in other FHLB advances                         -      2,050,000
   Net decrease FHLB mortgage matched advances            (8,715)        (8,379)
   Dividends paid                                        (68,400)       (68,400)
                                                     -----------    -----------
 Net cash provided (used) by financing activities      1,240,335      3,687,867

 Net increase in cash and equivalents                    518,362        111,483
 Cash and cash equivalents, beginning of year            493,006         58,306
                                                     -----------    -----------
 Cash and cash equivalents, end of year              $ 1,011,368    $   169,789
                                                     -----------    -----------
                                                     -----------    -----------
 Cash paid during the year for:
   Interest expense                                  $   699,502    $   538,281
   Income taxes                                           56,709              0



      See accompanying note to consolidated condensed financial statements.

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                          GUARANTY FEDERAL SAVINGS BANK
                                 AND SUBSIDIARY
                                   (UNAUDITED)
                             MARCH 31, 1996 AND 1995


BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the year ending December 31, 1996. For further information, refer to the consolidated financial statements and notes thereto for the year ended December 31, 1995 included elsewhere herein.

ACQUISITION AGREEMENT

     The Bank entered into an Acquisition Agreement on February 16, 1996 providing for the acquisition of 100% of its capital stock by Peoples First.
The agreement, subject to stockholder and regulatory approval and satisfaction of other conditions, provides for the conversion of the outstanding common stock of the Bank into a number of shares of Peoples First common stock. The total number of shares of Peoples First common stock to be issued in the merger to former Bank shareholders will vary within certain ranges set forth in Section
3.04 of the Acquisition Agreement dependent on the average closing price of Peoples First common stock reported on the NASDAQ National Market System for the twenty (20) consecutive trading days ending on the twentieth (20th) trading day before the date of closing, currently estimated to be $23.25 per share for a total of 283,871 shares of Peoples First Common Stock. The transaction is expected to be consummated during the third quarter of 1996.

                                      APPENDIX A


                                ACQUISITION AGREEMENT
                                       BETWEEN
                            GUARANTY FEDERAL SAVINGS BANK
                                         AND
                              PEOPLES FIRST CORPORATION


       This is an Acquisition Agreement (this "Agreement") dated as of February 16, 1996, between Guaranty Federal Savings Bank (the "Bank"), a federally chartered savings bank with its principal office in Clarksville, Tennessee, and Peoples First Corporation ("PFC"), a Kentucky corporation.


                                      SECTION 1

                                   THE TRANSACTION

       1.01 PLAN AND AGREEMENT OF MERGER. Upon the terms and conditions set forth in this Agreement and the Plan and Agreement of Merger substantially in the form attached hereto as ANNEX 1.01 (the "Merger Agreement"), the interim federally chartered savings bank (the "Interim Bank") to be organized and wholly owned by PFC shall be merged (the "Merger") into the Bank. The form of Merger Agreement is incorporated by this reference and made a part of this Agreement.

       1.02 BANK CAPITAL STOCK. The authorized capital stock of the Bank consists of 140,000 shares of common stock, of a par value of $1.00 per share ("Bank Common Stock"), of which 114,000 shares are issued and outstanding, and 100,000 shares of serial preferred stock, of a par value of $1.00 per share ("Bank Preferred Stock"), none of which are issued and outstanding.

       1.03 PFC CAPITAL STOCK. The authorized capital stock of PFC consists of (a) 30,000,000 shares of common stock (the "PFC Common Stock"), of which sufficient shares to equal the Merger Consideration (as hereinafter defined) are unissued and available for issuance in the Merger, and (b) 6,000,000 shares of preferred stock, of which no shares are issued as of the date of this Agreement.

       1.04 INTERIM BANK CAPITAL STOCK. The Interim Bank shall be organized with an authorized capital stock of 2,000 shares of common stock of a par value of $.01 per share ("Interim Bank Common Stock"), of which 1,000 shares shall be issued and outstanding and held by PFC immediately prior to consummation of the Merger.

       1.05  MERGER CONSIDERATION.  At the Effective Time (as defined in
Section 2.02) and subject to Section 3.07 of this Agreement, each share of Bank Common Stock issued and outstanding shall be converted into a right to receive a number of shares of PFC Common Stock as determined in accordance with Section
3.04 (the "Merger Consideration").

       1.06 RESULTING ASSOCIATION. The Bank shall be the "Resulting Association" of the Merger.

       1.07 REORGANIZATION. The Board of Directors of the Bank has approved, and the Board of Directors of the Interim Bank shall approve, this Agreement and the Merger Agreement as a plan of reorganization within the provisions of the Internal Revenue Code of 1986, as amended (the "IRC"), Sections 368(a)(1)(A) &
(a)(2)(E) and 354.

       1.08 STOCK OPTION. PFC and the Bank shall have entered into an Option Agreement dated as of the date hereof ("Option Agreement") providing for the purchase by PFC of Bank Common Stock in certain circumstances. A copy of the Option Agreement is attached as ANNEX 1.08 to this Agreement.


                                      SECTION 2

                          THE CLOSING AND THE EFFECTIVE TIME

       2.01 THE CLOSING. A "Closing" shall take place at the offices of Brown, Todd & Heyburn PLLC, 3200 Providian Center, Louisville, Kentucky, at a time and on a date when PFC reasonably expects all of the conditions set forth in Sections 7.01(a), 7.01(b), 7.01(c) and 7.01(d) to have been satisfied or, except in the case of receipt of the approvals of the regulatory authorities described in Section 7.01(b), waived, or at such other time and date as the Bank and PFC may agree in writing (the "Closing Date"). PFC shall designate, and deliver to the Bank notice of, the Closing Date no sooner than 40 days and no later than 30 days prior to such designated Closing Date. At the Closing, (a) PFC and the Bank shall each provide to the other such proof or indication of satisfaction of the conditions set forth in Section 7 as the other may have reasonably requested; (b) the certificates, letters, and opinions required by
Section 7 shall be delivered; (c) the Interim Bank and the Bank shall execute Articles of Merger appropriate for filing with the Office of Thrift Supervision (the "OTS"), and (d) PFC, the Interim Bank, and the Bank shall execute and deliver to each other all other instruments and assurances, and do all things, reasonably necessary and proper to effect the Merger and other transactions contemplated hereby.

       2.02 THE EFFECTIVE TIME. PFC shall deliver the Articles of Merger to the OTS for filing as promptly as possible following the Closing. The Merger shall be effective at 11:59:59 P.M., Paducah, Kentucky, time on the date Articles of Merger are approved and endorsed by the OTS (the "Effective Time").


                                      SECTION 3

                              BASIC TERMS OF THE MERGER

       3.01 REGULATORY MERGER. At the Effective Time, the Interim Bank shall be merged into the Bank in accordance with the terms and conditions of this Agreement, the Merger Agreement and the laws, rules and regulations governing mergers of federal stock savings banks. The Merger shall not become effective unless and until approved by the OTS.

       3.02 EFFECT OF MERGER. From and after the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by each of the Bank and the Interim Bank or which would inure to either of them, shall immediately by operation of law without any conveyance, transfer or further action, become the property of the Resulting Association. The Resulting Association shall be deemed to be a continuation of each of the Bank and the Interim Bank, the rights and obligations of which shall succeed to the Resulting Association as well as such rights and obligations and the duties and liabilities connected therewith.

       3.03 NAME, CHARTER, BYLAWS, DIRECTORS AND OFFICERS. From and after the Effective Time, until changed or amended in accordance with the Charter and Bylaws of the Resulting Association and with the applicable law:

             (a)     The Bank shall be the Resulting Association.

             (b) The name of the Resulting Association shall be "Guaranty Federal Savings Bank."

             (c) The location of the Resulting Association's (i) home office shall be 502 Madison Street, Clarksville, Tennessee 37040, (ii) branch office shall be Highway 48 South, Clarksville, Tennessee 37040, and (iii) loan production office shall be 1400 First Campbell Boulevard, Clarksville, Tennessee 37042 which are the current locations of the home office, branch office and loan production office of the Bank.

             (d) The manner of converting or exchanging Bank Common Stock into PFC Common Stock in connection with the Merger is set forth in Section 3.04 below.

             (e) The basis upon which the Resulting Association's savings accounts will be issued shall be the same basis on which the Bank's savings accounts are issued immediately prior to the Merger.

             (f) The Charter of the Resulting Association at the Effective Time shall be the Charter of the Bank as in effect immediately prior to the Effective Time.

             (g) The Bylaws of the Resulting Association at the Effective Time shall be the Bylaws of the Bank as in effect immediately prior to the Effective Time.

             (h) The number of members of the Board of Directors of the Resulting Association shall be nine. The names, addresses, and length of the terms of the persons who will serve as the members of the Board of Directors of the Bank at the Effective Time shall be set forth on ANNEX 3.03(H) to this Agreement.

             (i) The officers of the Resulting Association at the Effective Time shall be the officers of the Bank immediately prior to the Effective Time.

             (j) The Resulting Association shall assume the liquidation account of the Bank upon the same terms and conditions as such liquidation account is held by the Bank immediately prior to the Effective Time.

       3.04  CONVERSION OF SHARES.

             (a) At the Effective Time, except for shares (the "Dissenting Shares") with respect to which the holder has properly exercised the holder's right to dissent under 12 C.F.R. Section 552.14 (the "Dissenter's Regulation") and subject to Section 3.07 of this Agreement, each share of Bank Common Stock, SHALL, IPSO FACTO, and without any action on the part of the holder thereof, become and be converted into that number of shares of PFC Common Stock equal to the Merger Consideration; and all outstanding certificates representing shares of Bank Common Stock shall represent, instead of shares of Bank Common Stock, the shares of PFC Common Stock into which such shares of Bank Common Stock are converted hereunder.

             (b) At the Effective Time, all shares of Interim Bank Common Stock issued and outstanding immediately before the Effective Time shall be converted into 1,000 shares of the Resulting Association's common capital stock, of a par value of $1.00 per share ("Resulting Association Common Stock").

             (c)     The Merger Consideration shall be determined as follows:

                     (i) If the PFC Stock Price is greater than or equal to $19.9286, but less than or equal to $24.3571, then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock equal to the quotient obtained by dividing $57.8947 (the quotient obtained by dividing $6,600,000 by 114,000 (the number of outstanding shares of Bank Common Stock)) by the PFC Stock Price;

                     (ii) If (A) the PFC Stock Price is greater than $24.3571, but less than or equal to $26.5714, OR (B) the PFC Stock Price is greater than $26.5714 AND PFC elects NOT to exercise its termination rights under Section 8(a)(iv)(A), then each share of Bank Common Stock shall be converted into 2.3769 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $24.3571);

                     (iii) If (A) the PFC Stock Price is greater than $26.5714, (B) PFC elects to exercise its termination rights under Section 8(a)(iv)(A), and (C) the Bank elects to negate PFC's termination as permitted by Section 8(a)(iv)(A), then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock valued at the PFC Stock Price having an aggregate value equal to the GREATER of $63.1572 (the product of 2.3769 MULTIPLIED BY $26.5714) or such higher amount as may be mutually agreed by the Bank and PFC;

                     (iv) If (A) the PFC Stock Price is less than $19.9286, but greater than or equal to $17.7143, OR (B) the PFC Stock Price is less than $17.7143 AND the Bank elects NOT to exercise its termination rights under
Section 8(a)(iv)(B), then each share of Bank Common Stock shall be converted into 2.9051 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $19.9286);

                     (v)     If (A) the PFC Stock Price is less than $17.7143,
(B) the Bank elects to exercise its termination rights under Section 8(a)(iv)(B), and (C) PFC elects to negate the Bank's termination as permitted by
Section 8(a)(iv)(B), then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock valued at the PFC Stock Price having an aggregate value equal to $51.4625 (the product of 2.9051 MULTIPLIED BY $17.7143);

                     (vi) The PFC Stock Price shall mean the average of the closing per share stock price of PFC Common Stock on the NASDAQ National Market System for the twenty consecutive trading days ending on the twentieth trading day prior to the Closing Date (the "Pricing Period"). As used herein, "trading day" shall mean a business day on which at least 100 shares of PFC Common Stock are traded on the NASDAQ National Market System. PFC shall notify the Bank of the Merger Consideration as determined pursuant to this Section 3.04(c) not later than the first business day following the close of the Pricing Period.

The foregoing calculations are based on the outstanding stock of the Bank on a fully diluted basis and have been adjusted to take into account the five percent stock dividend declared by PFC to be paid on March 18, 1996, on shares of PFC Common Stock held of record on February 19, 1996 (the "March 1996 PFC Stock Dividend").

             (d) Each share of PFC Common Stock issued and outstanding immediately before the Effective Time shall remain unchanged by the Merger.

       3.05  SURRENDER OF CERTIFICATES.

             (a) As of the Effective Time, PFC shall deposit, or shall cause to be deposited, with Boatmans Trust Company, St. Louis, Missouri (the "Exchange Agent"), for the benefit of the holders of shares of Bank Common Stock, for exchange in accordance with this Section 3.05(b), through the Exchange Agent, (i) certificates representing the shares of PFC Common Stock issuable pursuant to Section 1.05 in exchange for outstanding shares of Bank Common Stock, excluding any fractional share interest to which a Bank shareholder might otherwise be entitled, and (ii) the cash amount due Bank shareholders in lieu of any fractional share interest as provided for in Section
3.07 of this Agreement.

             (b)     As soon as reasonably practicable after the Effective
Time, the Exchange Agent shall mail to each holder of record of a certificate(s) that immediately prior to the Effective Time represented outstanding shares of Bank Common Stock ("Bank Certificates") that were converted into shares of PFC Common Stock pursuant to Section 1.05, (i) a letter of transmittal in a form prescribed by PFC, and (ii) instructions for use in effecting the surrender of the Bank Certificates in exchange for certificates representing shares of PFC Common Stock. Upon surrender of a Bank Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other required documents, the holder of the Bank Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of PFC

Common Stock that such holder has the right to receive in respect of the Bank Certificate surrendered pursuant to the provisions of this Section 3.05 (after taking into account all shares of Bank Common Stock then held by such holder). In the event of a transfer of ownership of Bank Common Stock that is not registered in the transfer records of the Bank, a certificate representing the proper number of shares of PFC Common Stock may be issued to a transferee if the Bank Certificate representing such Bank Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 3.05, each Bank Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of PFC Common Stock and cash in lieu of any fractional shares of PFC Common Stock as contemplated by Section 3.07.

             (c) Whenever PFC declares a dividend or other distribution, in cash, stock or other property, on the PFC Common Stock after the Effective Time, the declaration shall provide for the dividend or distribution on all shares of PFC Common Stock issued and outstanding, including those with respect to which no certificate has been delivered hereunder; however, no disbursement of such dividend or distribution shall be required to be made until the shareholder entitled to such dividend or distribution has delivered such shareholder's Bank Certificates in accordance with Section 3.05(b) of this Agreement regarding the Bank Certificate(s) representing such shares. Upon such compliance or as soon as practicable thereafter, each such shareholder shall be entitled to receive from PFC an amount equal to all dividends and distributions (without interest thereon and less the amount of taxes, if any, which have been imposed or paid thereon) on the shares represented thereby.

       3.06 RECLASSIFICATIONS, ETC. If, prior to the Effective Time, PFC shall pay a stock dividend on or subdivides, splits up, reclassifies or combines PFC Common Stock, or declares a dividend, or makes a distribution, on PFC Common Stock of any security convertible into its common stock (other than the March 1996 PFC Stock Dividend) in each case with a record date after the date hereof, then appropriate adjustment shall be made in the PFC Stock Price to take into account the dividend, subdivision, split-up, reclassification or combination.

       3.07 NO FRACTIONAL SHARES. No certificate or scrip of any kind shall be issued by PFC to any former Bank shareholder in respect of any fractional interest in PFC Common Stock resulting from the Merger. No holder of Bank Common Stock shall have any rights in respect of a fractional interest in PFC Common Stock arising out of the Merger, except to receive a cash payment equal to such fraction multiplied by the PFC Stock Price.

                                      SECTION 4

                      REPRESENTATIONS AND WARRANTIES OF THE BANK

       The Bank represents and warrants to PFC that, except as disclosed in a letter (the "Bank Disclosure Letter") delivered by the Bank to PFC concurrently herewith and acknowledged and accepted by PFC:

       4.01 ORGANIZATION AND QUALIFICATION. The Bank is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States. G.F. Data, Inc. (the "Subsidiary") is a corporation duly organized, validly existing and in good standing under the laws of Tennessee. Each of the Bank and the Subsidiary has all requisite power and authority to own and lease its property and to carry on its business as it is now being conducted. Neither the character of the property owned or leased by the Bank or the Subsidiary, nor the nature of the activities conducted by the Bank or the Subsidiary makes necessary qualification by the Bank or the Subsidiary as a foreign association in any jurisdiction. The Bank is a member in good standing of the Federal Home Loan Bank of Cincinnati (the "FHLB") and all eligible accounts of deposit in the Bank are insured by the Savings Association Insurance Fund ("SAIF"), as administered by the Federal Deposit Insurance Corporation ("FDIC"), to the fullest extent permitted by law.

       4.02 AUTHORIZATION. The Bank has the full, right, power and authority to enter into, execute, deliver and perform, subject to shareholder and regulatory approval, its obligations under this Agreement. Except for the authorization by the shareholders of the Bank, the execution, delivery and performance of this Agreement by the Bank has been duly authorized and approved by all requisite corporate action. This Agreement constitutes a valid and legally binding obligation of the Bank. Neither the Bank nor the Subsidiary has any legal obligation, absolute or contingent, to any other individual, firm, partnership, corporation or other business organization ("Person") (i) to sell any substantial part of its assets, or to sell any of its assets, except in the ordinary course of business; (ii) to effect any merger, consolidation or other reorganization; (iii) to enter into any agreement with respect thereto; or (iv) to take any other similar action inconsistent with the transactions contemplated by this Agreement. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby will:
(a) violate, conflict with, or result in a breach of any provision of the Charter or the Bylaws of the Bank or the Subsidiary; or (b) (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Bank or the Subsidiary under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation which binds the Bank or the Subsidiary or any assets of the Bank or the Subsidiary; or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to the Bank or the Subsidiary or any assets of the Bank or the Subsidiary, the violation of which is, either separately or in the aggregate, material to the financial condition or properties of the Bank or the Subsidiary.

       4.03 SUBSIDIARIES. Other than the Subsidiary, there is no Person in which the Bank has an interest greater than or equal to five percent of the equity or voting securities of any class of such entity. The Subsidiary is a wholly-owned subsidiary of the Bank.

       4.04  CAPITAL STOCK.

             (a) All of the statements concerning the capital stock of the Bank set forth in Section 1.02 are true. All of the outstanding capital stock of the Bank has been validly issued, fully paid and is nonassessable. The Subsidiary has no authorized shares of capital stock except for 1,000 shares of common stock, of a no par value per share, 100 of which are issued and outstanding. The Bank owns, legally and beneficially, all issued and outstanding shares of capital stock of the Subsidiary; such stock is registered in the name of the Bank, and the Bank has, and at the Effective Time shall have, good and marketable title to such stock, free and clear of all pledges, liens, charges, encumbrances, security interests, claims, undertakings, rights of first refusal, options or other restrictions of any nature whatsoever. All issued and outstanding shares of common capital stock of the Subsidiary have been validly issued, fully paid and are nonassessable.

             (b) Except for Option Agreement, there are no outstanding options, warrants, contracts, or commitments entitling any Person to purchase or otherwise acquire from the Bank or the Subsidiary any shares of Bank Common Stock, Bank Preferred Stock or Subsidiary capital stock or any securities convertible into or exchangeable for any of shares of Bank Common Stock, Bank Preferred Stock or Subsidiary common capital stock. Neither the Bank nor the Subsidiary has any obligation of any nature whatsoever with respect to any unissued shares or shares which have been acquired, redeemed or converted. Neither the Bank nor the Subsidiary has any outstanding contractual obligation to repurchase, redeem or otherwise acquire any of their outstanding shares. Since December 31, 1994, neither the Bank nor the Subsidiary has (i) directly or indirectly redeemed, purchased or otherwise acquired any of its shares, (ii) declared, set aside or paid any dividend or other distribution in respect of any of its shares, or (iii) issued or granted any right or option (other than this Agreement) to purchase or otherwise acquire any of their shares.

       4.05 CORPORATE DOCUMENTS, BOOKS, RECORDS AND PERMITS. The Bank has delivered to PFC true and complete copies of the Charters of the Bank and the Subsidiary, as amended (certified as of a recent date by the OTS and the Tennessee Secretary of State, as appropriate), and of the Bylaws of the Bank and the Subsidiary, as amended (certified as of the date hereof by the Secretary of the Bank and the Subsidiary, as appropriate). All of the foregoing and all of the corporate minutes and stock transfer records of the Bank and the Subsidiary are current, complete and correct in all material respects. Each of the Bank and the Subsidiary possesses all licenses, franchises, approvals, certificates, permits and other governmental authorizations necessary for the continued conduct of its business without material interference or interruption.

       4.06 FINANCIAL STATEMENTS. The Bank has delivered to PFC true and complete copies of (i) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of the Bank for the year ended December 31, 1991 (the "1991 Bank Financial Statements"); (ii) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of the Bank for the year ended December 31, 1992 (the "1992 Bank Financial Statements");
(iii) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of the Bank for the year ended December 31, 1993 (the "1993 Bank Financial Statements"); (iv) the audited consolidated statement of financial condition and the related statements of income, retained earnings and cash flows of the Bank for the year ended December 31, 1994 (the "1994 Bank Financial Statements"); and (v) the audited consolidated balance sheet and the related consolidated statements of income, stockholders' equity and cash flows of the Bank for the year ended December 31, 1995 (the "1995 Bank Financial Statements"); the 1991, 1992 and 1993 Bank Financial Statements have been audited by Stone, Randolph & Henry, certified public accountants and the 1994 and 1995 Bank Financial Statements have been audited by Housholder, Artman and Associates, P.C., certified public accountants. The Bank shall also deliver, in accordance with Section 6.10 for the monthly and quarterly periods ending during the period beginning on January 1, 1996 and ending on the last day of the month next preceding the month in which the Effective Time occurs, true and complete copies of the quarterly and monthly unaudited balance sheets and related statements of income, stockholders' equity and cash flows of the Bank and the Subsidiary (collectively, the "Bank Unaudited Financial Statements"). The 1991 Bank Financial Statements, 1992 Bank Financial Statements, 1993 Bank Financial Statements, 1994 Bank Financial Statements, 1995 Bank Financial Statements, and the Bank Unaudited Financial Statements (collectively, the "Bank Financial Statements") have been or, as the context requires, shall have been prepared in conformity with generally accepted accounting principles. The Bank Financial Statements present, or, as the context requires, shall present, fairly the financial position of the Bank as of their respective dates and the results of the operations of the Bank for the respective periods covered thereby in conformity with generally accepted accounting principles. All loans, discounts and financing leases reflected on the Bank Financial Statements have been, or, as the context requires, shall have been (a) made for good, valuable and adequate consideration in the ordinary course of business of the Bank, (b) evidenced by notes or other evidences of indebtedness which are true, genuine and what they purport to be, and (c) adequately reserved against in an amount sufficient in the reasonable opinion of management to provide for all losses reasonably anticipated in the ordinary course of business. Neither the Bank nor the Subsidiary has, nor are any of their assets subject to, any liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) which (a) is material and not reflected and adequately reserved against in the Bank Financial Statements, or (b) has been or shall be incurred subsequent to the date of the 1994 Bank Financial Statements other than in the ordinary course of business, and not in violation of any provision of this Agreement.

       4.07 REGULATORY REPORTS. The Bank and the Subsidiary have delivered to PFC true and complete copies of all financial and/or condition reports ("OTS Reports") of the Bank as filed with the OTS (a) for each year-end since December 31, 1991, (b) for each calendar quarter since December 31, 1993, and (c) reports, applications and other documents which either the Bank or the Subsidiary have filed with the OTS, FDIC, FHLB, the Federal Home Loan Bank Board, or the Federal Savings and Loan Insurance Corporation, since December 31, 1991.

       4.08 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, there have been no events or conditions of any character (whether actual, or to the best knowledge of the Bank, threatened, or contemplated) pertaining to the financial condition, businesses or assets of the Bank or the Subsidiary that have materially and adversely affected, or can reasonably be expected to affect materially and adversely, the Bank's consolidated financial condition, business or assets, or to cause its businesses to be carried on materially less profitably than prior to this Agreement. Since December 31, 1995, neither the Bank nor the Subsidiary has:

             (a) borrowed any money, incurred any material liability or obligation, or lent any money or pledged any of its assets in connection with any aspect of any of its business other than in the ordinary course of business;

             (b) mortgaged or otherwise subjected to any liens, encumbrances or other liabilities any of its assets or business, other than in the ordinary course of business;

             (c) sold, assigned or transferred any of its assets or business other than in the ordinary course of business;

             (d) suffered any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the consolidated financial condition, business or assets of the Bank;

             (e) made or suffered any amendments, termination of or default under any contract, agreement, license or other instrument which materially adversely affects the consolidated financial condition, business or assets of the Bank;

             (f) received notice or had knowledge or reason to believe that any material labor trouble exists among any of its employees or that any group, organization or union has tried to organize any of its employees;

             (g) received notice or had knowledge that any of its substantial credit or deposit customers has terminated or intends to terminate its relationship, which termination would have a materially adverse effect on the consolidated earnings of the Bank;

             (h) received any notice asserting or threatening to assert that either is in material violation of any statute, law, regulation or order applicable to the consolidated business or assets of the Bank which violation would have a material adverse effect on the Bank if true;

             (i) failed to operate its business in the ordinary course so as to preserve the business organization intact, and to preserve the goodwill of its customers and others with whom it has business relations;

             (j) incurred any extraordinary losses or, except in accordance with customary banking or mortgage servicing practices, waived any material rights in connection with any aspect of its business, whether or not in the ordinary course of business;

             (k) canceled any material debts owed to either of them; or any material claims, or paid any noncurrent, material obligations or liabilities;

             (l) made any capital expenditure or capital additions or betterments, including any such expenditure, addition or betterment effected through a capital lease, exceeding $10,000;

             (m) paid or agreed to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance pay to any of its present or former (i) directors, (ii) officers, or (iii) employees who are being compensated on an annual basis at a rate exceeding $20,000 per year; or increased by an amount in excess of ten percent any of their compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments);

             (n) renewed, amended, become bound by or entered into any agreement, contract, commitment or transaction other than in the ordinary course of business;

             (o) changed any accounting practice followed or employed in preparing the Bank Financial Statements;

             (p) made any loan, given any discount or entered into any financing lease which is material and has not been (i) made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (iii) adequately reserved against in an amount sufficient in the opinion of management to provide for all charge-off's reasonably anticipated in the ordinary course of business; or

             (q) entered into any agreement, contract or commitment to do any of the foregoing.

       4.09 TAXES. The Bank and the Subsidiary (i) have timely filed all federal, state, foreign and local income, franchise, excise, sales, bank shares, real and personal property, employment and other tax returns, tax information returns and reports required to be filed; (ii) have paid, or made adequate provision in the opinion of management for the payment of, all taxes, interest payments and penalties (whether or not reflected in returns as filed) due and payable (and/or accruable for all periods ending on or before the date of this Agreement) to any city, county, state, foreign country, the United States or any other taxing authority; and (iii) are not delinquent in the payment of any tax or governmental charge of any nature. The federal income tax returns of the Bank and the Subsidiary have been examined by and settled with the Internal Revenue Service, or the statute of limitations with respect to such years has expired for all years through December 31, 1988, and no audit, examination or investigation is presently being conducted or, to the Bank's knowledge, is threatened by any taxing authority. No unpaid tax deficiencies or additional liabilities of any sort have been proposed by any governmental representative with respect to the Bank or the Subsidiary. No agreements for the extension of time for the assessment of any amounts of tax have been entered into by or on behalf of the Bank or the Subsidiary. The Bank and the Subsidiary have withheld (and timely paid to the appropriate governmental entity) proper and accurate amounts from its employees for all periods in material compliance with all tax withholding provisions (including, without limitation, income, social security and employment tax withholding for all forms of compensation) of applicable federal, state, foreign and local laws. The Bank and the Subsidiary have delivered to

PFC true and correct copies of all federal and state income tax returns filed by either of them for all tax periods commencing after December 31, 1991.

       4.10 TITLE TO ASSETS. On December 31, 1995, the Bank and the Subsidiary had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business since December 31, 1995, now has, good and marketable title to all properties and assets reflected on the 1995 Bank Financial Statements and to be reflected on the Bank Unaudited Financial Statements, free and clear of all mortgages, liens, pledges, easements, restrictions, encroachments, governmental regulations, security interests, charges or encumbrances of any nature, except for:

             (a) the mortgages and encumbrances which secure indebtedness which is properly reflected on the Bank Financial Statements;

             (b)     liens for taxes accrued but not yet payable;

             (c) liens arising as a matter of law in the ordinary course of business as to which there is no known default; and

             (d) such imperfections of title and encumbrances, if any, as do not materially detract from the value or interfere with the present use or sale of any of their properties and assets.

       The Bank Disclosure Letter lists all leases, other than "financing leases," of personal property to which the Bank or the Subsidiary is a party. The Bank and the Subsidiary have delivered to PFC true and correct copies of all leases referred to in the Bank Disclosure, together with all amendments and modifications thereof.

       With respect to each lease of personal property to which the Bank or the Subsidiary is a party, except for leases in which either the Bank or the Subsidiary is lessor entered into as a "financing lease":

             (a) such lease is in full force and effect in accordance with its terms in all material respects;

             (b)     all rents and additional rents due to date have been paid;

             (c) the lessee under each of the leases has been in peaceable possession since the commencement of the original term of the lease; and


             (d) no event of default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a material default under such lease, exists.

       With respect to any real property owned in fee by the Bank or the Subsidiary, which real property is set forth on the Bank Disclosure Letter, the Bank further represents and warrants to PFC as follows:

             (a) all work to be performed by the Bank or the Subsidiary with respect to all improvements to the property owned by either of them has been fully completed in all material respects and paid for by them;

             (b) all permits and certificates with respect to construction of improvements on the property owned by the Bank or the Subsidiary have been obtained and the property has been properly zoned for use and occupancy as a banking or other business facility; and

             (c) all improvements to the property in all material respects have been made in accordance with plans and specifications approved by the Bank or the Subsidiary, as appropriate, copies of which will be delivered to PFC upon request.

       4.11  ENVIRONMENTAL HAZARDS.  Neither the Bank nor the Subsidiary has
(i) used, stored, manufactured, or suffered to exist (collectively, "Utilized") any hazardous or toxic substance, material or constituent (collectively, a "Hazardous Substance") within the meaning of any applicable federal, state or local law or regulation pertaining to environmental or chemical hazards or pollution (collectively, the "Environmental Laws"), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., and any regulations promulgated thereunder, on, in or under any of their property, whether currently or previously owned or leased, or (ii) transported or disposed or caused or permitted any Person to transport or dispose, of any Hazardous Substance, in each case other than in accordance with all Environmental Laws and other than at the locations identified on the Bank Disclosure Letter. To the best knowledge of Bank, no Hazardous Substances have been Utilized at any time on, in or under any of the Bank's or the Subsidiary's property, whether currently or previously owned or leased. Neither the Bank nor the Subsidiary is subject to any asserted or unasserted liabilities, nor are any of the properties of the Bank or the Subsidiary, whether currently or previously owned or leased, subject to any asserted or unasserted lien, under any of the Environmental Laws. Neither the Bank nor the Subsidiary has ever violated any of the Environmental Laws, and each of them is presently in compliance in all material respects with all Environmental Laws. Without limiting the generality of the foregoing, no asbestos, PCBs or other Hazardous Substance or any petroleum product or constituents thereof is present on, in or under any of the property of the Bank or the Subsidiary, whether currently or previously owned or leased. To the best knowledge of the Bank, no loans of any of the Bank or the Subsidiary are secured by property where any Hazardous Substances have ever been Utilized, and none of the borrowers of the Bank or the Subsidiary have violated in any material respect any of the Environmental Laws or have any of their property subject to a lien under any of the Environmental Laws. Neither the Bank nor the Subsidiary has ever permitted any property currently or previously owned or leased by either of them to be used as a landfill or dump site. There are no underground storage tanks or underground pipelines located on any property owned or leased by the Bank or the Subsidiary. No underground storage tanks have ever been located on any property currently or previously owned or leased by either of them.

       4.12 LITIGATION, PENDING PROCEEDINGS AND COMPLIANCE WITH LAWS. For purposes of this Agreement, "Claims" shall mean all claims of any kind or actions, suits, proceedings, arbitrations or investigations, whether actual, or to the best knowledge of the Bank, potential or threatened, whether asserted by or against either the Bank or the Subsidiary, against or affecting the Bank

Common Stock, the common stock of the Subsidiary or the Bank's or the Subsidiary's business, prospects, conditions (financial or otherwise) or assets or against any officer, director or employee of the Bank or the Subsidiary (where such Claims against any officer, director or employee of the Bank or the Subsidiary arise or might arise in connection with actions taken or omitted or alleged to have been taken or omitted by such officer, director or employee in his or her capacity as an officer, director or employee). The Bank Disclosure letter sets forth all Claims, including a summary of the basis and background of all Claims. There are no Claims (a) which would prevent the performance of this Agreement or any of the transactions contemplated hereby or declare the same unlawful or cause the rescission thereof, (b) which would prevent the transfer of good and marketable title of the Bank Common Stock, free and clear of all encumbrances, or (c) which would materially and adversely affect or impair the business or condition, financial or otherwise, or the earnings of the Bank or the Subsidiary. The Bank and the Subsidiary have complied with and are not in any default under (and have not been charged with, nor are threatened with or under investigation with respect to, any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction or decree of any court, agency or instrumentality. There are no uncured violations or violations with respect to which refunds or restitution may be required cited in any report concerning the Bank or the Subsidiary as a result of examination by any regulatory authority.

       4.13 REGULATORY COMPLIANCE. Neither the Bank nor the Subsidiary has ever been a party to (a) any enforcement action instituted by, or (b) any memorandum of understanding or cease and desist order with, any federal or state regulatory agency, and no such action, memorandum or order has been threatened, and neither the Bank nor the Subsidiary has received any report of examination from any federal or state regulatory agency which requires that the Bank or the Subsidiary address any material problem or take any action which has not already been addressed or taken in a manner satisfactory to the regulatory agency.

       4.14 EMPLOYEE RELATIONS. Neither the Bank nor the Subsidiary has ever entered into any contract or agreement with any labor union or other collective bargaining group. There are no pending or threatened charges of any Unfair Labor Practice (as that term is defined in the National Labor Relations Act, as amended) with respect to the Bank or the Subsidiary, and neither the Bank nor the Subsidiary has been contacted by any union or other representative of any of their employees. No group, organization or union has tried to organize any of the employees of the Bank or the Subsidiary. During the last five years, labor relations with the employees of the Bank and the Subsidiary have been satisfactory. There have been no strikes, work stoppages or job actions. The Bank and the Subsidiary are in compliance with all federal and state laws governing employment and employment practices, terms and conditions of employment and wages and hours.

       4.15  EMPLOYEE BENEFIT PLANS.

             (a) The Bank Disclosure Letter sets forth a true and complete list of all employee benefit plans, policies (whether oral or written), or arrangements applicable to employees or former employees of the Bank, including, without limitation, wage continuation and bonus, pension, profit sharing or thrift plans, life, medical, hospitalization, disability, or other insurance programs, and severance, vacation and sick leave policies. The only employee pension benefit plan maintained with respect to the employees of the Bank is the Guaranty Federal Savings Bank 401(k) Plan, adopted effective October 1, 1991 (the "Bank 401(k) Plan"). The Bank 401(k) Plan is qualified under IRC Sections 401(a) or 403(a), and the related trust is exempt under IRC Section 501(a), and has been since adoption, so qualified, and the date of the most recent determination letter from the IRS confirming the qualification of the Bank 401(k) Plan is set out on Section 4.15 of the Bank Disclosure Letter.

             (b) True and complete copies of all employee benefit plans, related trust agreements, any filings with or communications to or from the IRS or the United States Department of Labor with respect to such plans or trust agreements over the last three plan years have been, or will be prior to the Effective Time, made available to PFC by the Bank. With respect to the Bank 401(k) Plan, the Bank has delivered to PFC copies of the last three years' allocation and 401(k) testing reports.

             (c) All other salary and fringe benefit programs of the Bank, whether or not coming within the definition of an employee benefit plan under ERISA, are also set forth on the Bank Disclosure Letter, including, but not limited to, stock-based compensation programs, incentive bonus programs, annual salary and bonus policies, car allowances and other fringe benefits and perquisites given to officers, directors and employees.

             (d) The Bank has not, with respect to the Bank 401(k) Plan, nor has any administrator of the Bank 401(k) Plan or of the related trust or the trustees thereof, engaged in a prohibited transaction which would subject the Bank, the Bank 401(k) Plan or any administrator, trustee or party dealing with the Bank 401(k) Plan or the related trust, to a tax or penalty on prohibited transactions imposed by the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or IRC Section 4975.

             (e) No employee pension benefit plan maintained for the employees of the Bank or any of the related trusts thereto has been terminated. The Bank does not and has not maintained a defined benefit pension plan subject to Title IV of ERISA.

             (f) The Bank has fully complied in all material respects with the notice and continuation coverage requirements of Sections 601 through 608 of ERISA, IRC Section 4980B, and the proposed regulations thereunder.

             (g) The Bank has never been a party to, or subject to, any collective bargaining agreement pursuant to which the Bank is or will become obligated to contribute to a multi employer plan.

             (h) All reports, statements, returns and other information required to be furnished or filed with respect to any of the employee benefit plans relating to the employees of the Bank have been furnished or filed, or both, in accordance with Section 101 through 105 of ERISA, and IRC Sections 6057 through 6059, and they are true, correct and complete in all material respects. Records with respect to all employee benefit plans applicable to any of the Bank's employees have been maintained in compliance with Section 107 of ERISA. Neither the Bank nor any other fiduciary (as defined in Section 3 of ERISA) with respect to any of the employee benefit plans applicable to any of the Bank's employees has any liability for any breach of any fiduciary duties under Sections 404, 405, 406 or 409 of ERISA. Each of the employee benefit plans applicable to the employees of the Bank has, since adoption, been executed, managed and administered in material compliance with the applicable provisions of ERISA, the IRC and all other applicable laws. There are no threatened or pending claims against the employee benefit plans applicable to the employees of the Bank, or their fiduciaries, by any participant, beneficiary or government agency.

             (i) The Bank's contribution and recorded expense in respect of the fiscal year ended December 31, 1995, under the employee benefit plans listed on the Bank Disclosure Letter is accurately reflected on the 1995 Bank Financial Statements.

             (j) As used in this Agreement, the terms "employee benefit plans" and "employee pension benefit plans" shall have the respective meanings assigned to such terms in Section 3 of ERISA.

             (k) Except as set forth on the Bank Disclosure Letter, the Bank has not provided and does not currently provide any retiree welfare benefits to its employees other than benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985.

             (l) None of the employee benefit plans is self-funded or to any extent self-insured by the Bank.

             (m) Except as fully described on the Bank Disclosure Letter, the actuarial present value of all accrued deferred compensation entitlements of employees and former employees of the Bank (and their respective beneficiaries), other than entitlements accrued pursuant to funded retirement plans subject to the provisions of IRC Section 412, is fully reflected on the Bank Financial Statements.

       4.16 INSURANCE POLICIES. The Bank and the Subsidiary maintain insurance policies and bonds in force in such amounts and against such liabilities and hazards as customarily are maintained by similar businesses of comparable size. Neither the Bank nor the Subsidiary is now liable, nor shall they be liable, for any material, retroactive premium adjustments. All policies are valid, enforceable and in full force and effect, and neither the Bank nor the Subsidiary has received any notice of premium increases or cancellations. Neither the Bank nor the Subsidiary knows of any grounds for or any consideration of any such premium increase or cancellation notice or other indication of premium increases or cancellations, with respect to any of their insurance policies or bonds. All notices of cancellation received by either the Bank or the Subsidiary and all claims made by the Bank or the Subsidiary under their respective insurance policies and bonds since December 31, 1993, or made prior thereto but remaining unresolved, are described on the Bank Disclosure Letter. Since December 31, 1993, neither the Bank nor the Subsidiary has failed to make a timely claim or file a timely notice with respect to any matter giving rise to a material claim or potential material claim under their insurance policies and bonds.

       4.17  AGREEMENTS.  Neither the Bank nor the Subsidiary is a party to:

             (a) any collective bargaining agreement; any employment agreement, contract, or commitment; or any bonus plan or commission;

             (b) any loan or other agreement pursuant to which the Bank or the Subsidiary has borrowed money (other than from the Federal Home Loan Bank) or any obligation of guaranty or indemnification arising from any agreement, contract or commitment which involves, singularly or in the aggregate, a potential material liability, except letters of credit entered into in the ordinary course of business;

             (c) any agreement, contract or commitment which is either outside of the ordinary course of business or which is or may be materially adverse to the business, financial condition or earnings of either the Bank or the Subsidiary;

             (d) any agreement, contract or commitment containing any covenant materially limiting the freedom of either the Bank or the Subsidiary to engage in any line of business in any geographic area or to compete with any Person;

             (e) any agreement, contract, or commitment relating to capital expenditures and involving future payments which, together with future payments under all other agreements, contracts or commitments relating to the same capital project, exceed $10,000;

             (f) any agreement, contract or commitment relating to the acquisition of substantially all of the assets, shares or capital stock of any business enterprise, except agreements, contracts or commitments in which assets, shares or capital stock are security for a loan or similar obligation created in the ordinary course of business;

             (g) any agreement, contract or commitment, which involves payments, consideration or obligations in the aggregate of $5,000 or more per agreement, contract or commitment, which (i) will not be performed within 30 days or less, or (ii) cannot be terminated within 30 days or less without payment of a penalty of more than $1,000.

       Neither the Bank nor the Subsidiary has breached, nor is there any pending or threatened claim that either the Bank or the Subsidiary has breached any of the terms or conditions of (a) any agreement, contract or commitment set forth in the Bank Disclosure Letter, or (b) any other agreement, contract or commitment, the breach of which singularly or in the aggregate could result in the imposition of damages in a material amount.

       4.18 ACCOUNTING MATTERS. Neither the Bank or the Subsidiary nor, to the best knowledge of the Bank, any of its affiliates, has through the date hereof taken or agreed to take any action that would prevent PFC from accounting for the transaction to be effected by the Merger as a "pooling of interests."

       4.19 BROKERS' OR FINDERS' FEES. No agent, broker or other Person acting on behalf of the Bank or the Subsidiary or under either of their authority is or shall be entitled to any commission, broker's or finder's fee from the Bank or the Subsidiary in connection with any of the transactions contemplated by this Agreement, other than Professional Bank Services, Inc. pursuant the terms of an engagement letter dated November 2, 1995, a copy of which has been delivered to PFC. No agent, broker or other Person acting on behalf of the Bank or the Subsidiary or under either of their authority is or shall be entitled to any commission, broker's or finder's fee from PFC in connection with any of the transactions contemplated by this Agreement.

       4.20 POTENTIAL COMPETING INTERESTS. None of the shareholders of the Bank, nor any director, officer or employee of either the Bank or the Subsidiary, nor any member of any such person's family, have any direct or indirect (5% or more) interest in any Person which competes or conflicts with, or is engaged in any business of the kind being conducted by, either the Bank or the Subsidiary or which does business or engages in commerce with, or provides goods or services to, either the Bank or the Subsidiary. Neither the Bank nor the Subsidiary uses any real or personal property in which any shareholder or any director, officer or employee of either the Bank or the Subsidiary, or any member of any such person's family, have a direct or indirect (5% or more) interest.

       4.21  ACCURACY OF STATEMENTS.

             (a) This Agreement and the annexes, schedules and documents delivered as or in connection with an annex or schedule furnished or to be furnished by the Bank or the Subsidiary to PFC in connection with this Agreement and any of the transactions contemplated hereby do not contain and shall not contain an untrue statement of a material fact and, taken as a whole, do not omit and shall not omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

             (b) The information supplied or to be supplied by the Bank for inclusion in (i) the registration statement on Form S-4 to be filed with the SEC by PFC in connection with the issuance of shares of PFC Common Stock in the Merger (the "Registration Statement"), at the time the Registration Statement is filed with the Securities Exchange Commission (the "SEC") and at the time it becomes effective under the Securities Act of 1933, as amended (the "Securities Act"), will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement at the date of mailing to stockholders of the Bank and at the time of the meeting of the stockholders of the Bank to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                                      SECTION 5

                        REPRESENTATIONS AND WARRANTIES OF PFC


       PFC represents and warrants to the Bank as follows:

       5.01 ORGANIZATION AND QUALIFICATION. PFC is a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky, has paid all fees due and owing to the Office of the Kentucky Secretary of State, has delivered to that office its most recent annual report as required by the Kentucky Business Corporation Act, and has not filed articles of dissolution with the Office of the Kentucky Secretary of State. The Interim Bank, when formed by PFC, will be duly organized as a federally chartered savings bank, validly existing and in good standing under the laws of the United States. PFC has, and the Interim Bank shall have, all requisite corporate power and authority to own and lease their property and to carry on their businesses as they are now being, or will be, conducted. PFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

       5.02 AUTHORIZATION. PFC has the corporate power to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance of this Agreement by PFC has been duly authorized and approved by all requisite corporate action, and, except for the authorization by the Board of Directors and sole shareholder of the Interim Bank, no other corporate acts or proceedings on the part of PFC or the Interim Bank are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement constitutes the valid and legally binding obligation of PFC. Neither the execution, delivery, or performance of this Agreement, nor the consummation of the transactions contemplated hereby will: (a) violate, conflict with, or result in a breach of any provision of the Articles of Incorporation or Charter, as appropriate, or the Bylaws of either PFC or the Interim Bank; (b) violate, conflict with, or result in a breach of any provision of the terms, conditions or provisions of any agreement or other instrument or obligation which binds PFC or the Interim Bank; or (c) violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to PFC or the Interim Bank.

       5.03 FINANCIAL STATEMENTS. PFC has delivered to the Bank true and complete copies of the audited consolidated balance sheets and the related consolidated statements of income, stockholders' equity and cash flows of PFC for the years ended December 31, 1992, December 31, 1993 and December 31, 1994, as audited by KPMG Peat Marwick LLP, certified public accountants, and the unaudited internally prepared consolidated statements of income, stockholders' equity and cash flows of PFC for the year ended December 31, 1995 (collectively, the "PFC Financial Statements"). PFC shall deliver to the Bank pursuant to
Section 6.11 of this Agreement the unaudited consolidated balance sheets and the related consolidated statements of income and stockholders' equity of PFC for each calendar quarter (the "1996 PFC Financial Statements") beginning on or after January 1, 1996 and ending prior to the Closing. The PFC Financial Statements have been, and the 1996 PFC Financial Statements shall have been, prepared in conformity with generally accepted accounting principles with prior periods. The PFC Financial Statements present, and the 1996 PFC Financial Statements shall present, fairly the financial position of PFC as of their respective dates and the results of PFC's operations for the respective periods covered thereby in conformity with generally accepted accounting principles.

       5.04 PFC COMMON STOCK. All of the statements concerning the PFC Common Stock set forth in Section 1.03 of this Agreement are true. All of the outstanding shares of PFC Common Stock have been validly issued, fully paid and are nonassessable. All shares of PFC Common Stock to be issued in the Merger shall, when issued, be (a) validly issued, fully paid and nonassessable; and (b) issued pursuant to an effective Registration Statement filed under the Securities Act.

       5.05 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1994, there have been no events or conditions of any character (whether actual, threatened, or contemplated) pertaining to the financial condition, business or assets of PFC, taken as a whole, that have materially and adversely affected, or can reasonably be expected to affect materially and adversely, the financial condition, results of operation, business or assets of PFC.

       5.06 BROKERS' OR FINDERS' FEES. No agent, broker or other Person acting on behalf of PFC or under its authority is or shall be entitled to any commission, broker's or finder's fee from the Bank or the Subsidiary in connection with any of the transactions contemplated by this Agreement.

       5.07 SEC DOCUMENTS. PFC has made available to the Bank a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by PFC with the SEC (other than reports filed pursuant to Section 13(d) or 13(g) of the Exchange Act) since January 1, 1993 (as such documents have since the time of their filing been amended, the "PFC SEC Documents"), which are all the documents (other than preliminary material and reports required pursuant to Section 13(d) or 13(g) of the Exchange Act) that PFC was required to file with the SEC since such date. As of their respective dates, the PFC SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such PFC SEC Documents, and none of the PFC SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of PFC included in the PFC SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present the consolidated financial position of PFC and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. All material agreements, contracts and other documents required to be filed as exhibits to the PFC SEC Documents have been so filed.

       5.08  ACCURACY OF STATEMENTS.

             (a) This Agreement and the annexes, schedules and documents delivered as or in connection with an annex or schedule furnished or to be furnished by PFC or the Interim Bank to the Bank in connection with this Agreement and any of the transactions contemplated hereby do not contain and shall not contain an untrue statement of a material fact and, taken as a whole, do not omit and shall not omit to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading.

             (b) The information supplied or to be supplied by PFC or the Interim Bank for inclusion or incorporation by reference in (i) the Registration Statement will, at the time and Registration Statement is filed with the SEC and at the time it becomes effective under the Securities Act, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement, at the date of mailing to stockholders of the Bank and at the time of the meeting of the stockholders of the Bank to be held in connection with the Merger, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Registration Statement, except for such portions thereof that relate only to the Bank, will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.


                                      SECTION 6

                         COVENANTS AND CONDUCT OF THE PARTIES


       The Bank and PFC warrant and agree, as appropriate, that from the date hereof through the Closing Date:

       6.01 INVESTIGATIONS. Each party to this Agreement shall give the other and the employees, accountants, attorneys and other authorized representatives of the other full access during all reasonable times to all the premises, properties, books and records (including without limitation, all corporate minutes and stock transfer records) of the Bank and the Subsidiary, and to furnish the other with such financial and operating data, analyses and other information of any kind respecting its business and properties as the other shall from time to time reasonably request. Any investigation shall be conducted in a manner which does not unreasonably interfere with the operation of the business of the investigated party. In the event of termination of this Agreement, the Bank and PFC shall, upon request, each return to the other all documents, work papers and other material (and all copies thereof) obtained from the other and its subsidiaries in connection with the transactions contemplated hereby. Each party shall use its best efforts to cause its employees, accountants, attorneys and other authorized representatives, to hold in strict confidence all data and information obtained by it from the other party (unless such data or information is or becomes readily ascertainable from public or published information or trade sources); and each party shall not, and shall use its best efforts to ensure that its employees, accountants, attorneys and other authorized representatives do not, disclose such information to others; provided, that such party may file or otherwise submit such data and information to any regulatory authority in connection with obtaining regulatory approval to facilitate or consummate the transactions contemplated by this Agreement without any liability to the other. PFC, through its internal audit department, and/or designated certified public accountants, may perform a pre-acquisition audit or audits of the Bank and the

Subsidiary, and in connection with such a pre-acquisition audit or audits may perform such procedures, including the mailing of verification requests to Bank customers and others, as PFC reasonably deems necessary.

       6.02  SHAREHOLDER AND DIRECTOR APPROVALS/FORMATION OF INTERIM BANK.

             (a) The Board of Directors of the Bank has unanimously approved and shall submit to the Bank's shareholder(s) for approval (the "Shareholder Approval"), subject to obtaining all required regulatory approvals from the OTS and other savings bank regulatory authorities, this Agreement and the Merger Agreement at a meeting of shareholders duly called for those purposes by the Bank's Board of Directors. The meeting of shareholders of the Bank shall take place on a date at least twenty-one business days following the mailing of a notice of such meeting accompanied by a definitive prospectus-proxy statement as contained in the Registration Statement, and in any event on or before the Closing Date designated by PFC pursuant to Section 2.01. The notice and prospectus-proxy statement distributed in connection with the shareholder approval of the Merger Agreement shall comply with the Bank's Charter and Bylaws and with all applicable corporate and securities laws. Unless inconsistent with its fiduciary responsibilities, the Board of Directors of the Bank shall recommend to the shareholders of the Bank that all such shareholders vote for approval of this Agreement and the Merger Agreement. The Bank Disclosure Letter sets forth the names of each Bank director, together with the number of shares of Bank Common Stock held by each of them as of the date of this Agreement.

             (b) Promptly after the execution of this Agreement, PFC shall cause the Interim Bank to be organized and shall cause the Board of Directors and proper officers of the Interim Bank to approve and sign, on behalf of the Interim Bank and as appropriate, the Merger Agreement. Promptly following the organization of the Interim Bank, PFC, as sole shareholder of the Interim Bank, shall approve the Merger Agreement. Promptly after the organization of the Interim Bank, the Board of Directors of the Bank shall approve and sign and shall cause the proper officers of the Bank and the Bank Directors, as appropriate, to approve and sign, on behalf of the Bank, the Merger Agreement. The Merger Agreement as referenced herein shall be substantially in the form of the Plan and Agreement of Merger attached to this Agreement as ANNEX 1.01, subject to such reasonable changes as the OTS shall request.

       6.03 CONSENTS. The Bank and PFC shall each use its best efforts to procure upon reasonable terms and conditions all consents and approvals, completion of all filings, all registrations and certificates, and satisfaction of all other requirements prescribed by law which are necessary for the consummation of the Merger.

       6.04 CONDUCT OF BUSINESS IN THE ORDINARY COURSE. The Bank shall, and shall cause the Subsidiary to, conduct their business only in the ordinary course. By way of amplification and not limitation, except as otherwise provided herein, neither the Bank nor the Subsidiary shall without the prior written consent of PFC:

             (a) issue or cause to be issued any shares of capital stock or any options, warrants, or other rights to subscribe for or purchase any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock of the Bank or the Subsidiary, except for shares issued pursuant to the Option Agreement;

             (b) except to the extent permitted by Section 6.16, declare, set aside, or pay any dividend or distribution (whether in cash, shares or otherwise) with respect to the shares of capital stock of the Bank or the Subsidiary;

             (c) except for dividends permitted by Section 6.04(b) above and Section 6.16 below, directors fees paid at historical rates (to be at the same rate paid per meeting attended during the twelve months prior to the date of this Agreement), and, subject to the written consent of PFC, which shall not be unreasonably withheld, payments for services provided or products sold to the Bank on an arm's length basis, make any payment to any of the shareholders of the Bank or the Subsidiary or to any of the Bank's or the Subsidiary's directors, whether pursuant to a management agreement, consolidated tax return agreement, lease or otherwise;

             (d) directly or indirectly redeem, purchase, or otherwise acquire any shares or capital stock;

             (e) effect a split, reverse split, reclassification, or other change of any shares of capital stock, or other reorganization or recapitalization;

             (f) amend the Charter or Articles of Incorporation, as appropriate, or Bylaws of the Bank or the Subsidiary;

             (g) except for payment of the 1995 employee incentive bonuses described in the Bank Disclosure Letter, which bonuses have been previously accrued, increase the compensation payable or to become payable to any of the Bank's or Subsidiary's directors, officers or employees (including any salary, bonus, insurance, pension, or other benefit plan, payment or arrangement made to, for or with any of such officers or employees) regardless of whether such increase was authorized prior to the execution of this Agreement;

             (h) except for Federal Home Loan Bank borrowings in the ordinary course of business consistent with past practice, borrow or agree to borrow any amount of funds or, except in the ordinary course of business, incur any obligation or liability or directly or indirectly guarantee or agree to guarantee any obligations of others except letters of credit entered into in the ordinary course of business;

             (i) enter into any agreement, contract or commitment which, if entered into prior to the date of this Agreement, would be required to be listed in a schedule delivered to PFC pursuant to the terms of, or in connection with, this Agreement, or, except pursuant to Section 7.02(h), which would modify, amend or terminate any agreement required to be listed in any such schedules;

             (j) except in the ordinary course of business, place or suffer to exist on any of the assets or properties of the Bank or the Subsidiary any mortgage, pledge, lien, charge, or other encumbrance;

             (k) cancel any material indebtedness owing to the Bank or the Subsidiary or any claims which the Bank or the Subsidiary may have possessed, or waive any material rights of substantial value or discharge or satisfy any material noncurrent liabilities;

             (l) sell or otherwise dispose of a substantial part of any of the Bank's or the Subsidiary's assets, or sell or agree to sell any of their assets except in the ordinary course of business;

             (m) commit any act or omit to do any act which would cause a material breach of any agreement, contract or commitment which is listed in a schedule delivered to PFC pursuant to the terms of, or in connection with, this Agreement, or which would have an adverse effect on the business, financial condition, or earnings of the Bank or the Subsidiary;

             (n) violate any law, statute, rule, governmental regulation, order, or undertaking which violation might have an adverse effect on the business, financial condition, or earnings of the Bank or the Subsidiary;

             (o) fail to maintain the Bank's or the Subsidiary's books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

             (p) fail to charge off the Bank's or the Subsidiary's books loan or other losses in accordance with generally accepted accounting principles and the pertinent regulations and policies of the OTS, FDIC and other savings bank regulatory authorities concerning the write-off of loans and other losses;

             (q) fail to pay, or to make adequate provisions for the payment of, all taxes (current or deferred), interest payments and penalties (whether or not reflected in any returns as filed) due and payable (and/or accruable for all periods prior to the Closing Date, including that portion of their fiscal year prior to and including the Closing Date) to any city, county, state, foreign country, the United States, or any other taxing authority;

             (r)     except in the ordinary course of business and subject to
Section 6.06 of this Agreement, sell or dispose of any bonds, shares of capital stock or other investment securities;

             (s) establish, or apply for permission to establish, any banking or business office facility not approved on the date of this Agreement;

             (t) issue any letters of credit other than in the ordinary course of business or increase in a material amount any contingent liabilities whether under letters of credit or otherwise; or

             (u) make any loan, give any discount or enter into any financing lease which is not (i) made for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by notes or other forms of indebtedness which are true, genuine and what they purport to be, and (iii) adequately reserved against in an amount sufficient in the opinion of management to provide for all charge-off's reasonably anticipated in the ordinary course of business.

       6.05 RESERVES. The Bank Unaudited Financial Statements shall reflect a monthly provision, based on a review of the current status of all loans, in accordance with generally accepted accounting principles and the pertinent regulations and policies of the OTS, FDIC and other applicable regulatory authorities concerning the write-off of loans.

       6.06 PRESERVATION OF BUSINESS AND INVESTMENT DECISIONS. The Bank shall, and shall cause the Subsidiary to, use its best efforts to preserve the possession and control of all of their respective assets, to preserve the goodwill of its respective customers and others with whom it has business relations, and to do nothing knowingly to impair the ability to keep and preserve its respective businesses existing on the date of this Agreement. Without in any way limiting the foregoing, the Bank shall not, and shall cause the Subsidiary not to, make any significant investment decision, including, without limitation, engaging in any interest rate swaps, futures or options transactions, or purchases or sales of any marketable securities other than overnight Federal Reserve Funds, short-term U.S. Treasury securities or short-term securities of U.S. government agencies, without the Bank consulting with the Treasurer of PFC or his designee. The Bank shall continue to manage and monitor its investment portfolio in a manner consistent with sound investment practices outlined by applicable regulations.

       6.07 NOTIFICATION OF MATERIAL CHANGES AND LITIGATION. Each party shall provide the other with prompt written notice, accompanied by a detailed description and analysis, (a) of any adverse or potentially adverse material change in the condition, earnings or businesses (other than matters affecting banks or bank holding companies generally) of the Bank and the Subsidiary or PFC, as appropriate, (b) of any event or condition of any character (whether actual, threatened or contemplated) pertaining to the financial conditions, businesses or assets of the Bank or the Subsidiary or PFC, as appropriate, that has materially and adversely affected, or has a substantial possibility of materially and adversely affecting, any of their financial conditions, businesses or assets, or to cause any of their businesses to be carried on materially less profitably than prior to this Agreement, and (c) of all claims, regulatory proceedings and litigation (whether actual, threatened or contemplated and whether or not material) against or possibly involving the Bank or the Subsidiary or PFC, as appropriate, or any officer, employee or director of the Bank or the Subsidiary or PFC, as appropriate, (where such actual, threatened or contemplated claims, regulatory proceedings or litigation arise in connection with actions taken or alleged to be taken by any officer, employee or director in his or her capacity as an officer, employee or director). Such adverse or potentially adverse material changes or such claims, proceedings or litigation shall include, without limitation, any adverse or potentially adverse material change in or any litigation arising in connection with any item or matter reported on any schedule, annex or document delivered by the Bank to PFC as by PFC to Bank in connection with this Agreement.

       6.08 COOPERATION. The Bank and PFC shall each cooperate, and the Bank and PFC shall cause their subsidiary(ies) to cooperate, fully, completely and promptly with the other in connection with satisfying all conditions set forth in this Agreement and effecting the transactions contemplated by this Agreement, and shall each not take any action which would be reasonably likely to cause any condition to consummation of this Agreement to fail to be satisfied.

       6.09 REGULATORY FILINGS. Except to the extent prohibited by law, from the date of this Agreement until the Closing Date, the Bank shall, and shall cause the Subsidiary to, deliver to PFC contemporaneously with their filing a copy of all applications, reports and other documents hereafter filed with the FDIC, the OTS, the FHLB, the Federal Home Loan Bank Board, and all "comment" letters and other correspondence from any of the foregoing regulatory agencies in connection with such filings promptly after receipt thereof. Except to the extent prohibited by law, from the date of this Agreement until the Closing Date, PFC shall deliver to the Bank contemporaneously with their filing a copy of the non-confidential portions of all applications, reports and other documents hereafter filed by PFC or the Interim Bank in connection with the Merger with the SEC, the Federal Reserve, the KDFI, the FDIC, the OTS, the FHLB, the Federal Home Loan Bank Board, or the Office of the Kentucky Secretary of State, and the non-confidential portion of all "comment" letters and other correspondence from any of the foregoing regulatory agencies in connection with such filings promptly after receipt thereof.

       6.10 BANK UNAUDITED FINANCIAL STATEMENTS. The Bank shall deliver to PFC as soon as they become available but in any event promptly, the Bank Unaudited Financial Statements.

       6.11 PFC FINANCIAL STATEMENTS, SEC REPORTS AND AMENDMENTS. PFC shall deliver to the Bank as soon as they become available but in any event promptly, copies of the 1996 PFC Financial Statements. PFC shall deliver to the Bank, promptly after filing, a copy of all applications, reports and other documents filed by PFC with the SEC. PFC shall also deliver to the Bank as soon as they become available copies of any amendments to PFC's Articles of Incorporation; provided, however, that PFC does not have any currently manifested intention to adopt any amendment to its Articles of Incorporation between the date hereof and the Effective Time that would materially and adversely affect the rights of its shareholders.

       6.12 DISCUSSION WITH OTHER PURCHASERS. The Bank shall not, and shall cause the Bank's directors and executive officers and the Subsidiary and the Subsidiary's directors and executive officers to not solicit, authorize the solicitation of, or, except to the extent the fulfillment of the Bank Directors' fiduciary duties clearly requires such action, enter into any discussions with, any third party (a "Third Party"), (a) to purchase any shares of the capital common stock or any option or warrant to purchase shares of the capital common stock of the Bank or the Subsidiary or any securities convertible into the capital common stock of the Bank or the Subsidiary or any other equity security of either of them; (b) to make a tender or exchange offer for any shares of the capital common stock of the Bank or the Subsidiary or any other equity security of the Bank or the Subsidiary, (c) to purchase, lease or otherwise acquire all or a substantial portion of the assets of any of the Bank or the Subsidiary; or
(d) to merge, consolidate or otherwise combine with the Bank or the Subsidiary (a "Third Party Sale").

       6.13 PUBLICITY. Except as provided below, neither the Bank nor PFC shall disclose or publish, and each of the Bank and PFC shall use their best efforts to cause their officers and employees and the officers and employees of their affiliates to not disclose or publish, any information concerning this Agreement or the transactions contemplated by this Agreement. Only the Bank and PFC may make public announcements regarding this Agreement and the transactions contemplated herein and each shall have an opportunity to review any public announcement prior to its release by the other.

       6.14 PFC REGISTRATION STATEMENT. As soon as appropriate and possible, PFC shall prepare and file the Registration Statement under the Securities Act for the purpose of registering the shares of PFC Common Stock to be issued in the Merger, and shall use all reasonable efforts to cause the Registration Statement to become effective. The Bank and each Bank Director shall, and shall cause the Subsidiary and its directors to, promptly furnish PFC with all such data, information and analyses relating to him, it or its shareholders as PFC may reasonably request for the purpose of including such data, information and analyses in the Registration Statement.

       6.15  RESTRICTED PFC COMMON STOCK.  The Bank Disclosure Letter (the
"Bank Affiliate Schedule") sets forth a complete list of all Persons who are, or immediately prior to the Effective Time will be, Bank Affiliates. For the purposes of this Agreement, "Bank Affiliates" means each Person who, should he, she or it resell PFC Common Stock acquired by him, her or it in connection with the Merger, would be subject to the requirements of paragraphs (c) and (d) of Rule 145 under the Securities Act. Concurrently with the exection and delivery of this Agreement, the Bank has delivered an agreement from each Person named on the Bank Affiliates Schedule to the effect that (1) the Bank Affiliate shall not dispose of any PFC Common Stock received by the Bank Affiliate pursuant to the Merger in violation of the Securities Act or the rules and regulations of the SEC thereunder, (2) the Bank Affiliate consents to the placing of a legend on the certificates representing the Bank Affiliate's PFC Common Stock which refers to the issuance of the Bank Affiliate's PFC Common Stock in a transaction to which Rule 145 is applicable and to the giving of stop-transfer instructions to the transfer agent for the PFC Common Stock with respect to the Bank Affiliate's certificates consistent with the legend on those certificates, and (3) the Bank Affiliate shall not dispose of any Bank Common Stock or PFC Common Stock in a manner inconsistent with the SEC's rules, regulations and policies or generally accepted accounting principles permitting pooling-of-interests accounting treatment of the Merger by PFC. PFC shall during the period Bank Affiliates hold PFC Common Stock so restricted comply with the requirements of Rule 144(c) under the Securities Act to allow such shares of PFC Common Stock held by the Bank Affiliates to be transferrable by the Bank Affiliates in compliance with paragraphs (c), (e), (f) and (g) of Rule 144. At the end of the holding period set forth Rule 145(d), PFC shall remove from share certificates the legend referenced above if requested by a Bank Affiliate or remove such legend prior thereto if the Bank Affiliate shall deliver to PFC an opinion of securities counsel acceptable to PFC that such legend can be removed.

       6.16 BANK DIVIDENDS. For each calendar quarter prior to the Closing, beginning on or after February 16, 1996 in which PFC declares a dividend on PFC Common Stock, the Bank may declare and pay a dividend on each share of Bank Common Stock outstanding not in excess of the product of 2.6146 ($57.8947 divided by $22.1429) multiplied by the amount of such PFC dividend, with record and payments dates for such dividends consistent with such PFC dividends.

       6.17 TAX-FREE REORGANIZATION TREATMENT. Neither PFC nor the Bank shall take or cause to be taken any action, whether before or after the Effective Time, that would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the IRC.


                                      SECTION 7

                                 CONDITIONS OF MERGER


       7.01 CONDITIONS TO OBLIGATIONS. The obligations of the Bank and PFC to consummate the Merger shall be subject to the satisfaction of the following conditions on or before the Closing Date:

             (a) SHAREHOLDER APPROVAL. The Merger Agreement shall have been approved by the Board of Directors and shareholders of both the Bank and the Interim Bank.

             (b) REGULATORY APPROVAL. PFC, the Bank, and the Interim Bank, shall have obtained all appropriate orders, consents, approvals and clearances in form and substance reasonably satisfactory to all of them, from the OTS, the Federal Reserve, and all other regulatory agencies and other governmental authorities whose order, consent, approval, absence of disapproval, or clearance is required by law for the consummation of the transactions contemplated by this Agreement, and the terms of all requisite orders, consents, approvals and clearances shall permit and the effectuation of the Merger. The Interim Bank shall have been formed and the Merger Agreement, substantially in the form attached to this Agreement as ANNEX 1.01 but subject to such reasonable changes as requested by the OTS (provided that the Merger Consideration and other basic terms of the transaction are not altered), shall have been approved by the Boards of Directors of the Bank and the Interim Bank and executed and delivered by the Bank and the Interim Bank.

             (c)     NO PROCEEDINGS.

                     (i)     (A)   No action or proceeding shall have been
instituted before a court or other governmental body by any governmental agency or public authority or other Person to restrain or prohibit the transactions contemplated by this Agreement or to obtain damages or other relief in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby; and

                             (B)   No governmental agency shall have notified
PFC, the Bank or the Interim Bank to the effect that consummation of the transactions contemplated by this Agreement would constitute a violation of any law and that it intends to commence proceedings to restrain consummation of the Merger;

                     (ii) Provided, however, that (a) the occurrence of an event described in clause (i)(A) or (i)(B) of this subsection shall not be deemed to create a condition pursuant to this Section 7.01, unless the Board of Directors of the Bank or PFC shall have determined, and given written notice to the other of its determination that the occurrence of the event makes consummation of the Merger unwise in its opinion, and (b) if any action or proceeding described in clause (i)(A) of this subsection has been concluded, with an outcome which would not result in damages, restrain, prohibit or declare illegal the consummation of the transactions contemplated by this Agreement, then the action or proceeding shall not be deemed to create a condition pursuant to this subsection 7.01(c).

             (d) REGISTRATION OF PFC COMMON STOCK. The Registration Statement shall have become effective and not be the subject of any "stop order" or threatened "stop order." PFC shall have received all state securities or "Blue Sky" permits or other authorizations, or confirmation as to the availability of an exemption from registration requirements as may be necessary for consummation of the Merger and no proceedings shall be pending or to the knowledge of PFC threatened by any state securities or "Blue Sky" administration to suspend the effectiveness of any state permit or authorization.

             (e) TAX OPINION. The Bank and PFC shall have received an opinion (the "Tax Opinion") from Brown, Todd & Heyburn PLLC, reasonably satisfactory to the Bank and PFC, concerning certain federal income tax effects of the merger which shall not have been modified and shall have remained in full force and effect; provided that, if for any reason such opinion is not provided by Brown, Todd & Heyburn PLLC, such opinion may be provided by Bass, Berry & Sims.

             (f) FAIRNESS OPINION. The opinion from Professional Bank Services, Inc. received by the Bank prior to the date of this Agreement, to the effect that the Merger is fair to the Bank's shareholders from a financial point of view shall be confirmed and not withdrawn as of the date of the Prospectus-Proxy Statement mailed to Bank shareholders in connection with the meeting to be held to approve the Merger Agreement.

       7.02 CONDITIONS TO OBLIGATIONS OF PFC. The obligations of PFC and the Interim Bank to effect the Merger shall be subject to the satisfaction of the following conditions, in addition to those set forth in Section 7.01, on or before the Closing Date:

             (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of the Bank herein contained shall be true in all material respects on the Closing Date as stated herein as if made on the Closing Date, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. The Bank and the Bank Directors shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by the Bank, the Bank Directors, and the Subsidiary prior to the Closing Date. In addition, the Bank shall have delivered to PFC its certificate dated as of the Closing Date and signed by its President and by its Secretary, to the effect that, except as disclosed in the certificate, they do not know of any failure or material breach of any representation, warranty, or covenant made by the Bank, the Bank Directors or the Subsidiary.

             (b) PREDOMINANT SHAREHOLDER APPROVAL. The holders of no more than nine percent (9.00%) of the total number of outstanding shares of Bank Common Stock shall have perfected or purportedly perfected their dissenter's rights under the Dissenter's Regulation with respect to their shares in connection with the shareholders' approval of the transactions contemplated by this Agreement.

             (c) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change since December 31, 1995, in the financial condition, business, assets, or results of operations of the Bank or the Subsidiary.

             (d) LETTER OF HOUSHOLDER, ARTMAN AND ASSOCIATES, P.C., CPA'S. PFC shall have been furnished with a letter from Housholder, Artman and Associates, P.C., certified public accountants, dated the Closing Date, in form and substance satisfactory to PFC to the effect that:

                     (i) it is a firm of independent public accountants with respect to the Bank within the meaning of the Securities Act and the rules and regulations of the SEC thereunder;

                     (ii) it has made available to PFC or other designated representatives of PFC all of its work papers with respect to the Bank and the Subsidiary;

                     (iii) in its opinion the 1995 Bank Financial Statements examined by it and delivered to PFC present fairly the financial position of the Bank and the Subsidiary and the results of their operations for the period covered in conformity with generally accepted accounting principles;

                     (iv) the amount of any unpaid and of any accrued but unbilled fees for auditing, tax or accounting services rendered by it to the Bank and the Subsidiary shall be as set forth therein and previously disclosed to PFC; and

                     (v) such other matters, including tax matters, as PFC may reasonably request.

             (e) OPINION OF COUNSEL FOR THE BANK. PFC shall have received from Marks, Shell, Maness & Marks, counsel to the Bank, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to PFC, and to the following effect:

                     (i) The Bank is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws Tennessee;

                     (ii) The Bank and the Subsidiary have received all approvals required to conduct the businesses currently being conducted by the Bank and the Subsidiary;

                     (iii) The Bank is a member in good standing of the FHLB and all eligible accounts of deposit in the Bank are insured by the SAIF, as administered by the FDIC, to the fullest extent permitted by law;

                     (iv) Each of the Bank and the Subsidiary have all requisite corporate power to own and lease its property and to carry on the business currently being carried on by it;

                     (v) The authorized capital stock of each of the Bank and the Subsidiary are as set forth in Sections 1.02 and 4.04 of this Agreement and the shares described therein as issued and outstanding have been duly authorized, are validly issued and outstanding, and are fully paid and nonassessable;

                     (vi) This Agreement has been duly executed and delivered by the Bank and is the valid and binding obligation of the Bank enforceable in accordance with its terms. All corporate action required of the Board of Directors and shareholders of the Bank, and all action required under the Bank's Charter and Bylaws, to authorize the transactions contemplated by this Agreement have been taken, and the Bank has the corporate power to effect the Charter Amendment and Merger provided for in this Agreement and the Merger Agreement.

                     (vii) The Board of Directors and shareholders of the Bank have taken all action required by law, and the Bank's Charter and Bylaws in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein.

                     (viii) Except as disclosed in the Bank Disclosure Letter, to the best knowledge of such counsel after due inquiry, (a) neither the Bank nor the Subsidiary is a party to any pending legal or administrative action or other proceeding which if adversely decided or concluded would likely materially and adversely affect or impair the business or condition, financial or otherwise, or the earnings, of the Bank or the Subsidiary, and (b) (I) there is no inaccuracy in any representation or warranty as made by the Bank in this Agreement and as if made again by the Bank at the Closing, and (II) no breach of any covenant made by the Bank in the Agreement;

                     (ix) The amount of any unpaid and of any accrued but unbilled fees for legal services rendered by legal counsel is as set forth therein and previously disclosed to PFC.

       The opinion shall also cover such other matters incident to the matters herein contemplated as PFC may reasonably request, including the form of all papers and the validity of all proceedings.

             (f) POOLING LETTER. PFC shall have received at least two days prior to the Closing Date a letter, in form and substance reasonably satisfactory to PFC, from KPMG Peat Marwick LLP to the effect that the Merger will meet the criteria for the pooling-of-interests method of accounting under generally accepted accounting principles.

             (g) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by PFC and the Interim Bank of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local and foreign governmental agencies and authorities required to be obtained in order to permit consummation by PFC and the Interim Bank of the transactions contemplated by this Agreement and to permit the business presently carried on by the Bank and the Subsidiary to continue unimpaired in all material respects immediately following the Effective Time shall have been obtained.

             (h) EMPLOYMENT AGREEMENTS. R. Keith Bennett, Bailey K. Knight, and Janet K. Spratt shall have executed and delivered to PFC Employment Agreements in substantially the form set forth on ANNEX 7.02(h) hereto.

       7.03 CONDITIONS TO OBLIGATIONS OF THE BANK. The obligations of the Bank to effect the Merger shall be subject to the satisfaction of the following conditions, in addition to those set forth in Section 7.01, on or before the Closing Date:

             (a) REPRESENTATIONS, WARRANTIES AND COVENANTS. The representations and warranties of PFC herein contained shall be true in all material respects on the Closing Date as stated herein, with the same effect as though made at such time, except to the extent of changes permitted by the terms of this Agreement. PFC and the Interim Bank shall have performed all obligations and complied with all covenants required by this Agreement to be performed or complied with by PFC and the Interim Bank prior to the Closing Date. In addition, PFC shall have delivered to the Bank its certificate dated as of the Closing Date and signed by its Chief Executive Officer and by its Treasurer, to the effect that, except as disclosed in the certificate, they do not know of any failure or material breach of any representation, warranty, or covenant made by PFC.

             (b) OPINION OF COUNSEL FOR PFC. The Bank shall have received from Brown, Todd & Heyburn PLLC of Louisville, Kentucky, counsel for PFC, an opinion, dated as of the Closing Date, in form and substance reasonably satisfactory to Bank to the following effect:

                     (i) PFC is a Kentucky corporation duly organized and validly existing under the laws of the Commonwealth of Kentucky and has paid all fees due and owing to the Kentucky Secretary of State, has delivered to that office their most recent annual reports as required by the Kentucky Business Corporation Act and has not filed Articles of Dissolution with the office of the Kentucky Secretary of State. PFC is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended;

                     (ii) The Interim Bank is a federally chartered savings bank, duly organized, validly existing and in good standing under the laws of the United States;

                     (iii) PFC and the Interim Bank have the corporate power to carry on the business being carried on by them;

                     (iv) The shares of PFC Common Stock are as set forth in Sections 4.03 and 5.04 and the shares of PFC Common Stock to be issued in the Merger shall, when issued, (a) be validly issued, fully paid and nonassessable; and (b) issued pursuant to the Registration Statement, which, to its best knowledge, shall not be the subject of any "stop order" or threatened "stop order";

                     (v) This Agreement has been duly executed and delivered by PFC and is a valid and binding obligation of PFC enforceable in accordance with its terms. All corporate action required of the Board of Directors of PFC and the Interim Bank and of the sole shareholder of the Interim Bank, and required under their Articles of Incorporation or Charter, as appropriate, and Bylaws, to authorize the Merger have been taken; and PFC and the Interim Bank have the corporate power to effect the Merger provided for in this Agreement and the Merger Agreement;

                     (vi) Except as disclosed or reflected in the PFC Financial Statements, the 1996 PFC Financial Statements, or the PFC SEC Documents, to the best knowledge of such counsel after due inquiry, (a) PFC is not a party to any pending legal or administrative action or other proceeding which if adversely decided or concluded would likely materially and adversely affect or impair the business or condition, financial or otherwise, or the earnings, of PFC, and (b) (I) there is no inaccuracy in any representation or warranty as made by PFC in this Agreement and as if made again by PFC at the Closing, and (II) no breach of any covenant made by PFC in the Agreement;

                     (vii) To the knowledge of such counsel, the Registration Statement, at the time it became effective, neither contained an untrue statement of a material fact nor omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

       The opinion shall also cover such other matters incident to the matters herein contemplated as the Bank may reasonably request, including the form of all papers and the validity of all proceedings.

             (c) NO MATERIAL ADVERSE CHANGE. There shall not have occurred any material adverse change since December 31, 1994, in the financial condition, business, assets or results of operations of PFC.

             (d) STATUTORY REQUIREMENTS. All statutory requirements for the valid consummation by the Bank of the transactions contemplated by this Agreement shall have been fulfilled; all authorizations, consents and approvals of all federal, state, local, and foreign governmental agencies and authorities required to be obtained in order to permit consummation by the Bank of the transactions contemplated by this Agreement and to permit the business presently carried on by the Bank and the Subsidiary to continue unimpaired in all material respects immediately following the Effective Time shall have been obtained.


                                      SECTION 8

                               TERMINATION OF AGREEMENT

             (a) This Agreement may be terminated at any time before the Effective Time:

                     (i) MUTUAL CONSENT. By the Bank and PFC, if for any reason consummation of the transactions contemplated by this Agreement is inadvisable in the opinions of both the Bank and PFC.

                     (ii) CONDITIONS TO PFC'S OBLIGATIONS NOT MET. By PFC, upon written notice to the Bank, if by November 30, 1996 any of the conditions set forth in Sections 7.01 or 7.02 shall have not been satisfied.

                     (iii) CONDITIONS TO THE BANK'S OBLIGATIONS NOT MET. By the Bank, upon written notice to PFC, if by November 30, 1996 any of the conditions set forth in Sections 7.01 or 7.03 shall not have been satisfied.

                     (iv)    PRICE OF PFC COMMON STOCK.

                             (A)   By PFC within two days after the close of
the Pricing Period if the PFC Stock Price shall be greater than $26.5714; provided, however, the Bank may elect to negate PFC's termination by so notifying PFC within two days after receipt of PFC's notice of termination; or

                             (B)   By the Bank within two days after the close
of the Pricing Period if the PFC Stock Price shall be less than $17.7143; provided, however, PFC may elect to negate the Bank's termination by so notifying the Bank within two days after receipt of PFC's notice of termination.

             (b) If PFC or the Bank shall negate the termination of this Agreement as permitted in Section 8(a)(iv), the parties shall consummate the Merger on the terms and conditions set forth herein (including Section 3.04 of this Agreement) and in the Merger Agreement on the Closing Date.

             (c) Upon rightful termination of this Agreement by either the Bank or PFC pursuant to this Section 8, except for Sections 4.19, 5.06, 6.01 (other than the first sentence and the last sentence), 6.13 and 9.03, which shall survive in perpetuity, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of the Bank or PFC or the respective directors, officers, employees, agents or shareholders of either of them.


                                      SECTION 9

                                    MISCELLANEOUS


       9.01 DELIVERIES AND NOTICES. Any deliveries, notices or other communications required or permitted hereunder shall be deemed to have been duly made or given (i) if delivered in person, or (ii) if sent by registered mail, return receipt requested, postage prepaid, and addressed as follows:

             (a)     If to the Bank:

                     Guaranty Federal Savings Bank
                     502 Madison Street
                     Clarksville, Tennessee 37042
                     Attn:  R. Keith Bennett
             with a copy to:

                     Bass, Berry & Sims
                     2700 First American Center
                     Nashville, Tennessee 37238-2700
                     Attn:  Bob F. Thompson

             (b)     If to PFC:

                     Peoples First Corporation
                     100 South Fourth Street
                     Paducah, Kentucky 42001
                     Attn:  Aubrey W. Lippert

             with a copy to:

                     Brown, Todd & Heyburn PLLC
                     3200 Providian Center
                     Louisville, Kentucky  40202-3363
                     Attn:  R. James Straus
                            David L. Beckman, Jr.

or if sent to such substituted address as the Bank or PFC has given to the other in writing.

       9.02 WAIVERS. No waivers or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

       9.03 EXPENSES. Except as otherwise provided below, each party shall assume and pay its own legal, accounting and other expenses incurred in connection with the transactions contemplated by this Agreement. PFC shall bear the expenses of registering the shares of PFC Common Stock to be issued in the Merger and applying for regulatory approval for the Merger. The expense of printing and mailing the prospectus/proxy statement shall be borne equally. The Bank shall cause its attorneys and accountants to bill it on a monthly basis for all fees and expenses incurred and shall promptly accrue and pay such bills.

       9.04 HEADINGS, COUNTERPARTS, AND PRONOUNS. The headings in this Agreement have been included solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Wherever from the context it appears appropriate, pronouns stated in the masculine, feminine or neuter in this Agreement shall include the masculine, feminine and neuter.

       9.05 ANNEXES AND DISCLOSURE LETTER. The annexes and disclosure letters to this Agreement are incorporated herein by this reference and expressly made a part hereof.

       9.06 ENTIRE AGREEMENT. All prior negotiations and agreements, by and between the Bank and PFC are superseded by this Agreement, and there are no representations, warranties, understandings or agreements between the parties other than those expressly set forth herein or in an annex or disclosure letter delivered or to be delivered in connection herewith.

       9.07 GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the Commonwealth of Kentucky and the United States.

       9.08  EMPLOYEE BENEFIT PLANS.

             (a) At, or as soon as administratively feasible after (in which event the benefits of the Bank shall remain in effect until the PFC benefits apply), the Effective Time, employees and officers of the Bank shall be provided with benefits, other than benefits under retirement plans qualified under IRC Section 401(a) (which are specifically addressed below), comparable to those PFC generally provides to employees and officers of similarly situated PFC affiliates from time to time, including, but not limited to, life, medical and hospitalization and disability insurance and sick pay, personal leave and severance benefits (collectively, "welfare benefits"), on a non-discriminatory and substantially similar basis. For purposes of providing such welfare benefits to employees and officers of the Bank after the Effective Time, PFC shall credit such employees and officers for years of service at the Bank prior to the Effective Time for purposes of eligibility and benefit amounts or privileges paid or provided. PFC will request that its group health plan carrier permit Bank employees and their dependents who are covered by a group health insurance policy under the Bank's group health plan at the time that plan is terminated and those employees become participants in the PFC group health plan to become covered by the PFC group health plan without any pre-existing condition limitations as to benefit payments from and eligibility for participation in the PFC group health plan, except to the extent that such limitations were applicable to Bank employees under the Bank's group health plan. In the event PFC's group health insurance carrier will not permit coverage of Bank employees without such pre-existing condition limitations, PFC shall cause the Bank to continue to offer group health coverage to its employees on the same basis as that coverage is provided at the Effective Time (i.e. with the same carriers and the same contribution levels by the Bank) for a period of up to twelve months from the Effective Time.

             (b) As soon as administratively feasible after the Effective Time, the Bank 401(k) Plan shall be merged into the PFC 401(k) plan, provided such merger can be accomplished without jeopardizing the qualified status of the PFC 401(k) plan and without significant amendments to the PFC 401(k) plan. If the Bank 401(k) Plan cannot be merged into the PFC 401(k) plan under those guidelines, the Bank 401(k) Plan shall be frozen.

             (c) Subject to subparagraph (b) above, PFC will permit Bank employees to commence participation in the PFC 401(k) plan and the PFC Employee Stock Ownership Plan as soon as practicable after their participation in the Bank 401(k) Plan ceases. For purposes of eligibility and vesting in the PFC 401(k) plan and the PFC Employee Stock Ownership Plan, the

Bank's employees active at the time participation begins will be given credit for past service with the Bank. The Bank shall not amend the Bank 401(k) Plan to increase benefits or provide a form of benefit payment not otherwise provided therein before the Effective Time without the consent of PFC.

       9.09 TERMINATION OF REPRESENTATIONS AND WARRANTIES. Except for the covenant contained in Section 9.13 of this Agreement and except as otherwise provided in this Agreement, the representations, warranties and covenants contained in this Agreement shall terminate at the Effective Time, and shall thereafter be of no further force and effect.

       9.10 D & O INSURANCE AND INDEMNIFICATION. From and after the Effective Time, PFC shall cause all directors and officers of the Bank to be covered by such directors and officers liability insurance policy as PFC may from time to time have in effect on a basis at least equal to the coverage provided to the directors and officers of PFC and its subsidiaries. PFC covenants and agrees that, to the extent provided below, PFC or the Bank shall indemnify the directory and officers of the Bank against any losses, claims, damages, liabilities, expenses (including attorneys fees and expenses), judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time) (i) arising out of or based in part upon any act or failure to act (other than acts involving fraud, intentional or willful misconduct or bad faith) of such director or officer prior to the Effective Time, or (ii) arising out of this Agreement, the Merger Agreement or the Option Agreement or any of the transactions contemplated thereby or hereby (collectively, the "Liabilities"). For a period of six years from the Closing Date with respect to taxes and for a period of three years from the Closing Date with respect to other matters, the current directors and officers of the Bank shall be indemnified by PFC with respect to, and shall be advanced all reasonable attorney's fees and expenses incurred in connection with the defense of, a Liability to the fullest extent indemnification is permissible under applicable Kentucky law. Nothing in this Section 9.10 shall limit the Resulting Association's authority to indemnify the Bank directors or officers under applicable federal law. PFC covenants and agrees not to assert any claim, action or suit against any directors of officers of the Bank for acts or failures to act of such director or officer taking place prior to the Effective Time, except that the preceding shall not apply to acts involving fraud, intentional or willful misconduct or bad faith.

       9.11 DISCLOSURE. To the extent the Bank or any executive officers of the Bank or any Bank directors is approached by any Third Party with respect to any of the transactions referenced in subsections (a)-(d) of Section 6.12 of this Agreement or to the extent the Bank directors' fiduciary duties clearly require the Bank directors to enter into discussions with a Third Party regarding the foregoing ("Required Discussions"), the Bank shall disclose to PFC immediately that it, its executive officers or directors were contacted or have entered into discussions and the continuing details related thereto.

       9.12 BENEFIT AND BINDING EFFECT. This Agreement and the Merger Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their successors and assigns; provided, however, that no party to this Agreement shall assign its rights or obligations hereunder without the express written consent of the other party, which consent shall not be unreasonably withheld.

       9.13 NO THIRD PARTY BENEFICIARIES. It is expressly understood and agreed by the parties hereto that any representation, warranty or covenant by a party contained herein is made only for the benefit of the other party hereto, and that accordingly no person or entity not a party to this Agreement shall have any cause of action with respect to (or be deemed in any fashion a third party beneficiary of) any representation, warranty or covenant (or breach thereof) in this Agreement.

       IN WITNESS WHEREOF, the Bank and PFC have executed and delivered multiple originals of this Agreement as of the date set forth in the preamble hereto.


                                       GUARANTY FEDERAL SAVINGS BANK


                                       By  /s/ John C. Sites
                                          --------------------------------------
                                        John C. Sites, Chairman of the Board


                                       And by  /s/ R. Keith Bennett
                                              ----------------------------------
                                             R. Keith Bennett, Secretary


                                       PEOPLES FIRST CORPORATION


                                       By  /s/ Aubrey W. Lippert
                                          --------------------------------------
                                         Aubrey W. Lippert, Chairman


                                       Any by  /s/ A. Howard Arant
                                              ----------------------------------
                                             A. Howard Arant, Secretary

                                   APPENDIX B


                          PLAN AND AGREEMENT OF MERGER


     This is a Plan and Agreement of Merger (the "Agreement") dated as of ___________, 1996, between Guaranty Federal Savings Bank (the "Bank"), and PFC Federal Savings Bank (the "Interim Bank"), joined in by Peoples First Corporation ("PFC"). This Agreement is entered into pursuant to an Acquisition Agreement (the "Acquisition Agreement") dated as of February 15, 1996, between PFC and the Bank.

          1. BANK. The Bank is a federally chartered savings bank with its principal office in Clarksville, Montgomery County, Tennessee. The authorized capital stock of the Bank consists of 140,000 shares of common stock, of a par value of $1.00 per share ("Bank Common Stock"), of which 114,000 shares are either issued and outstanding, and 100,000 shares of serial preferred stock, of a par value of $1.00 per share ("Bank Preferred Stock"), none of which are issued and outstanding.

     2. INTERIM BANK. The Interim Bank is a federally chartered savings bank with its home office in Clarksville, Montgomery County, Tennessee. The authorized capital stock of the Interim Bank consists of 2,000 shares of common stock of a par value of $.01 per share ("Interim Bank Common Stock"), of which 1,000 shares shall be issued and outstanding and held by PFC at the Effective Time (as defined below).

     3. PFC. PFC is a corporation duly organized under the laws of the Commonwealth of Kentucky and has its principal office in Paducah, McCracken County, Kentucky. PFC is a duly registered bank holding company under the Bank Holding Company Act of 1956, as amended. The authorized capital stock of PFC consists of (a) 30,000,000 shares of common stock, without par value (the "PFC Common Stock"), of which sufficient shares are unissued and available for issuance in the Merger (as defined below), and (b) 6,000,000 shares of preferred stock, without par value, of which no shares are issued as of the date of this Agreement.

     4. AUTHORIZATION. The Board of Directors of each of the Bank and the Interim Bank has approved and authorized the execution of this Agreement, and the performance by the Bank and the Interim Bank of this Agreement. The Board of Directors of PFC has approved and authorized the execution and performance by PFC of this Agreement.

     5. PFC UNDERTAKINGS. From and after the Effective Time, and as and when required by the provisions of this Agreement, PFC shall issue the shares of PFC Common Stock and make available to the former Bank shareholders the shares of PFC Common Stock to which the former Bank shareholders are entitled to receive pursuant to this Agreement.

     6. MERGER. At the Effective Time, the Interim Bank shall be merged (the "Merger") into the Bank in accordance with the terms and conditions of this Agreement and the laws, rules and regulations governing mergers of federal stock savings banks. The Merger shall not become effective unless and until approved by the Office of Thrift Supervision (the "OTS").

     7. EFFECTIVE TIME. Subject to the terms and conditions specified in this Agreement, including, among other conditions, the receipt of approval of the OTS, the Merger shall become effective at 11:59:59 p.m. Paducah, Kentucky, time on the date Articles of Merger are approved and endorsed by the OTS (the "Effective Time").

     8. TERMS AND CONDITIONS. From and after the Effective Time, until changed or amended in accordance with the Charter and Bylaws of the resulting association in the Merger (the "Resulting Association") and with applicable law:

          (a) RESULTING ASSOCIATION. The Bank shall be the "Resulting Association."

          (b) NAME. The name of the Resulting Association shall be "Guaranty Federal Savings Bank."

          (c) HOME, BRANCH, AND LOAN PRODUCTION OFFICE LOCATIONS. The location of the Resulting Association's (i) home office shall be 502 Madison Street, Clarksville, Tennessee 37040, (ii) branch office shall be Highway 48 South, Clarksville, Tennessee 37040, and (iii) loan production office at 1400 Fort Campbell Boulevard, Clarksville, Tennessee 37042, which are the current locations of the home office, branch office and loan production office of the Bank.

          (d) CONVERSION OF SHARES. The manner of converting or exchanging Bank Common Stock into PFC Common Stock in connection with the Merger is set forth in Sections 11 and 12 of this Agreement.

          (e) CONVERSION OF SAVINGS ACCOUNTS. The basis upon which the Resulting Association's savings accounts will be issued shall be the same basis on which the Bank's savings accounts are issued immediately prior to the Merger.

          (f) CHARTER. The Charter of the Resulting Association at the Effective Time shall be the Charter of the Bank as in effect immediately prior to the Effective Time.

          (g) BYLAWS. The Bylaws of the Resulting Association at the Effective Time shall be the Bylaws of the Bank as in effect immediately prior to the Effective Time.

          (h) DIRECTORS. The number of members of the Board of Directors of the Resulting Association shall be nine. The names, addresses, and length of the terms of the persons who will serve as the members of the Board of Directors of the Bank at the Effective Time are set forth on ANNEX 8(h) to this Agreement.

          (i) OFFICERS. The officers of the Resulting Association shall be the officers of the Bank immediately prior to the Effective Time.

          (j) LIQUIDATION ACCOUNT. The Resulting Association shall assume the liquidation account of the Bank upon the same terms and conditions as such liquidation account is held by the Bank immediately prior to the Effective Time.


     9. EXISTENCE. At the Effective Time, the Interim Bank shall merge into the Bank and the separate existence of the Interim Bank shall cease.

     10. EFFECT OF MERGER. From and after the Effective Time, all assets and property (real, personal, and mixed, tangible and intangible, choses in action, rights and credits) then owned by each of the Bank and the Interim Bank or which would inure to any of them, shall immediately by operation of law without any conveyance, transfer or further action, become the property of the Resulting Association. The Resulting Association shall be deemed to be a continuation of each of the Bank and the Interim Bank, the rights and obligations of which shall succeed to the Resulting Association as well as such rights and obligations and the duties and liabilities connected therewith.

     11. MERGER CONSIDERATION. At the Effective Time, each share of Bank Common Stock issued and outstanding, except for shares with respect to which the holder has properly exercised the holder's right to dissent under 12 C.F.R.
Section 552.14 (the "Dissenter's Regulation") and subject to Section 17 of this Agreement, each share of Bank Common Stock, SHALL, IPSO FACTO, and without any action on the part of the holder thereof, become and be converted into that number of shares of PFC Common Stock equal to the Merger Consideration as determined pursuant to Section 12(c); and all outstanding certificates representing shares of Bank Common Stock shall represent, instead of shares of Bank Common Stock, the shares of PFC Common Stock into which such shares of Bank Common Stock are converted hereunder.

     12.  CONVERSION OF SHARES.

          (a) At the Effective Time, except for shares (the "Dissenting Shares") with respect to which the holder has properly exercised the holder's right to dissent under 12 C.F.R. Section 552.14 (the "Dissenter's Regulation") and subject to Section 3.07 of this Agreement, each share of Bank Common Stock, SHALL, IPSO FACTO, and without any action on the part of the holder thereof, become and be converted into that number of shares of PFC Common Stock equal to the Merger Consideration; and all outstanding certificates representing shares of Bank Common Stock shall represent, instead of shares of Bank Common Stock, the shares of PFC Common Stock into which such shares of Bank Common Stock are converted hereunder.

          (b) At the Effective Time, all shares of Interim Bank Common Stock issued and outstanding immediately before the Effective Time shall be converted into 1,000 shares of the Resulting Association's common capital stock, of a par value of $1.00 per share ("Resulting Association Common Stock").

          (c)  The Merger Consideration shall be determined as follows:

               (i) If the PFC Stock Price is greater than or equal to $19.9286, but less than or equal to $24.3571, then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock equal to the quotient obtained by dividing $57.8947 (the quotient obtained by dividing $6,600,000 by 114,000 (the number of outstanding shares of Bank Common Stock)) by the PFC Stock Price.

               (ii) If (A) the PFC Stock Price is greater than $24.3571, but less than or equal to $26.5714, OR (B) the PFC Stock Price is greater than $26.5714 AND PFC elects NOT to exercise its termination rights under Section 8(a)(iv)(A) of the Acquisition Agreement, then each share of Bank Common Stock shall be converted into 2.3769 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $24.3571).

               (iii)     If (A) the PFC Stock Price is greater than $26.5714,
(B) PFC elects to exercise its termination rights under Section 8(a)(iv)(A) of the Acquisition Agreement, and (C) the Bank elects to negate PFC's termination as permitted by Section 8(a)(iv)(A) of the Acquisition Agreement, then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock valued at the PFC Stock Price having an aggregate value equal to the GREATER of $63.1572 (the product of 2.3769 MULTIPLIED BY $26.5714) or such higher amount as may be mutually agreed by the Bank and PFC.

               (iv) If (A) the PFC Stock Price is less than $19.9286, but greater than or equal to $17.7143, OR (B) the PFC Stock Price is less than $17.7143 AND the Bank elects NOT to exercise its termination rights under
Section 8(a)(iv)(B) of the Acquisition Agreement, then each share of Bank Common Stock shall be converted into 2.9051 shares of PFC Common Stock (the quotient obtained by dividing $57.8947 by $19.9286).

               (v) If (A) the PFC Stock Price is less than $17.7143, (B) the Bank elects to exercise its termination rights under Section 8(a)(iv)(B) of the Acquisition Agreement, and (C) PFC elects to negate the Bank's termination as permitted by Section 8(a)(iv)(B) of the Acquisition Agreement, then each share of Bank Common Stock shall be converted into that number of shares of PFC Common Stock valued at the PFC Stock Price having an aggregate value equal to $51.4625 (the product of 2.9051 MULTIPLIED BY $17.7143).

               (vi) The PFC Stock Price shall mean the average of the closing per share stock price of PFC Common Stock on the NASDAQ National Market System for the twenty consecutive trading days ending on the twentieth trading day prior to the Closing Date. As used herein, "trading day" shall mean a business day on which at least 100 shares of PFC Common Stock are traded on the NASDAQ National Market System.

The foregoing calculations are based on the outstanding stock of the Bank on a fully diluted basis and have been adjusted to take into account the five percent stock dividend declared by PFC to be paid on March 18, 1996, on shares of PFC Common Stock held of record on February 19, 1996 (the "March 1996 PFC Stock Dividend").

          (d) Each share of PFC Common Stock issued and outstanding immediately before the Effective Time shall remain unchanged by the Merger.

     13. EXCHANGE AGENT. As of the Effective Time, PFC shall deposit, or shall cause to be deposited, with Boatmans Trust Company, St. Louis, Missouri (the "Exchange Agent"), for the benefit of the holders of shares of Bank Common Stock, for exchange in accordance with this Agreement, through the Exchange Agent, (i) certificates representing the shares of PFC Common Stock, excluding any fractional share interest to which a Bank shareholder might otherwise be entitled, and (ii) the cash amount due Bank shareholders in lieu of any fractional share interest, as provided for in Section 17 of this Agreement.

     14. LETTERS OF TRANSMITTAL. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate(s) that immediately prior to the Effective Time represented outstanding shares of Bank Common Stock ("Bank Certificates") that were converted into shares of PFC Common Stock pursuant to Section 14, (i) a letter of transmittal substantially in a form prescribed by PFC and (ii) instructions for use in effecting the surrender of the Bank Certificates in exchange for certificates representing shares of PFC Common Stock. Upon surrender of a Bank Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other required documents, the holder of the Bank Certificate shall be entitled to receive in exchange therefore a certificate representing that number of whole shares of PFC Common Stock that such holder has the right to receive in respect of the Bank Certificate surrendered pursuant to the provisions of this Section (after taking into account all shares of Bank Common Stock then held by such holder). In the event of a transfer of ownership of Bank Common Stock that is not registered in the transfer records of the Bank, a certificate representing the proper number of shares of PFC Common Stock may be issued to a transferee if the Bank Certificate representing such Bank Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 14, each Bank Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a certificate representing shares of PFC Common Stock and cash in lieu of any fractional shares of PFC Common Stock as contemplated by this Section 14.

     15. DIVIDENDS AND OTHER DISTRIBUTIONS. Whenever PFC declares a dividend or other distribution, in cash, stock or other property, on the PFC Common Stock after the Effective Time, the declaration shall provide for the dividend or distribution on all shares of PFC Common Stock issued and outstanding, including those with respect to which no certificate has been delivered hereunder; however, no disbursement of such dividend or distribution shall be required to be made until the shareholder entitled to such dividend or distribution has delivered such shareholder's Bank Certificates in accordance with Section 14 of this Agreement regarding the Bank Certificate(s) representing such shares. Upon such compliance or as soon as practicable thereafter, each such shareholder shall be entitled to receive from PFC an amount equal to all dividends and distributions (without interest thereon and less the amount of taxes, if any, which have been imposed or paid thereon) on the shares represented thereby.

     16. RECLASSIFICATIONS OF PFC COMMON STOCK. If, prior to the Effective Time, PFC shall pay a stock dividend on or subdivides, splits up, reclassifies or combines PFC Common Stock, or declares a dividend, or makes a distribution, on PFC Common Stock of any security convertible into its common stock (other than the March 1996 PFC Stock Dividend) in each case with a record date after the date hereof, then appropriate adjustment shall be made in the PFC Stock Price to take into account the dividend, subdivision, split-up, reclassification or combination.

     17. NO FRACTIONAL SHARES. No certificate or scrip of any kind shall be issued by PFC to any former Bank shareholder in respect of any fractional interest in PFC Common Stock resulting from the Merger. No holder of Bank Common Stock shall have any rights in respect of a fractional interest in PFC Common Stock arising out of the Merger, except to receive a cash payment equal to such fraction multiplied by the PFC Stock Price.

     18. REPRESENTATIONS, WARRANTIES AND COVENANTS. All of the representations, warranties and covenants of PFC and the Bank (including any schedules relating thereto) set forth in the Acquisition Agreement are restated as of the date hereof and are incorporated herein by reference.

     19. APPROVALS. The Board of Directors of the Bank shall submit to the Bank's shareholder(s) for approval, subject to obtaining all required regulatory approvals from the OTS and other savings bank regulatory authorities, this Agreement at a meeting of shareholders duly called for such purpose by the Bank's Board of Directors. Unless inconsistent with its fiduciary responsibilities, the Board of Directors of the Bank shall recommend to the shareholders of the Bank that all such shareholders vote for approval of this Agreement. PFC, the sole shareholder of the Interim Bank, shall approve this Agreement on or before the Effective Time. The Bank and the Interim Bank shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals, the taking of any other action, and the satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms provided by this Agreement and the Acquisition Agreement.

     20. PFC REGISTRATION STATEMENT. PFC shall prepare and file a registration statement (the "Registration Statement") under the Securities Act of 1933, as amended, for the purpose of registering the shares of PFC Common Stock to be issued in the Merger. PFC shall use all reasonable efforts to cause the Registration Statement to become effective as soon as appropriate and possible. The Bank shall, and shall cause each officer and director of the Bank to, promptly furnish PFC with all such data, information and analyses relating to him, it or its shareholders as PFC may reasonably request for the purpose of including such data, information and analyses in the Registration Statement.

     21. PAYMENT OF PRE-CLOSING DIVIDEND. For each calender quarter prior to the Closing, beginning on or after February 16, 1996 in which PFC declares a dividend on PFC Common Stock, the Bank may declare and pay a dividend on each share of Bank Common Stock outstanding not in excess of the product of 2.6146 ($57.8947 divided by $22.1429) multiplied by the amount of such PFC dividend, with record and payments dates for such dividends consistent with such PFC dividends.

     22. CONDITIONS TO OBLIGATIONS OF THE BANK. The obligations of the Bank to consummate the Merger shall be subject to the satisfaction of the conditions set forth in Sections 7.01 and 7.03 of the Acquisition Agreement on or before the Effective Time.

     23. CONDITIONS TO OBLIGATIONS OF PFC AND THE INTERIM BANK. The obligations of PFC and the Interim Bank to consummate the Merger shall be subject to the satisfaction of the conditions set forth in Sections 7.01 and
7.02 of the Acquisition Agreement on or before the Effective Time.

     24.  TERMINATION.

          (a) This Agreement shall automatically terminate, without any action on the part of any party, if and when the Acquisition Agreement is properly terminated.

          (b) Upon rightful termination of this Agreement, except as may otherwise be provided in the Acquisition Agreement, this Agreement shall be void, and of no further effect, and there shall be no liability by reason of this Agreement, or the termination thereof on the part of Bank, the Interim Bank, PFC or the respective directors, officers, employees, agents or shareholders of any of them.

     25. PLAN OF REORGANIZATION. The parties intend this Agreement to be a plan of reorganization within the meaning of Sections 368(a)(1)(A), 368(a)(2)(E) and 354 of the Internal Revenue Code of 1986, as amended.

     26. DIRECTORS AND EXECUTIVE OFFICERS. The directors and executive officers of the Bank are willing to serve the Resulting Association in the same capacities as they currently serve the Bank following the Merger.

     27. HEADINGS, COUNTERPARTS AND PRONOUNS. The headings in this Agreement have been inserted solely for ease of reference and shall not be considered in the interpretation or construction of this Agreement. This Agreement may be executed in any number of counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument. Wherever from the context it appears appropriate, pronouns, in any variation thereof, stated in this Agreement shall include the masculine, feminine or neuter.

     28. WAIVERS. No waivers or failure to insist upon strict compliance with any obligation, covenant, agreement or condition of this Agreement shall operate as a waiver of, or an estoppel with respect to, any subsequent or other failure.

     29. ACQUISITION AGREEMENT. This Agreement is entered into in accordance with and for the purpose of facilitating the consummation of the transactions contemplated by the Acquisition Agreement.

     30. GOVERNING LAW. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of Kentucky and the United States of America.

     IN WITNESS WHEREOF, the Bank, the Interim Bank and PFC have caused this Agreement to be executed by their duly authorized officers as of the date first above written.


                                   GUARANTY FEDERAL SAVINGS BANK



                                   By
                                      ---------------------------------------
                                      John C. Sites, Chairman of the Board


                                   And by
                                          ------------------------------------
                                           R. Keith Bennett, Secretary


                                   PFC FEDERAL SAVINGS BANK


                                   By
                                      ---------------------------------------
                                      Aubrey W. Lippert, President


                                   And by
                                          ------------------------------------
                                          A. Howard Arant, Secretary


                                   PEOPLES FIRST CORPORATION



                                   By
                                      ---------------------------------------
                                      Aubrey W. Lippert, Chairman of the Board


                                   And by
                                          ------------------------------------
                                          A. Howard Arant, Secretary

STATE OF TENNESSEE

COUNTY OF MONTGOMERY


     The foregoing Agreement was acknowledged before me this ____ day of ______________, 1996, by John C. Sites, Chairman of the Board and by R. Keith Bennett, Secretary, of Guaranty Federal Savings Bank, a federally chartered savings bank, on behalf of the bank.

     My commission expires:  ___________________.


                                      ---------------------------------------
                                       Notary Public


COMMONWEALTH OF KENTUCKY

COUNTY OF MCCRACKEN


     The foregoing Agreement was acknowledged before me this ____ day of ______________, 1996, by Aubrey W. Lippert, President, and by A. Howard Arant, Secretary, of PFC Federal Savings Bank, a federally chartered savings bank, on behalf of the bank.

     My commission expires:  _____________________.


                                      ---------------------------------------
                                       Notary Public

COMMONWEALTH OF KENTUCKY

COUNTY OF MCCRACKEN


     The foregoing Agreement was acknowledged before me this ____ day of ______________, 1996, by Aubrey W. Lippert, Chairman of the Board, and A. Howard Arant, Secretary, of Peoples First Corporation, a Kentucky corporation, on behalf of the corporation.

     My commission expires:  _____________________.


                                      ---------------------------------------
                                       Notary Public 1Year

                                   APPENDIX C

                           PROFESSIONAL BANK SERVICES


                                June    , 1996
                                    ----



Board of Directors
Guaranty Federal Savings Bank
502 Madison Street
Clarksville, Tennessee 37040

Dear Members of the Board:

You have requested our opinion as investment bankers as to the fairness, from a financial perspective, to the common shareholders of Guaranty Federal Savings Bank, Clarksville, Tennessee (the "Company") of the proposed merger of the Company with Peoples First Corporation, Paducah, Kentucky ("Peoples First"). In the proposed merger, Company shareholders will receive Peoples First common shares per Company common share equal to the quotient of $57.8947 (the quotient obtained by dividing $6,600,000 by 114,000 Company shares outstanding) and the average of the closing per share stock price for Peoples First Shares on the National Association of Securities Dealers Automated Quotations System ("NASDAQ") - National Market System ("NMS") for each of the twenty consecutive trading days ending on the tenth trading day prior to the Closing Date subject to certain adjustments as defined by the Plan and Agreement of Merger between Peoples First and the Company (the "Agreement").

Professional Bank Services, Inc. ("PBS") is a bank consulting firm and as part of its investment banking business is continually engaged in reviewing the fairness, from a financial perspective, of bank acquisition transactions and in the valuation of banks and other businesses and their securities in connection with mergers, acquisitions, estate settlements and other purposes. We are independent with respect to the parties of the proposed transaction.

For purposes of this opinion, PBS reviewed and analyzed the historical performance of the Company as set forth in: (i) September 30, 1995 Thrift Financial Report as filed with the Office of Thrift Supervision; (ii) December 31, 1995 unaudited internal reports of condition and income; (iii) December 31, 1992, 1993 and 1994 annual reports; (iv) historical common stock trading activity of the Company; and (v) the premises and other fixed assets. We have reviewed and tabulated statistical data regarding the loan portfolio, securities portfolio and other performance ratios and statistics. Financial projections were prepared and analyzed as well as other financial studies, analyses and investigations as deemed relevant for the purposes of this opinion. In review of the aforementioned information, we have taken into account our assessment of general market and financial conditions, our experience in other transactions, and our knowledge of the banking industry generally.

In conjunction with our opinion, we have evaluated the historical performance and current financial condition of Peoples First contained in: (i) unaudited internal December 31, 1995 financial information; (ii) September 30, 1995 financial information contained in Peoples First's 10Q filing with the SEC;
(iii) audited financial statements for the years ending December 31, 1991, 1992, 1993 and 1994; (iv) historical common stock trading and dividend activity to date; (v) the Agreement; and (vi) the financial terms of certain other comparable transactions. We have prepared and analyzed the pro forma consolidated financial conditions of the Company and Peoples First. We have reviewed and tabulated consolidated statistical data regarding growth, growth prospects for service markets, liquidity, assets composition and quality, profitability, leverage and capital adequacy.

We have not compiled, reviewed or audited the financial statements of the Company or Peoples First, nor have we independently verified any of the information reviewed; we have relied upon such information as being complete and accurate in all material respects. We have not made independent evaluation of the assets of the Company or Peoples First.

Based on the foregoing and all other factors deemed relevant, it is our opinion as investment bankers, that, as of the date hereof, the consideration proposed to be received by the shareholders of the Company under the Agreement is fair and equitable from a financial perspective.

                                        Very truly yours,

                                        PROFESSIONAL BANK SERVICES, INC.



                                        Christopher L. Hargrove
                                        Vice President

                                   APPENDIX D

               Provisions of Federal Law Governing the Rights of
             Dissenting Shareholders of Federal Stock Savings Banks

SECTION 552.14      DISSENTER AND APPRAISAL RIGHTS.

       (a) RIGHT TO DEMAND PAYMENT OF FAIR OR APPRAISED VALUE. Except as provided in paragraph (b) of this section, any stockholder of a Federal stock association combining in accordance with Section 552.13 of this part shall have the right to demand payment of the fair or appraised value of his stock:
PROVIDED, That such stockholder has not voted in favor of the combination and complies with the provisions of paragraph (c) of this section.

       (b) EXCEPTIONS. No stockholder required to accept only qualified consideration for his or her stock shall have the right under this section to demand payment of the stock's fair or appraised value, if such stock was listed on a national securities exchange or quoted on the National Association of Securities Dealers' Automated Quotation System ("NASDAQ") on the date of the meeting at which the combination was acted upon or stockholder action is not required for a combination made pursuant to Section 552.13(h)(2) of this part. "Qualified consideration" means cash, shares of stock of any association or corporation which at the effective date of the combination will be listed on a national securities exchange or quoted on NASDAQ, or any combination of such shares of stock and cash.

       (c) PROCEDURE--(1) NOTICE. Each constituent Federal stock association shall notify all stockholders entitled to rights under this section, not less than twenty days prior to the meeting at which the combination agreement is to be submitted for stockholder approval, of the right to demand payment of appraised value of shares, and shall include in such notice a copy of this section. Such written notice shall be mailed to stockholders of record and may be part of management's proxy solicitation for such meeting.

              (2) DEMAND FOR APPRAISAL AND PAYMENT. Each stockholder electing to make a demand under this section shall deliver to the Federal stock association, before voting on the combination, a writing identifying himself or herself and stating his or her intention thereby to demand appraisal of and payment for his or her shares. Such demand must be in addition to and separate from any proxy or vote against the combination by the stockholder.

              (3) NOTIFICATION OF EFFECTIVE DATE AND WRITTEN OFFER. Within ten days after the effective date of the combination, the resulting association shall:

                     (i) Give written notice by mail to stockholders of constituent Federal stock associations who have complied with the provisions of paragraph (c)(2) of this section and have not voted in favor of the combination, of the effective date of the combination;

                     (ii) Make a written offer to each stockholder to pay for dissenting shares at a specified price deemed by the resulting association to be the fair value thereof; and

                     (iii) Inform them that, within sixty days of such date, the respective requirements of paragraphs (c)(5) and (c)(6) of this section (set out in the notice) must be satisfied.

The notice and offer shall be accompanied by a balance sheet and statement of income of the association the shares of which the dissenting stockholder holds, for a fiscal year ending not more than sixteen months before the date of notice and offer, together with the latest available interim financial statements.

              (4) ACCEPTANCE OF OFFER. If within sixty days of the effective date of the combination the fair value is agreed upon between the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section, payment therefor shall be made within ninety days of the effective date of the combination.

              (5) PETITION TO BE FILED IF OFFER NOT ACCEPTED. If within sixty days of the effective date of the combination the resulting association and any stockholder who has complied with the provisions of paragraph (c)(2) of this section do not agree as to the fair value, then any such stockholder may file a petition with the Office, with a copy by registered or certified mail to the resulting association, demanding a determination of the fair market value of the stock of all such stockholders. A stockholder entitled to file a petition under this section who fails to file such petition within sixty days of the effective date of the combination shall be deemed to have accepted the terms offered under the combination.

              (6) STOCK CERTIFICATES TO BE NOTED. Within sixty days of the effective date of the combination, each stockholder demanding appraisal and payment under this section shall submit to the transfer agent his certificates of stock for notation thereon that an appraisal and payment have been demanded with respect to such stock and that appraisal proceedings are pending. Any stockholder who fails to submit his or her stock certificates for such notation shall no longer be entitled to appraisal rights under this section and shall be deemed to have accepted the terms offered under the combination.

              (7) WITHDRAWAL OF DEMAND. Notwithstanding the foregoing, at any time within sixty days after the effective date of the combination, any stockholder shall have the right to withdraw his or her demand for appraisal and to accept the terms offered upon the combination.

              (8) VALUATION AND PAYMENT. The Director shall, as he or she may elect, either appoint one or more independent persons or direct appropriate staff of the Office to appraise the shares to determine their fair market value, as of the effective date of the combination, exclusive of any element of value arising from the accomplishment or expectation of the combination. Appropriate staff of the Office shall review and provide an opinion on appraisals prepared by independent persons as to the suitability of the appraisal methodology and the adequacy of the analysis and supportive data. The Director after consideration of the appraisal report and the advice of the appropriate staff shall, if he or she concurs in the valuation of the shares, direct payment by the resulting association of the appraised fair market value of the shares, upon surrender of the certificates representing such stock. Payment shall be made, together with interest from the effective date of the combination, at a rate deemed equitable by the Director.

              (9) COSTS AND EXPENSES. The costs and expenses of any proceeding under this section may be apportioned and assessed by the Director as he or she may deem equitable against all or some of the parties. In making this determination the Director shall consider whether any party has acted arbitrarily, vexatiously, or not in good faith in respect to the rights provided by this section.

              (10) VOTING AND DISTRIBUTION. Any stockholder who has demanded appraisal rights as provided in paragraph (c)(2) of this section shall thereafter neither be entitled to vote such stock for any purpose nor be entitled to the payment of dividends or other distributions on the stock (except dividends or other distribution payable to, or a vote to be taken by stockholders of record at a date which is on or prior to, the effective date of the combination): PROVIDED, That if any stockholder becomes unentitled to appraisal and payment of appraised value with respect to such stock and accepts or is deemed to have accepted the terms offered upon the combination, such stockholder shall thereupon be entitled to vote and receive the distributions described above.

              (11) STATUS. Shares of the resulting association into which shares of the stockholders demanding appraisal rights would have been converted or exchanged, had they assented to the combination, shall have the status of authorized and unissued shares of the resulting association.

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

       Article 13 of the Peoples First's Articles of Incorporation provides as follows:

               (a)  As used in this Article:

                       (i) "Director" means any person who is or was a director of the Corporation and any person who, while a director of the Corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, other enterprise or employee benefit plan.

                      (ii) "Corporation" includes any domestic or foreign predecessor entity of the Corporation in a merger, consolidation or other transaction in which the predecessor's existence ceased upon consummation of such transaction.

                     (iii)     "Expenses" include attorney's fees.

                      (iv)     "Official capacity" means:

       (1) When used with respect to a director, the office of director in the Corporation, and

       (2) When used with respect to a person other than a director, as contemplated in section (i) of this Article, the elective or appointive office in the corporation held by the officer or the employment or agency relationship undertaken by the employee or agent in behalf of the corporation, but in each case does not include service for any other foreign or domestic corporation or any partnership, joint venture, trust, other enterprise, or employee benefit plan.

                       (v) "Party" includes a person who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

                      (vi) "Proceeding" means any threatened, pending or completed action, suit or proceeding, whether civil, criminal administrative or investigative.

               (b) The Corporation shall indemnify any person made a party to any proceeding by reason of the fact that he is or was a director if:

               (i)     He conducted himself in good faith; and

               (ii)    He reasonably believed:

       (1) In the case of conduct in his official capacity with the Corporation that his conduct was in its best interests; and

       (2) In all other cases, that his conduct was at least not opposed to its best interests; and

       (3) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

                                    *     *     *

Indemnification may be made against judgments, penalties, fines, settlements and reasonable expenses actually incurred by the person in connection with the proceeding, except that if the proceeding was by or in the right of the Corporation, indemnification may be made only against such reasonable expenses and shall not be made in respect of any proceeding in which the person shall have been adjudged solely liable to the Corporation. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, be determinative that the person did not meet the requisite standard of conduct set forth in this section.

               (c) A director shall not be indemnified under section (b) of this Article in respect of any proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he shall have been adjudged to be liable on the basis that personal benefit was improperly received by him.

               (d)(i) A director who has been wholly successful, on the merits or otherwise, in the defense of any proceeding referred to in section (b) of this Article, shall be indemnified against reasonable expenses incurred by him in connection with the proceeding.

               (ii) A court of appropriate jurisdiction, upon application of a director and such notice as the court shall require, shall have authority to order indemnification in the following circumstances:

       (1) If it determines a director is entitled to reimbursement under subsection (4)(i) of this Article, the court shall order indemnification. In which case the director shall also be entitled to recover the expenses of securing such reimbursement; or

       (2) If it determines that the director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he has met the standard of conduct set forth in section (b) of this Article or has been adjudged liable in the circumstances described in section
(c) of this Article, the court may order such indemnification as the court shall deem proper, except that indemnification with respect to any proceeding by or in the right of the Corporation or in which liability shall have been adjudged in the circumstances described in section (c) of this Article shall be limited to expenses. A court of appropriate jurisdiction may be the same court in which the proceeding involving the director's liability took place.

               (e) No indemnification under section (b) of this Article shall be made by the corporation unless authorized in the specific case after a determination has been made that indemnification of the director is permissible or required in the circumstances because he has met the standard of conduct set forth in section (b) of this Article. Such determination shall be made as expeditiously as possible following any request that the Corporation make indemnification:

                       (i) By the board of directors by a majority vote of a quorum consisting of directors not at the time parties to the proceeding; or

                       (ii) If such a quorum cannot be obtained, then by a majority vote of a committee of the board, duly designated to act in the matter by a majority vote of the full board (in which designation directors who are parties may participate), consisting solely of two or more directors not at the time parties to the proceeding; or

                       (iii) By special legal counsel selected by the board of directors or a committee thereof by vote as set forth in subsection
(e)(i) or (ii) of this Article, or, if the requisite quorum of the full board cannot be obtained therefor and such committee cannot be established, by a majority vote of the full board (in which selection directors who are parties may participate); or

                       (iv)    By the shareholders.

Authorization of indemnification and determination as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible or required, except that if the determination that indemnification is permissible or required is made by special legal counsel, authorization of indemnification and determination as to reasonableness of expenses shall be made in a manner specified in subsection (e)(iii) of this
Article in the preceding sentence for the selection of such counsel. Shares held by directors who are parties to the proceeding shall not be voted on the subject matter under this section.

               (f) Reasonable expenses incurred by a director who is a party to a proceeding shall be paid or reimbursed by the Corporation in advance of the final disposition of such proceeding upon receipt by the corporation of:

                       (i) A written affirmation by the director of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation as required or authorized in this Article and

                       (ii) A written undertaking by or on behalf of the director to repay such amount if it shall ultimately be determined that he has not met such standard of conduct, and after a determination that the facts then known to those making the determination would not preclude indemnification under this Article. The undertaking required by subsection (f)(ii) of this Article shall be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment. Determinations and authorizations of payments under this section shall be made in the manner specified in section (e) of this Article.

               (g) The Corporation, in addition, shall indemnify and advance expenses to a director to such further extent, consistent with law, as may be provided by its bylaws, general or specific action of its board of directors or contract. Nothing contained in this Article shall limit the Corporation's power to pay or reimburse expenses incurred by a director in connection with his appearance as a witness in a proceeding at a time when he has not been made a named defendant or respondent in the proceeding.

               (h) For purposes of this Article, the Corporation shall be deemed to have requested a director to serve an employee benefit plan, whenever the performance by him of his duties to the Corporation also imposes duties on, or otherwise involves services by, him to the plan or participants or beneficiaries of the plan; excise taxes assessed on a director with respect to an employee benefit plan pursuant to applicable law shall be deemed fines; and action taken or omitted by a director with respect to an employee benefit plan in the performance of his duties for a purpose reasonably believed by him to be in the best interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the Corporation.

               (i) (i) An officer of the Corporation shall be indemnified as and to the same extent provided in section (d) of this Article for a director and shall be entitled to the same extent as a director to seek indemnification pursuant to the provisions of section (d) of this Article; (ii) The Corporation shall indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent that it must or may indemnify and advance expenses to directors pursuant to this Article; and (iii) The Corporation, in addition, shall indemnify and advance expenses to an officer, employee or agent who is not a director to such further extent, consistent with law, as may be provided by its bylaws, general or specific action of its board of directors, or contract.

               (j) The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or who, while a director, officer, employee or agent of the corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another foreign or domestic Corporation, partnership, joint venture, trust, other enterprise or employee benefit plan, against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article.

               (k) Any indemnification of, or advance of expenses to a director in accordance with this Article, if arising out of a proceeding by or in the right of the Corporation, shall be reported in writing to the shareholders with or before the notice of the next shareholders' meeting.

               (l) The indemnification provided by this Article shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employ or agent and shall inure to the benefit of their heirs, executors and administrators of such a person.

               (m) These Articles do not in any way limit either the Corporation's power to indemnify its directors, officers, employees and agents, or any rights, however created, of its directors, officers, employees and agents to indemnification by the Corporation.

                              *     *     *     *     *

       The registrant has also purchased directors' and officers' liability insurance covering certain liabilities incurred by its officers and directors in connection with the performance of their duties, including liabilities arising under the federal securities laws.

Item 21.       Exhibits and Financial Statements Schedules.

       Exhibit                             Description

       2.1 Aquisition Agreement dated as of February 16, 1996 between Guaranty Federal Savings Bank and Peoples First Corporation is included as Appendix A to the Prospectus-Proxy Statement (omitted schedules to the

                              Aquisition Agreement will be furnished
                              supplementally to the Commission upon request).

       2.2 Form of Plan and Agreement of Merger between Guaranty Federal Savings Bank and PFC Federal Savings Bank is included as Appendix B to the Prospectus-Proxy Statement.

       3.1 Peoples First's Restated Articles of Incorporation and Amendments are incorporated herein by reference to Exhibit 3.1 to Peoples First's 10-K for the year ended December 31, 1994.

       3.2 Peoples First's Bylaws and Amendments are incorporated herein by reference to Exhibit 3(b) to Peoples First's 10-K for the year ended December 31, 1992.

       4 Rights Agreement between Peoples First Corporation and Boatman's Trust Company, Rights Agent, dated January 18, 1995 is incorporated by reference to Form 8-A Registration Statement of Peoples First Corporation dated January 18, 1995.

       5 Opinion of Brown, Todd & Heyburn PLLC as to the legality of the securities registered.

       8 Opinion of Brown, Todd & Heyburn PLLC as to tax matters and consequences to stockholders.

       10.1 Peoples First's 1986 Stock Option Plan is incorporated herein by reference to Exhibit 10 to Form 10-Q/A filed July 22, 1994, amending Peoples First's 10-Q for the fiscal quarter ended March 31, 1994

       10.2 Consulting Agreement between Bank of Murray and Joe Dick is incorporated by reference to Exhibit
                              10.1 to Registration No. 33-44235.

       10.3 Employment Agreement between First Kentucky Bancorp, Inc. and Dennis W. Kirtley is incorporated by reference to Exhibit 10.1 to Registration No. 33-51741.

       10.4 Employment Agreement among Peoples First Corporation, Liberty Bank & Trust Co. and C. Steve Story is incorporated by reference to
                              Exhibit 99.1 to Registration No. 33-54535.

       21                     Subsidiaries of Peoples First.

       23.1 Consent of Brown, Todd & Heyburn PLLC is contained in its opinions filed as Exhibits 5 and 8 hereto.

       23.2 Consent of Housholder, Artman and Associates, P.C., Certified Public Accountants.

       23.3                   Consent of Professional Bank Services, Inc.

       23.4                   Consent of KPMG Peat Marwick LLP, Certified
                              Public Accountants.

       24                     Power of Attorney is contained in the Signature
                              Page.

       99.1 Option Agreement dated February 18, 1996 between Peoples First Corporation and Guaranty Federal Savings Bank.

       99.2 Form of Affiliate Agreement between Peoples First Corporation and each of the Directors of Guaranty Federal Savings Bank

       99.3 Form of Letter Agreement between Peoples First Corporation and each of the Directors of Guaranty Federal Savings Bank.

       99.4 Form of Employment Agreement between Guaranty Federal Savings Bank and R. Keith Bennett.

       99.5 Form of Employment Agreement between Guaranty Federal Savings Bank and Bailey K. Knight.

       99.6 Form of Employment Agreement between Guaranty Federal Savings Bank and Janet K. Spratt.

       99.7                   Proxy Form.

       99.8 Opinion of Professional Bank Services, Inc. is included as Appendix C to the Prospectus-Proxy Statement.

Item 22.  Undertakings.

       Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefor, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or a controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling persons in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

       The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning the transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

       The undersigned registrant hereby undertakes (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to (a) include any prospectus required by Section 10(a)(3) of the Securities Act, (b) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, (c) include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and
(3) to remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.


                           SIGNATURES AND POWER OF ATTORNEY

       Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Paducah, Commonwealth of Kentucky, on May 3, 1996.

                                            PEOPLES FIRST CORPORATION


                                            By:/s/ Aubrey W. Lippert
                                                --------------------------------
                                               Aubrey W. Lippert

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Aubrey W. Lippert and Allan B. Kleet, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with authority to do and perform each and every act and thing requisite and necessary go be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

       Signature                  Title                    Date


/s/Aubrey W. Lippert              Chairman of the Board,   May 3, 1996
- ------------------------------    President, Chief
Aubrey W. Lippert                 Executive Officer, and
                                  Director

/s/Joe Dick                       Vice Chairman of the     May 3, 1996
- ------------------------------    Board and Director
Joe Dick


/s/Allan B. Kleet                 Principal Accounting     May 3, 1996
- ------------------------------    Officer and Director
Allan B. Kleet                    (Principal accounting
                                  officer)


/s/Walter L. Apperson             Director                 May 3, 1996
- ------------------------------
Walter L. Apperson


/s/Glen Berryman                  Director                 May 3, 1996
- ------------------------------
Glen Berryman


/s/William R. Dibert              Director                 May 3, 1996
- ------------------------------
William R. Dibert


/s/Richard E. Fairhurst, Jr.      Director                 May 3, 1996
- ------------------------------
Richard E. Fairhurst, Jr.


/s/William Rowland Hancock        Director                 May 3, 1996
- ------------------------------
William Rowland Hancock


/s/James T. Holloway              Director                 May 3, 1996
- ------------------------------
James T. Holloway


/s/Dennis W. Kirtley              Director                 May 3, 1996
- ------------------------------
Dennis W. Kirtley


/s/Robert P. Meriwether, M.D.     Director                 May 3, 1996
- ------------------------------
Robert P. Meriwether, M.D.


/s/Joe Harry Metzger              Director                 May 3, 1996
- ------------------------------
Joe Harry Metzger


/s/Jerry L. Page                  Director                 May 3, 1996
- ------------------------------
Jerry L. Page


/s/Rufus E. Pugh                  Director                 May 3, 1996
- ------------------------------
Rufus E. Pugh

/s/Neal H. Ramage                 Director                 May 3, 1996
- ------------------------------
Neal H. Ramage


/s/Allan Rhodes, Jr.              Director                 May 3, 1996
- ------------------------------
Allan Rhodes, Jr.


/s/Mary Warren Sanders            Director                 May 3, 1996
- ------------------------------
Mary Warren Sanders


/s/Victor F. Speck, Jr.           Director                 May 3, 1996
- ------------------------------
Victor F. Speck, Jr.


/s/C. Steve Story                 Director                 May 3, 1996
- ------------------------------
C. Steve Story